                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[_] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              THE KRYSTAL COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[_] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:



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    (2) Aggregate number of securities to which transaction applies:



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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:



    --------------------------------------------------------------------------

    (5) Total fee paid:



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[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                              THE KRYSTAL COMPANY
                               ONE UNION SQUARE
                         CHATTANOOGA, TENNESSEE 37402

                                                         September  , 1997

Dear Shareholder:

  You are invited to attend a Special Meeting of Shareholders (the "Special Meeting") of The Krystal Company (the "Company") to be held at 10:00 a.m. on Friday, September 26, 1997, in the Ballroom of the Clarion Hotel, 407 Chestnut Street, Chattanooga, Tennessee. At the Special Meeting you will be asked to approve and adopt an Agreement and Plan of Merger dated July 3, 1997 among the Company, Port Royal Holdings, Inc. ("Port Royal") and TKC Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of Port Royal, providing for the merger of Acquisition into the Company (the "Merger"). Shareholders representing approximately 53 percent of the total outstanding common stock of the Company have entered a separate agreement with Port Royal to vote in favor of the Merger. If the Merger is consummated, the Company will become a wholly-owned subsidiary of Port Royal, and each outstanding share of the Company's common stock will be cancelled and converted into the right to receive cash in the amount of $14.50 per share.

  Enclosed with this letter is a Notice of Special Meeting, Proxy Statement, proxy card and postage prepaid envelope. Please read the enclosed material carefully.

  To make certain your shares are represented at the Special Meeting, whether or not you plan to attend in person, we urge you to sign, date and mail the enclosed proxy card promptly in the accompanying postage prepaid envelope. If you attend the Special Meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                          Sincerely,

                                          /s/ Carl D. Long
                                          ----------------------------------
                                          Carl D. Long
                                          Chairman of the Board of Directors
                                           and Chief Executive Officer

                              THE KRYSTAL COMPANY
                               ONE UNION SQUARE
                         CHATTANOOGA, TENNESSEE 37402

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD SEPTEMBER 26, 1997

                               ----------------

To the Shareholders of The Krystal Company:

  A Special Meeting of Shareholders (the "Special Meeting") of The Krystal Company (the "Company") will be held at 10:00 a.m. on Friday, September 26, 1997, in the Ballroom of the Clarion Hotel, 407 Chestnut Street, Chattanooga, Tennessee, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated July 3, 1997 among the Company, Port Royal Holdings, Inc. ("Port Royal") and TKC Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of Port Royal, providing for the merger of Acquisition into the Company; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  The close of business on July 18, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                          By Order of the Board of Directors,

                                          /s/ Camden B. Scearce
                                          ----------------------------
                                          Camden B. Scearce
                                          Secretary

September  , 1997

                              THE KRYSTAL COMPANY
                               ONE UNION SQUARE
                         CHATTANOOGA, TENNESSEE 37402

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement is being mailed to shareholders of The Krystal Company, a Tennessee corporation (the "Company"), on or about September , 1997 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Shareholders (the "Special Meeting") of the Company to be held at 10:00 a.m. on Friday, September 26, 1997, in the Ballroom of the Clarion Hotel, 407 Chestnut Street, Chattanooga, Tennessee.

  At the Special Meeting you will be asked to approve and adopt an Agreement and Plan of Merger dated July 3, 1997 (the "Agreement") among the Company, Port Royal Holdings, Inc. ("Port Royal") and TKC Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of Port Royal, providing for the merger of Acquisition into the Company (the "Merger"). If the Merger is consummated, the Company will become a wholly-owned subsidiary of Port Royal and each outstanding share of the Company's common stock without par value (the "Common Stock") will be cancelled and converted into the right to receive cash in the amount of $14.50 per share. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND RECOMMENDED A VOTE FOR APPROVAL OF THE AGREEMENT. A copy of the Agreement is attached to this Proxy Statement as Attachment I.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock which are entitled to vote is necessary to constitute a quorum at the Special Meeting. If a quorum is not present or represented at the Special Meeting, the shareholders entitled to vote, whether present in person or represented by proxy, have the power to adjourn the Special Meeting from time to time, without notice other than announcement at the Special Meeting, until a quorum is present or represented. At any such adjourned Special Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Special Meeting as originally noticed. On all matters submitted to a vote of the shareholders at the Special Meeting or any adjournment(s) thereof, each holder of Common Stock is entitled to one vote per share.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY INFORMATION........................................................   1
  The Merger...............................................................   1
  The Agreement............................................................   1
  Shareholder Approval.....................................................   1
  Governmental and Regulatory Approvals....................................   2
  Amendment and Termination................................................   2
  Recommendation of the Board of Directors.................................   2
  Opinion of Financial Advisor.............................................   2
  Interests of Management in the Merger....................................   2
  Source of Funds for the Merger...........................................   3
  Payment for the Common Stock after the Merger............................   3
  Summary of Certain Federal Income Tax Consequences.......................   3
  Appraisal Rights of Dissenting Shareholders..............................   3
  Price Range of Common Stock..............................................   3
APPROVAL OF THE AGREEMENT..................................................   4
  The Parties..............................................................   4
  The Company..............................................................   4
  Port Royal...............................................................   4
  Acquisition..............................................................   5
  Background of the Merger.................................................   5
  Reasons for the Merger and Recommendation of the Board of Directors......   6
  Opinion of Financial Advisor.............................................   8
  Comparison with Selected Companies.......................................   9
  Analysis of Selected Merger Transactions.................................   9
  Premium Analysis.........................................................   9
  Discounted Cash Flow Analysis............................................   9
  The Agreement............................................................  10
  Effective Time...........................................................  10
  The Merger...............................................................  10
  Merger Consideration.....................................................  10
  Conditions and Covenants.................................................  10
  Governmental and Regulatory Approvals....................................  11
  Termination, Amendments and Expenses.....................................  11
  Representations and Warranties of the Company............................  12
  Conduct of Business Pending the Merger...................................  12
  Interests of Management in the Merger....................................  13
  Source of Funds for the Merger...........................................  13
  Payment for the Shares of Common Stock after the Merger..................  14
  Summary of Certain Federal Income Tax Consequences.......................  14
  Accounting Treatment.....................................................  15
  Appraisal Rights of Dissenting Shareholders..............................  15
BUSINESS OF THE COMPANY....................................................
  Products.................................................................
  Sources of Raw Materials.................................................
  Trademarks and Patents...................................................
  Seasonal Operations......................................................
  Working Capital Practice.................................................
  Customers................................................................

                                                                            PAGE
                                                                            ----
  Backlog..................................................................
  Government Contracts.....................................................
  Competition..............................................................
  Research and Development.................................................
  Environmental Matters....................................................
  Number of Employees......................................................
  Geographic Market........................................................
  Properties...............................................................
  Legal Proceedings........................................................
PRICE RANGE OF COMMON STOCK................................................  16
SELECTED CONSOLIDATED FINANCIAL INFORMATION................................  17
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................  18
AUDITORS...................................................................  19
SOLICITATION OF PROXIES....................................................  19
INDEX TO FINANCIAL INFORMATION............................................. F-1
ATTACHMENTS
  Attachment I:Agreement and Plan of Merger
  Attachment II:Stock Option Agreement
  Attachment III:Opinion of Financial Advisor

                              SUMMARY INFORMATION

  The following paragraphs summarize the material terms and conditions of the proposed Merger. This summary should be read in conjunction with the full text of this Proxy Statement, the attachments hereto and the documents referred to herein. EACH SHAREHOLDER IS URGED TO READ THE ENTIRE PROXY STATEMENT AND ATTACHMENTS WITH CARE.

THE MERGER

  If the Agreement is approved and all other conditions are satisfied in accordance with the Agreement: (i) Acquisition will be merged with and into the Company; (ii) the Company will become a wholly-owned subsidiary of Port Royal; and (iii) each outstanding share of the Company's Common Stock will be converted into the right to receive $14.50 in cash (the "Merger
Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate representing such shares.

THE AGREEMENT

  The parties to the Agreement are the Company, Port Royal and Acquisition. A copy of the Agreement is attached to this Proxy Statement as Attachment I.

  The consummation of the Merger is conditioned upon the satisfaction of certain conditions. These conditions include approval of the Agreement by the Company's shareholders, receipt of the necessary regulatory approvals required for the Merger and the absence of any order of any court or administrative agency prohibiting the Merger.

  The obligation of Port Royal and Acquisition to consummate the Merger is subject to the following additional conditions, which Port Royal and Acquisition may waive: the truth of all of the representations and warranties of the Company made in the Agreement; the compliance by the Company with all of the covenants and agreements of the Company under the terms of the Agreement; the receipt of a certificate and certain supporting documents from the Company regarding the satisfaction of the conditions to the Merger; the absence of a material adverse change in the Company's business; shareholders holding at least ninety percent of the Company's Common Stock not exercising their dissenters' rights, if any, under state law; the receipt of all necessary third party consents or approvals and compliance by the Company with certain procedural steps necessary for the consummation of the Merger; and the receipt of a legal opinion from the Company's counsel regarding certain matters. The obligation of the Company to consummate the Merger is subject to the following additional conditions, which the Company may waive: the truth of all of the representations and warranties of Port Royal and Acquisition made in the Agreement; the compliance by Port Royal and Acquisition with all of their covenants and agreements under the terms of the Agreement; the receipt of a certificate and certain supporting documents from Port Royal and Acquisition regarding the satisfaction of the conditions to the Merger; compliance by Port Royal and Acquisition with certain procedural steps necessary for the consummation of the Merger; and the receipt of a legal opinion from Port Royal's and Acquisition's counsel regarding certain matters. See "Approval of the Agreement--The Agreement--Conditions and Covenants."

SHAREHOLDER APPROVAL

  The affirmative vote of a majority of the issued and outstanding shares of the Company's Common Stock entitled to vote, either present at the Special Meeting or represented by proxy, is required to adopt the Agreement. See "Solicitation of Proxies." Each holder of Common Stock is entitled to one vote per share. On July 18, 1997, the record date for determining shareholders entitled to notice of and to vote at the Special Meeting, there were 7,476,088 shares of Common Stock issued and outstanding. Port Royal has entered into a Stock Option Agreement with certain of the Company's shareholders including R.
B. Davenport III and R. B. Davenport IV (the "Supporting Shareholders") representing approximately 53 percent of the total outstanding Common Stock of the Company, pursuant to which the Supporting Shareholders have agreed to vote in favor of the consummation of the Merger. See "Approval of the Agreement--Interests of Management in the Merger." A copy of the Stock Option Agreement is attached to this Proxy Statement as Attachment II.

GOVERNMENTAL AND REGULATORY APPROVALS

  Closing of the Merger may be conditioned upon the expiration or termination of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") based upon the ultimate composition of the investors in Port Royal. In such event, the Company and Port Royal may each file notification reports under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Department of Justice"). Currently, the Company does not expect that notification reports under the HSR Act will be required. The Company is aware of no other governmental or regulatory approvals required for closing the Merger.

AMENDMENT AND TERMINATION

  The Agreement may be amended by the parties at any time before or after the approval of the Merger by the Company's shareholders.

  The Agreement may be terminated by Port Royal or the Company if the Merger has not occurred by October 31, 1997, and under certain other circumstances. If the Agreement is terminated due to a competing offer, the Company will be obligated to pay Port Royal a termination fee in the amount of $7.5 million. See "Approval of the Agreement--The Agreement--Termination, Amendments and Expenses."

  If the Merger is not approved by the shareholders of the Company or is otherwise not effected, the Board of Directors of the Company expects to continue to direct the Company as an ongoing business. No other alternatives are presently being considered.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AGREEMENT. The Board has taken such action and made such recommendation because it believes the Merger to be in the best interest of the Company and its shareholders and because the Board believes, in its business judgment, that the Merger Consideration is fair and reasonable to the shareholders of the Company. See "Approval of the Agreement--Reasons for the Merger and Recommendation of the Board of Directors."

OPINION OF FINANCIAL ADVISOR

  The Board of Directors of the Company has been advised by The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), the Company's financial advisor, that, in its opinion, the Merger Consideration to be received by the holders of the Company's Common Stock is fair from a financial point of view. A copy of Robinson- Humphrey's fairness opinion is attached to this Proxy Statement as Attachment III. See "Approval of the Agreement--Opinion of Financial Advisor."

INTERESTS OF MANAGEMENT IN THE MERGER

  Port Royal has entered into the Stock Option Agreement with the Supporting Shareholders pursuant to which, among other things, the Supporting Shareholders have agreed to vote in favor of the Merger and have granted Port Royal an option to purchase their shares at a price of $14.50 per share. The Stock Option Agreement could be deemed to create a conflict of interest for the Supporting Shareholders in certain circumstances. See "Approval of the Agreement--Interests of Management in the Merger."

SOURCE OF FUNDS FOR THE MERGER

  Port Royal intends that financing for the Merger will be provided from the sale of its common stock for a total consideration of approximately $35.0 million, the sale of its senior notes for a total consideration of up to $100.0 million (with a back-up commitment for bridge financing in the amount of $100.0 million in the event market conditions for the issuance of the senior notes are not favorable), and bank borrowings under a revolving credit facility of up to $25.0 million. See "Approval of the Agreement--Source of Funds for the Merger."

PAYMENT FOR THE COMMON STOCK AFTER THE MERGER

  If the Agreement is approved, it is expected that the Merger will be consummated as soon as possible after the Special Meeting and after all governmental and regulatory approvals required for the Merger, if any, are received and all other conditions are satisfied. Notice of the consummation of the Merger, together with instructions regarding payment procedures for the Merger Consideration and a form letter of transmittal, will be mailed to shareholders promptly following the filing of Articles of Merger with the Secretary of State of Tennessee. See "Approval of the Agreement--Payment for the Shares of Common Stock after the Merger."

SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  If the Merger is consummated, the exchange of the Common Stock for cash pursuant to the Merger will result in the recognition of gain or loss to shareholders of the Company for federal income tax purposes. The gain or loss will be equal to the difference, if any, between the amount of such cash received and the shareholder's tax basis in his or her Common Stock. Such gain or loss will be capital gain or loss if the shares are held as capital assets by the shareholder. Because tax consequences may vary depending on the particular circumstances of a shareholder, the Company recommends that each shareholder consult with his or her own tax advisor concerning federal, state, local and foreign income tax results of the Merger. See "Approval of the Agreement--Certain Federal Income Tax Consequences."

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

  Holders of the Company's Common Stock will not have appraisal rights under Tennessee law and will not have the right to obtain a judicial appraisal of the fair value of their shares. See "Approval of the Agreement--Appraisal Rights of Dissenting Shareholders."

PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is quoted on the NASDAQ National Market System under the symbol "KRYS." On July 2, 1997, the day preceding the public announcement of the proposed Merger, the high and low sale prices for the Company's Common Stock were $6.25 and $5.75, respectively. For price ranges of the Company's Common Stock, see "Price Range of Common Stock."

  THE ABOVE MATTERS AND OTHER MATTERS RELATING TO THE MERGER ARE DESCRIBED IN MUCH GREATER DETAIL IN THE REMAINDER OF THIS PROXY STATEMENT. YOU ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

                           APPROVAL OF THE AGREEMENT

  The Agreement has been unanimously approved by the Board of Directors of the Company. A copy of the Agreement is attached to this Proxy Statement as Attachment I. The information contained in this Proxy Statement is qualified in its entirety by reference to the Agreement, which shareholders are urged to read in its entirety. The Board of Directors of the Company believes that the Merger is in the best interests of the shareholders, and the Board of Directors recommends that the shareholders vote to approve the Agreement.

  It is the intention of the persons named as proxies to vote the shares to which the proxy relates to approve the Agreement, unless instructed to the contrary. The affirmative vote of a majority of all issued and outstanding shares of the Company's Common Stock entitled to vote at the Special Meeting is required to approve the Agreement.

  A vote by a shareholder of the Company in favor of the Agreement will constitute a vote in favor of all transactions contemplated thereby.

THE PARTIES

  The Company. The Company develops, operates, franchises and licenses full-size KRYSTAL(R) and smaller "double drive-thru" KRYSTAL KWIK(R) quick-service hamburger restaurants. In 1995, the Company began to develop and franchise smaller KRYSTAL restaurants located in non-traditional locations such as convenience stores. The Company has been in the fast-food restaurant business since 1932 and believes it is among the first fast-food restaurant chains in the country. KRYSTAL restaurants offer a substantially uniform menu consisting of the well known KRYSTAL hamburger, a regular size hamburger, french fries, "Chili Pups", "Corn Pups", chili, a chicken sandwich, chocolate shakes, soft drinks and hot beverages, pies and doughnuts and breakfast items during certain morning hours. KRYSTAL KWIK restaurants feature a more limited menu, including the KRYSTAL hamburger, french fries, Chili Pups and soft drinks.

  The Company currently owns 238 KRYSTAL restaurants and 11 KRYSTAL KWIK restaurants in eight states in the southeastern United States. Franchisees operate 39 KRYSTAL restaurants, 35 KRYSTAL KWIK restaurants and 20 KRYSTAL restaurants in non-traditional locations in the same region.

  The Company also owns one and leases 24 restaurant sites in the Baltimore, Washington, D.C. and St. Louis metropolitan areas which it in turn leases or subleases to Davco Restaurants, Inc. ("Davco"), a Wendy's International, Inc. franchisee and former affiliate of the Company.

  Through a subsidiary company, the Company also operates a fixed base hangar and airplane fueling operation and an aircraft leasing company.

  On December 15, 1995, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Tennessee, for the purpose of completely and finally resolving the various claims filed against the Company by current and former employees alleging violations of the Fair Labor Standards Act of 1938 ("FLSA").

  In early 1997, the Company and a majority of the FLSA plaintiffs reached a settlement providing for the payment of approximately $13,000,000 for FLSA claims and related legal costs. A plan for reorganization was filed on February 24, 1997. On April 23, 1997, after confirmation by the Bankruptcy Court, the plan of reorganization became final resulting in the satisfaction of the FLSA claims.

  Port Royal. Port Royal is a Georgia corporation which was formed by Philip
H. Sanford, its Chief Executive Officer, for the purpose of acquiring the Common Stock of the Company. The principal executive offices of Port Royal are located at Suite 5300, 303 Peachtree Street, NE, Atlanta, Georgia 30308 and its telephone number is (404) 527-4000. Mr. Sanford is the Senior Vice President of Finance and Administration of Coca-Cola Enterprises Inc., which bottles and distributes soft drink and other beverage products.

  Acquisition. Acquisition is a Tennessee corporation and a wholly-owned subsidiary of Port Royal, organized solely for the purpose of effecting the transactions contemplated by the Agreement, including the Merger. The principal executive offices of Acquisition are located at Suite 5300, 303 Peachtree Street, NE, Atlanta, Georgia 30308 and its telephone number is (404) 527-4000. Acquisition will not engage in any business activity prior to the Merger, other than in connection therewith.

BACKGROUND OF THE MERGER

  In the spring of 1996, Mr. R. B. Davenport, III, the Chairman of the Company's Executive Committee and the Company's largest shareholder, contacted various individuals with knowledge of the restaurant industry in an effort to identify executives who could replace certain members of the Company's management who had left the Company or had plans to retire. In late fall 1996 one of the individuals contacted by Mr. Davenport, III indicated that he was aware of an executive who might have an interest in a management position with the Company if he could also obtain a significant ownership position in the Company. Mr. Davenport, III stated to the individual who contacted him that his focus was to strengthen management and not sell a significant ownership position in the Company and that further discussions should be deferred until after the Company emerged from bankruptcy.

  Following the Company's emergence from bankruptcy in April 1997, the same individual with whom Mr. Davenport, III had held the earlier discussions regarding management of the Company contacted Mr. Davenport, III to indicate that he was aware of an individual who would be interested in forming a group to purchase a majority of the Company's shares. The individual in question was not disclosed at that time.

  Mr. Davenport, III conferred with J. Guy Beatty, Jr., a member of the Board of Directors and an attorney with Miller & Martin, counsel to the Company, about the interest expressed in acquiring a majority of the Company's shares. At Mr. Beatty's suggestion, on May 8, 1997, Mr. Davenport, III contacted a representative of Robinson-Humphrey, which had recently completed an engagement with the Company in connection with the Company's credit agreement and consequently was well informed about the Company and its business. Mr. Davenport, III advised the representative of Robinson-Humphrey of the expression of interest that he had received. The next day, Messrs. Davenport, III, Beatty and R. B. Davenport, IV met with the representative of Robinson-Humphrey in Atlanta, Georgia. At that meeting, the expression of interest and a range of value for the Company's shares was discussed. After this meeting, Mr. Davenport, III contacted the individual who had made the inquiry to suggest that the principal about whom they had previously spoken meet with the representative of Robinson-Humphrey to ascertain whether there was any basis for further discussions. In this discussion, it was disclosed for the first time that the principal was Mr. Sanford.

  Following these discussions, the representative of Robinson-Humphrey and Mr. Sanford had various telephone discussions regarding the Company and the proposed transaction. During this time the Company furnished Robinson-Humphrey with due diligence information, which was in turn supplied to Mr. Sanford, and Robinson-Humphrey began to prepare its valuation analysis of the Company. On May 13, 1997, Mr. Sanford met with the representative of Robinson-Humphrey in Atlanta, Georgia and discussed Robinson-Humphrey's valuation analysis, and Mr. Sanford was furnished with certain information about the Company. Following this meeting, Mr. Sanford and the representative of Robinson-Humphrey had further telephone discussions regarding the Company and additional information was supplied to Mr. Sanford.

  On June 1, 1997, Messrs. Davenport, III, Beatty and Davenport, IV met with Mr. Sanford in Atlanta, Georgia. At this meeting Mr. Sanford expressed his interest in acquiring all of the outstanding shares of the Company for $14.00 cash per share. The following day Mr. Davenport, III contacted Mr. Sanford to indicate that he would consider an offer to purchase all of his shares of the Company at a price of $15.00 cash per share. Each party agreed to proceed with preparation for such a transaction on the basis of a purchase price within this price range and subject to the review of additional information concerning the Company and Port Royal.

  The remaining members of the Board of Directors, Camden B. Scearce and Carl
D. Long, were informed of these discussions on June 13, 1997 and June 16, 1997, respectively.

  At meetings on June 18 and June 19, 1997, Mr. Sanford and his representatives met with the Company and its representatives at the offices of Miller & Martin in Chattanooga, Tennessee, to make additional due diligence inquiries and review information provided by the Company. Additional information was provided to Mr. Sanford and his representatives following this meeting.

  The Board of Directors of the Company reviewed the status of these discussions at a Board meeting held on June 25, 1997. Mr. Davenport, III advised the Board that the shares of the Company which he owned or controlled would be sold to Mr. Sanford if an acceptable offer was made by him, but that these shares would not be available to others if such an offer was not made. At this meeting, the Board of Directors was advised concerning certain legal issues and reviewed the preliminary valuation analysis prepared by Robinson-Humphrey. During the next week, Port Royal conducted further due diligence review of the Company's business and operations while the Company reviewed Port Royal's proposed financing arrangements and the parties continued to negotiate the terms of the Agreement. Mr. Sanford advised that Port Royal was not willing to leave its offer open while the Company attempted to solicit competing proposals and that Port Royal would require the Supporting Shareholders to enter into the Stock Option Agreement as a condition to an offer being made for all of the Company's shares. The Board of Directors of the Company was informed of the status of these discussions at a Board meeting held on June 30, 1997, and was provided with and reviewed a draft of the Agreement. The Supporting Shareholders entered into the Stock Option Agreement on July 3, 1997. After considering all of the opportunities available to the Company (including the possibility of remaining independent) and for all of the reasons discussed below under "Reasons for the Merger and Recommendation of the Board of Directors," including the fact that the Supporting Shareholders had executed the Stock Option Agreement, the Board of Directors concluded that the Merger represented the best available alternative for the shareholders and unanimously approved entering the Agreement, including the Merger Consideration of $14.50 cash per share, at a Board meeting held on July 3, 1997. As a result, the Company entered into the Agreement on July 3, 1997.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

  The terms of the Agreement, including the Merger Consideration, were reached on the basis of arms-length negotiations between the Company and Port Royal. In reaching the conclusion that the terms of the Agreement are favorable to the Company's shareholders, the Board considered the written opinion of Robinson-Humphrey regarding the fairness of the Merger Consideration from a financial point of view, recent market prices of the Company's Common Stock, the historical and prospective business of the Company including competitive conditions in the Company's industry, market prices and financial data of companies engaged in the same or similar businesses, the benefits expected from an acquisition by Port Royal, the risks of nonconsummation of the Merger given the terms of the Agreement, and the ability of the Board to consider alternatives that might be financially more favorable to the Company's shareholders. The Board believes that the Merger provides an opportunity for the shareholders of the Company to receive an amount for their shares of the Company in excess of the book value of the Common Stock, at a premium over the prices at which the Common Stock has traded in the past several years and at a substantial premium over the prices at which the Common Stock has traded in the recent past. At June 29, 1997, the book value per share of the Company's Common Stock was $6.10. On July 2, 1997, the day preceding the public announcement of the proposed Merger, the high and low per share sales prices for the Company's Common Stock reported on the NASDAQ National Market System were $6.25 and $5.75, respectively. In the months prior to July, 1997, the Company's Common Stock had traded at even lower values. See "Price Range of Common Stock."

  In approving the Merger, the Board relied on the opinion of Robinson-Humphrey, the financial advisor engaged by the Company, that the Merger Consideration is fair to the shareholders of the Company from a financial point of view. The Board considered the analyses presented to it by Robinson-Humphrey which are described below under "Opinion of Financial Advisor."

  The Board considered on behalf of the Company: (i) remaining independent,
(ii) attempting to solicit competing proposals, (iii) considering a sale at a future date and (iv) accepting Port Royal's proposal, before concluding for all of the reasons discussed in this Section that the Merger represented the best available alternative for the shareholders and that the Merger Consideration is favorable to the Company's shareholders.

  In assessing the alternative of remaining independent, the Board considered the long-range prospects and risks of the Company's business and its financial condition, results of operations and capital requirements. In assessing the long-range prospects and risks of the Company's business, the Board considered the risks posed by the existence of large, well-capitalized companies in the fast-food restaurant business. The Board also considered the risk that the market for fast-food restaurants has been and is expected to remain highly competitive.

  Robinson-Humphrey presented the Board with several valuation analyses which estimated the present value of the Company's Common Stock. These separate analyses demonstrated the attractiveness of the Merger Consideration relative to traditional valuation measures. Given the risks summarized in the prior paragraph associated with remaining independent, the Board concluded that Port Royal's proposal represented the best available alternative for the shareholders. The relevant analyses, including the related assumptions, considered by the Board are described below in "Opinion of Financial Advisor."

  The Board concluded that it was not in the best interests of shareholders to attempt to solicit competing proposals based on the attractiveness of Port Royal's proposal, Robinson-Humphrey's analysis of Port Royal's offer (which is described below), the risk that Port Royal might withdraw its offer if the Company were to solicit other offers and the disruption and potential harm to the Company that could result from an auction process. The Board considered the fact that, while neither the Company nor Robinson-Humphrey had attempted to contact parties that might have an interest in acquiring the Company, Port Royal had stated that it was not willing to leave its offer open while the Company attempted to solicit competing proposals. The Board also considered the fact that the Company may terminate the Agreement if, prior to the consummation of the Merger, any person or group shall have made a firm written offer not conditioned upon financing, which offer, in the written opinion of Robinson-Humphrey, is on terms financially superior to those offered by the transaction contemplated by the Agreement, and which the Board of Directors of the Company, in its good faith judgment and in the exercise of its fiduciary duties, determines is more favorable to the Company's shareholders than the Merger.

  The Board took into account the fact that the Merger would be a taxable event to the Company's shareholders and that certain shareholders might prefer to defer their taxable gains, which they will not be able to do if the Merger is consummated. The Board also took into account the fact that, as a result of the Merger, the Company's existing shareholders will no longer have any ownership interest in the Company and that certain of the Company's shareholders might prefer to continue their ownership interest.

  The Board considered the fact that approval of the Merger requires the affirmative vote of a majority of the shares of the Company's Common Stock, and that, as a result of the Stock Option Agreement, a majority of the votes relating to the shares of the Company's Common Stock are committed to vote in favor of the Merger.

  The Board of Directors did not consider liquidation of the Company's assets and no appraisal of liquidation values was sought for purposes of evaluating the Agreement.

  The Board did not assign relative weight to these various factors, and individual directors may have weighed them differently. On balance, however, the Board believed that all of these factors were adequately taken into account in reaching its determination that the Agreement is fair to the Company's shareholders.

  If the Merger is not approved by the shareholders of the Company or is otherwise not effected, the Board expects to continue to direct the Company as an ongoing business. No other alternatives are presently being considered.

  THE BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO THE SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT.

OPINION OF FINANCIAL ADVISOR

  The Company retained Robinson-Humphrey to act as its financial advisor in connection with the Company's consideration of the possible acquisition by Port Royal. Robinson-Humphrey was selected as the Company's financial advisor because of its previous associations with the Company, its familiarity with the Company and its operations and its standing as a nationally-recognized investment banking firm which is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Robinson-Humphrey has delivered its written opinion to the Board of Directors of the Company to the effect that, as of July 3, 1997, the Merger Consideration to be received by the holders of the Company's Common Stock is fair to the shareholders from a financial point of view.

  The full text of Robinson-Humphrey's opinion dated as of July 3, 1997 is attached hereto as Attachment III. While the Company believes the description of the opinion set forth herein is accurate, shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the reviews undertaken by Robinson-Humphrey.

  Robinson-Humphrey's opinion relates solely to the Merger Consideration and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting. The opinion is to be updated as of the Effective Time.

  In connection with its opinion, Robinson-Humphrey reviewed and analyzed (i) the Agreement, (ii) publicly available information concerning the Company,
(iii) financial and operating information with respect to the business, operations and prospects of the Company furnished by the Company, (iv) a trading history of the Company's Common Stock, and a comparison of that trading history with other relevant companies, (v) a comparison of the historical financial results and present financial condition of the Company with other relevant companies, (vi) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions, (vii) certain historical data relating to acquisitions of publicly-traded companies, including percentage premiums and price/earnings ratios paid in such acquisitions and (viii) commitments to provide financing to Port Royal. Robinson-Humphrey also held discussions with members of the senior management of the Company and senior management of Port Royal regarding their past and current business operations, financial condition and future prospects. No limitations were imposed by the Board of Directors of the Company upon Robinson-Humphrey with respect to the investigations made or procedures followed by Robinson-Humphrey.

  Robinson-Humphrey relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. Robinson-Humphrey also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to it. The management of the Company affirmed to Robinson-Humphrey that such forecasts reflect the best currently available estimates and judgments of the management of the Company and that, for purposes of its opinion, Robinson-Humphrey should assume that such projections and forecasts will be realized, in all material respects, in the amounts and in the time periods currently estimated by the management of the Company. Robinson-Humphrey did not make an independent evaluation or appraisal of the assets and liabilities of the Company or its subsidiary, and was not furnished with any such evaluation or appraisal.

  Set forth below is a summary description of the report (the "Report") presented by Robinson-Humphrey to the Company's Board at its meeting held on July 3, 1997 in connection with its opinion. The description has been prepared by the Company. In preparing the Report, Robinson-Humphrey reviewed selected historical information for the Company for the last five fiscal years and projections for the current and upcoming five fiscal years. This review included income statement, balance sheet and cash flow statement data as well as selected financial ratios.

  Comparison with Selected Companies. Robinson-Humphrey compared selected financial data and market information for the Company to the corresponding financial data and market information for selected comparable public companies in the fast-food restaurant business in order to derive implied equity values for the Company. This comparison showed, among other things, that (i) the ratio of the Company's market price to the Company's earnings per share for the last twelve months was 12.0X, compared to a mean of 18.6X for comparable fast-food restaurant companies; and (ii) the ratio of the Company's market price to its book value per share was 0.9X, compared to a mean of 2.5X for comparable fast-food restaurant companies. Based upon these and other multiples, Robinson-Humphrey calculated a range of implied equity values from $5.53 per share to $18.16 per share with an average implied equity value of $10.58 per share and a median implied equity value of $10.35 per share for the Company.

  Analysis of Selected Merger Transactions. Robinson-Humphrey analyzed a significant number of mergers and acquisitions involving comparable public companies in the fast-food and casual dining restaurant business occurring since May of 1993. In each such acquisition, Robinson-Humphrey calculated enterprise value as a multiple of revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and operating income, measured over the latest twelve month period preceding the announcement of the transaction with resulting average multiples of 1.23X, 9.6X and 16.2X, respectively. Based upon the results for the Company for the twelve month period ended March 30, 1997 the Merger Consideration would equate to multiples of 0.59X, 7.3X and 16.5X, respectively. Robinson-Humphrey also calculated equity value as a multiple of net income from the selected transactions with a resulting average multiple of 26.1X. Based upon the results for the Company for the twelve month period ended March 30, 1997 the Merger Consideration would equate to a multiple of 36.2X. Based upon the multiples from the selected transactions, Robinson-Humphrey calculated a range of implied equity values from $10.44 per share to $22.20 per share with an average implied equity value of $16.85 per share and a median implied equity value of $20.69 per share for the Company.

  Premium Analysis. Robinson-Humphrey reviewed certain purchase price premiums paid for the stock of a significant number of selected publicly- held companies in acquisitions during the period January 1-June 30, 1997. This analysis measured the average purchase price premiums paid by acquirors over the prevailing open market stock prices of acquirees in selected transactions involving total consideration of between $100 million and $150 million, one day prior to the announcement of an offer, one week prior to the announcement of an offer, and four weeks prior to the announcement of an offer, resulting in average premiums of 34.6%, 40.3% and 42.7%, respectively. Based upon these percentages, Robinson-Humphrey calculated an average implied equity value of $7.54 per share and a median implied equity value of $7.40 per share for the Company. In addition, Robinson-Humphrey reviewed average and median purchase price premiums paid for corporate acquisitions occurring from 1992 through 1996. From the annual averages, Robinson-Humphrey calculated an average premium of 40.6% and an average price to earnings ratio multiple of 24.3X. These calculations resulted in implied equity values of $7.73 per share and $9.73 per share, respectively, for the Company.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Robinson-Humphrey estimated the present value of the Company's Common Stock based upon operating income projected by the Company through 2001. Terminal values were calculated by applying a range of multiples (6.0X, 7.0X and 8.0X) to estimated earnings before interest, taxes, depreciation and amortization. The terminal values were discounted to present value using a range of discount rates (from 12.0% to 20.0%) chosen to reflect a range of rates of return which might be required by equity holders. These terminal values were combined with the present value of the interim free cash flow (also discounted using a range of discount rates from 12.0% to 20.0%) and then adjusted for the net value of existing cash and long-term debt as of May 25, 1997, resulting in a range of implied equity values of $8.07 per share to $16.47 per share and an average value of $11.72 per share for the Company.

  These analyses were based upon management's projections of earnings. Management's projections are based upon many factors and assumptions, many of which are beyond management's control. Furthermore, no company or transaction used in the analyses as a comparison is identical to the Company or the Merger. Accordingly, an appropriate interpretation of the results of the foregoing analyses involves complex considerations and judgments concerning financial and operating characteristics of the companies involved. As described above, Robinson-Humphrey's opinion and presentation to the Board of Directors was one of many factors taken into consideration by the Board in making its determination with respect to the Agreement.

  Robinson-Humphrey is a full service investment banking firm and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the securities of the Company. In addition, Robinson-Humphrey has, from time to time, provided certain investment banking services to the Company, including acting as managing underwriter in the Company's initial public offering in 1992 and advising the Company in connection with its senior secured credit agreement entered into in April 1997.

  Under the terms of the Company's engagement letter with Robinson-Humphrey, the Company has paid Robinson-Humphrey a retainer of $50,000 and a fee of $300,000 for the preparation and delivery of its fairness opinion. If the Merger is consummated, an additional transaction fee of $400,000 will be paid to Robinson- Humphrey. In addition, the Company has agreed to reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses and to indemnify Robinson-Humphrey against certain liabilities.

THE AGREEMENT

  A copy of the Agreement among the Company, Port Royal and Acquisition is attached to this Proxy Statement as Attachment I. While the Company believes the information contained in this Proxy Statement provides an accurate summary of the Agreement, shareholders are urged to read the Agreement in its entirety.

  Effective Time. If the Agreement is approved, it is expected that the Merger will be consummated as soon as possible after the Special Meeting and after all governmental and regulatory approvals required for the Merger, if any, are received and all other conditions are satisfied. The Merger will become effective upon the filing of Articles of Merger with the Tennessee Secretary of State or at such later time and date as may be set forth in such Articles of Merger (the "Effective Time").

  The Merger. Pursuant to the terms of the Agreement at the Effective Time:
(i) Acquisition will be merged into the Company, with the Company continuing as the surviving corporation, (ii) each outstanding share of the Company's Common Stock will be converted into the right to receive the Merger Consideration, and (iii) all shares of the Company's Common Stock held as treasury shares by the Company shall be cancelled. After the Merger, existing shareholders of the Company will have no further interest in the Company, except to receive the Merger Consideration for their stock.

  Merger Consideration. In accordance with the terms of the Agreement, each share of the Company's Common Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time be converted into the right to receive cash in the amount of $14.50 per share, without interest.

  After the consummation of the Merger, holders of certificates that prior to the Merger represented issued and outstanding shares of the Company's Common Stock will have no rights with respect to such shares except the right to exchange the certificates for the Merger Consideration. As a result of the Merger, Port Royal will become sole owner of all of the issued and outstanding shares of capital stock of the Company and the former shareholders of the Company will no longer have any ownership interest in the Company.

  Conditions and Covenants. The respective obligations of Port Royal, Acquisition and the Company under the Agreement to consummate the Merger are conditioned upon the satisfaction of certain conditions. These conditions include: (i) the shareholders of the Company and Port Royal shall have approved the Agreement; (ii) all governmental and regulatory approvals required for the Merger shall have been received; and (iii) neither Port Royal, Acquisition nor the Company shall be subject to any order, decree or injunction of any court or administrative agency which enjoins or prohibits the consummation of the Merger.

  The obligations of Port Royal and Acquisition to effect the Merger are subject to the satisfaction of the following additional conditions: (i) the representations and warranties of the Company set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and as of the Effective Time as though made on and as of the Effective Time and the aggregate effect of anticipated liabilities from any additional items disclosed pursuant to the representations and warranties in the Agreement shall not exceed $1.5 million; (ii) the Company shall have performed all material covenants and agreements required to be performed by it under the Agreement; (iii) Port Royal and Acquisition shall have received a certificate signed by the appropriate officer of the Company as to items (i) and (ii) above and representing that all corporate action of the Company required for the lawful consummation of the Merger has been taken and certain other certificates and other documents necessary for the consummation of the Merger;
(iv) the Company shall not have suffered any material adverse change in its business since May 25, 1997, the aggregate effect of which would exceed $1.5 million; (v) no suit, investigation, action or other proceeding shall have been brought which could result in the recovery of damages or other relief against the Company, Port Royal or Acquisition in connection with the Merger;
(vi) the Company shall have received all necessary third party consents or approvals necessary for the consummation of the Merger; (vii) a satisfactory legal opinion shall have been received from counsel to the Company; (viii) all of the Company's directors and officers shall have submitted their resignations as of the Effective Time; (ix) the Board of Directors of the Company shall have unanimously approved the Agreement; (x) shareholders holding at least ninety percent of the Company's Common Stock shall not have perfected their rights to dissent, if any, from the Merger under the provisions of the Tennessee Business Corporation Act; and (xi) the Company shall have executed and delivered the Articles of Merger.

  The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions: (i) the representations and warranties of Port Royal and Acquisition set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and shall be true and correct for Port Royal and Acquisition as of the Effective Time as though made on and as of the Effective Time; (ii) Port Royal and Acquisition shall have performed all covenants and agreements required to be performed by them under the Agreement; (iii) the Company shall have received a certificate signed by the appropriate officer of Port Royal as to items (i) and (ii) above and representing that all corporate action of Port Royal and Acquisition required for the lawful consummation of the Merger has been taken and certain other certificates and other documents necessary for the consummation of the Merger; (iv) no suit, investigation, action or other proceeding shall have been brought which could result in the prohibition of the Company from consummating the Merger; (v) a satisfactory legal opinion shall have been received from counsel to Port Royal and Acquisition; and (vi) Acquisition shall have executed and delivered the Articles of Merger.

  Governmental and Regulatory Approvals. Transactions such as the Merger may be reviewed prior to closing by the Department of Justice and the FTC. Pursuant to the requirements of the HSR Act, the Company and Port Royal may file notification and report forms with the Department of Justice and the FTC based upon the ultimate composition of the investors in Port Royal if required by applicable law. Currently, the Company does not expect that notification reports under the HSR Act will be required.

  The FTC and Department of Justice frequently scrutinize the status under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Port Royal to divest itself, in whole or in part, of the Company. Although the Company believes that the Merger will not violate applicable antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such challenge is made, what the outcome will be.

  The Company is aware of no other governmental or regulatory approvals required for the closing of the Merger.

  Termination, Amendments and Expenses. The Agreement may be terminated and the Merger contemplated thereby abandoned at any time prior to the consummation of the Merger, whether before or after approval by the shareholders of the Company, by mutual consent of the Company and Port Royal, or if the Effective Time has not occurred on or before October 31, 1997, or if there should be any order, writ, injunction or decree prohibiting or restricting either party from consummating the transactions contemplated thereby. The Company may terminate the Agreement if Port Royal has materially breached any of its representations, warranties or covenants, which breach has not been cured within ten days after the Company has notified Port Royal of its intent to terminate the Agreement. Port Royal may terminate the Agreement if the Company has materially breached any of its representations, warranties or covenants, which breach has not been cured within ten days after Port Royal has notified the Company of its intent to terminate the Agreement. In addition, Port Royal may terminate the Agreement if the aggregate effect on anticipated liabilities from additional items disclosed pursuant to the representations and warranties in the Agreement would, in Port Royal's reasonable opinion, exceed $1.5 million. The Company may terminate the Agreement if, prior to the Effective Time, any person or group shall have made a firm written offer not conditioned upon financing, which offer, in the written opinion of Robinson-Humphrey, is on terms financially superior to those offered by the Merger, and that the Board of Directors of the Company, in its good faith judgment and in the exercise of its fiduciary duties, determines is more favorable to the Company's shareholders than the Merger.

  The Agreement may be amended at any time by mutual agreement of the Company and Port Royal.

  Each party has agreed to pay its own expenses incurred in connection with the Agreement, including fees and expenses of its own financial consultants, accountants and counsel. If the Agreement is terminated by the Company due to a competing offer, the Company will pay Port Royal a termination fee in the amount of $7.5 million.

  Representations and Warranties of the Company. The Company has made certain representations and warranties in connection with the Agreement, including representations and warranties relating to such matters as: (i) the organization and authority of the Company to enter into the Agreement; (ii) the capitalization of the Company; (iii) the absence of commitments to issue additional equity interests in the Company; (iv) the accuracy of the Company's financial statements; (v) the absence of undisclosed liabilities; (vi) compliance with laws; (vii) title to and condition of the Company's properties; (viii) existing leases of the Company; (ix) the existing indebtedness of the Company; (x) intellectual property; (xi) the absence of pending or threatened litigation and the effect of the previous bankruptcy filing of the Company; (xii) the salaried employees of the Company; (xiii) the existence and status of employee benefits plans of the Company; (xiv) the absence of labor contracts or collective bargaining agreements of the Company;
(xv) the absence of labor disputes with or other employment claims against the Company; (xvi) bank accounts of the Company; (xvii) environmental matters; (xviii) governmental licenses and permits; (xix) insurance policies of the Company; (xx) major suppliers and customers of the Company; (xxi) material contracts and commitments of the Company; (xxii) non-contravention of the proposed Merger with existing law or agreements of the Company; (xxiii) the efficacy of existing agreements of the Company; (xxiv) the absence of required filings, consents or approvals in connection with the Merger; (xxv) the absence of certain material adverse changes in the Company's business; (xxvi) the accounts receivable of the Company; (xxvii) tax matters of the Company; (xxviii) the absence of brokers or finders in connection with the Merger (other than Robinson-Humphrey); (xxix) the absence of misstatements in this proxy statement; (xxx) the absence of material misstatements in previous SEC filings; (xxxi) the franchisees of the Company; and (xxxii) the absence of untrue or incomplete representations or warranties.

  Conduct of Business Pending the Merger. Pursuant to the Agreement, the Company has agreed to operate and conduct its business only in the ordinary course in accordance with prior practices, and furthermore, the Company has specifically agreed to (i) manage its working capital in accordance with past practices; (ii) not enter any material contract or commitment without the prior written consent of Port Royal and Acquisition; (iii) preserve its business assets, employees and goodwill; (iv) refrain from selling, transferring or disposing of any assets other than in the ordinary course of business; (v) refrain from mortgaging, pledging or otherwise subjecting its assets to liens or encumbrances; (vi) refrain from purchasing any capital asset for a price exceeding $50,000; (vii) refrain from increasing any salaries other than in the ordinary course of business or hiring any employee whose annual compensation would exceed $35,000; (viii) refrain from amending the Company's charter or by-laws; (ix) refrain from issuing, selling or repurchasing any of its capital stock or making any distributions or payments in respect of its capital stock; (x) refrain from incurring, assuming or guaranteeing any indebtedness except in the ordinary course of business; (xi) refrain from canceling or forgiving any indebtedness owed to the Company; (xii) refrain from amending or terminating any material agreement, including any employee benefit plan or insurance policy; (xiii) refrain from soliciting or entertaining any offer for shares of its capital stock; (xiv) refrain from making any changes in its financial or tax accounting practices; (xv) refrain from committing any act resulting in a breach of a representation or warranty; (xvi) refrain from entering any new franchise agreements; (xvii) provide Port Royal and Acquisition with access and assistance in reviewing the Company and its operations; (xviii) provide periodic financial reports to Port Royal and Acquisition; (xix) provide additional documents to Port Royal and Acquisition as may be necessary in conjunction with the Merger; and (xx) provide prompt notice to Port Royal and Acquisition of certain matters, including the receipt of demands for appraisal of shares from shareholders dissenting from the Merger.

  In addition, the Company and its respective employees, officers and directors have agreed not to solicit, encourage or authorize any person or to solicit from any third party any inquiries or proposals relating to the disposition of a significant portion of its business or assets other than in the ordinary course of business, or the acquisition of a significant portion of its voting securities, or the merger of the Company or any of its subsidiaries with any person other than Port Royal or Acquisition, or assist, or negotiate with any person in furtherance of such inquiries or to obtain a proposal, or provide any such person with information; provided, however, that a proposal may be considered if such person has indicated a bona fide interest in making an offer not conditioned upon financing, that, in the written opinion of Robinson-Humphrey would be on terms financially superior to those offered by the Merger and offered by a party financially capable of consummating such offer, and which the Board of Directors by majority vote has determined in the exercise of its fiduciary obligations that furnishing information and access is in the best interests of the shareholders, and provided further that the Company shall immediately notify Port Royal of all such inquiries and proposals and promptly inform Port Royal of all of the relevant details of any such inquiries and proposals. If the Company determines that it must consider an alternative proposal and the Agreement is thereafter terminated by either party or in accordance with its terms, Port Royal will be entitled to the termination fee of $7.5 million.

INTERESTS OF MANAGEMENT IN THE MERGER

  Port Royal has entered into the Stock Option Agreement with the Supporting Shareholders representing a majority of the Company's outstanding Common Stock. A copy of the Stock Option Agreement is attached to this Proxy Statement as Attachment II. Under the terms of the Stock Option Agreement, each of the Supporting Shareholders agreed not to actively solicit, initiate or encourage discussions or negotiations with any person other than Port Royal regarding the sale of the assets or stock of the Company except as may be required pursuant to the fiduciary duties of certain of the Supporting Shareholders as directors of the Company, agreed to vote his or its shares in favor of the consummation of the Merger, and granted an option to Port Royal to sell his or its shares at a price of $14.50 cash per share. Notwithstanding the fiduciary duty provision, the Stock Option Agreement could be deemed to create a conflict of interest for the Supporting Shareholders in certain circumstances. The Supporting Shareholders, in the aggregate, own 3,959,968 shares of Common Stock of the Company which constitutes approximately 53 percent of the total outstanding Common Stock of the Company and, consequently, exercise control over a majority of the votes needed for approval of the Merger. The Stock Option Agreement will terminate upon the earliest of the Effective Time, the termination of the Option at the election of Port Royal, or October 31, 1997.

SOURCE OF FUNDS FOR THE MERGER

  Port Royal intends that financing for the Merger will be provided from the sale of an aggregate of 10,000 shares of Port Royal's common stock to accredited investors for a total consideration of approximately $35.0 million, from the sale of senior unsecured notes to institutional investors, and from bank borrowings. Port Royal has entered into an engagement with UBS Securities LLC ("UBS"), pursuant to which UBS will assist Port Royal in raising a portion of the funds required to consummate the Merger through the public sale or private placement of up to $100.0 million aggregate principal amount of senior unsecured notes. It is anticipated that these notes will bear interest at an annual rate of approximately 10.5% with a term of 10 years and be callable in 5 years. Port Royal has also obtained a commitment for a revolving credit facility in the amount of up to $25.0 million from SunTrust Bank, Atlanta, N.A. ("SunTrust"). The revolving credit facility is anticipated to bear interest at an annual rate of approximately LIBOR plus 2.75%, will expire 35 months from the date of closing (subject to extension) and will be secured by a lien against substantially all of the assets of the Company together with the guaranty of Port Royal. Port Royal has also obtained a commitment for a bridge loan of up to $100.0 million from Union Bank of Switzerland (to be used as back-up financing should market conditions be unfavorable for the sale of senior notes) in connection with the financing of the Merger and the ongoing operations of the Company. It is anticipated that the bridge loan will bear interest at an annual rate of approximately LIBOR plus 6.00% up to a maximum of 18.00%, will mature one year from the date of closing, and will be secured by a second lien against substantially all of the assets of the Company.

PAYMENT FOR THE SHARES OF COMMON STOCK AFTER THE MERGER

  If the Agreement is approved by the shareholders of the Company and the Merger is effected, each outstanding share of Common Stock will, upon consummation of the Merger, be converted into the right to receive $14.50 in cash, subject to any required withholding.

  Promptly after the Effective Time, each shareholder of record of the Common Stock at the Effective Time will be sent instructions describing the procedure for surrendering stock certificates in exchange for the cash to which such shareholder is entitled and a form letter of transmittal. Payment for shares will be made as soon as practicable after the stock certificates and letters of transmittal have been duly delivered to the Company in accordance with such written instructions. All holders of stock certificates will be required to surrender their certificates to receive the cash to which they are entitled. Any shareholder who has lost his or her stock certificates should promptly make arrangements (which may include the posting of a bond or other satisfactory indemnification) with the Company's transfer agent for replacement.

  After the Effective Time and until stock certificates are surrendered, each outstanding certificate will be deemed for all purposes to represent only the right to receive the Merger Consideration. No transfer of shares of the Common Stock will be made on the stock transfer books of the Company after the Effective Time.

  If payment is to be made to a person other than the one in whose name the stock certificate is issued, it will be a condition to such payment that (i) the certificate surrendered be properly endorsed (with such signature guarantees as may be required) and be otherwise in proper form for transfer, and (ii) the person requesting such payment (a) pay any transfer or other taxes required by reason of the payment to a person other than the registered holder or (b) establish to the satisfaction of the Company that such tax has been paid or is not applicable.

  Payment will be made through an exchange agent selected by Port Royal (the "Exchange Agent"). Port Royal will be required to deliver sufficient funds to the Exchange Agent prior to the Effective Time to pay the aggregate Merger Consideration. Any portion of the funds made available by Port Royal to the Exchange Agent that remains unclaimed by the shareholders six months after the Effective Time will be returned to Port Royal. Any shareholder who has not exchanged his or her shares at the time the funds are returned to Port Royal must look to Port Royal for payment thereafter.

  SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES TO THE COMPANY OR TO PORT ROYAL UNTIL AFTER THEY HAVE RECEIVED INSTRUCTIONS FROM THE COMPANY, WHICH WILL INCLUDE A FORM LETTER OF TRANSMITTAL.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  A shareholder who exchanges his or her shares of the Common Stock for cash in the Merger will generally recognize gain or loss for federal income tax purposes. The gain or loss will be equal to the difference between the cash received and the shareholder's adjusted tax basis in the Common Stock. Gain or loss will be treated as capital gain or loss if the shares of the Common Stock are held as a capital asset by the shareholder. The capital gain or loss will be long-term if the Common Stock has a holding period of more than one year in the hands of the shareholder at the time of exchange.

  This section discusses generally the federal income tax consequences of the Merger but does not discuss all of the tax consequences that may be relevant to a particular shareholder or to certain types of investors subject to special treatment under the federal income tax laws (such as life insurance companies, tax-exempt organizations and foreign taxpayers). There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular shareholder. Each shareholder of the Company is urged to consult his or her own tax advisor to determine the particular tax consequences of the Merger to him or her (including the applicability and effect of state, local and other tax laws).

ACCOUNTING TREATMENT

  The Merger will be accounted for as a purchase. Accordingly, the assets acquired and the liabilities assumed will be recorded by Port Royal at their estimated values at the date of acquisition.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

  Pursuant to Section 48-23-102(c) of the Tennessee Business Corporation Act, shareholders will not have the right to dissent from the Merger or elect to have the fair value of their shares judicially determined since the Common Stock of the Company will be a national market system security as defined in the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended as of the Effective Time. CONSEQUENTLY, SHAREHOLDERS THAT OBJECT TO THE MERGER WILL NOT BE ENTITLED TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO THEIR SHARES.

                         BUSINESS OF THE COMPANY

  The Company develops, operates and franchises full-size KRYSTAL and smaller "double drive-thru" KRYSTAL KWIK quick-service hamburger restaurants. In 1995, the Company began to develop and franchise smaller KRYSTAL restaurants located in non-traditional locations such as convenience stores. The Company has been in the fast-food restaurant business since 1932, and believes it is among the first fast-food restaurant chains in the country. The Company owns 238 KRYSTAL restaurants and 11 KRYSTAL KWIK restaurants in eight states in the southeastern United States. The Company began to franchise KRYSTAL KWIK restaurants in 1990 and KRYSTAL restaurants in 1991. Franchisees operate 39 KRYSTAL restaurants, 35 KRYSTAL KWIK restaurants and 20 KRYSTAL restaurants in non-traditional locations.

  The Company also owns one and leases 24 restaurant sites in the Baltimore, Washington, D.C. and St. Louis metropolitan areas which it in turn subleases or leases to Davco Restaurants, Inc. ("Davco"), a Wendy's International, Inc. franchisee and former affiliate of the Company.

  Through subsidiary companies, the Company began operating a fixed base hangar and airplane fueling operation in 1977 and managing the leasing of airplanes in 1989.

PRODUCTS

  KRYSTAL restaurants offer a substantially uniform menu consisting of the well known KRYSTAL hamburger, a regular size hamburger, french fries, "Chili Pups," "Corn Pups," chili, a chicken sandwich, chocolate shakes, soft drinks and hot beverages, pies and doughnuts and breakfast items during certain morning hours. KRYSTAL KWIK restaurants feature a more limited menu, including KRYSTAL hamburgers, french fries, Chili Pups and soft drinks. From time to time the Company test markets new products.

  The Company and its franchisees purchase their food, beverages and supplies from Company approved independent suppliers. All products must meet standards and specifications set by the Company. Management constantly monitors the quality of the food, beverages and supplies provided to the restaurants. The restaurants prepare, assemble and package these products using specially designed production techniques and equipment to obtain uniform standards of quality.

SOURCES OF RAW MATERIALS

  The Company and its franchisees purchase food, supplies, restaurant equipment, signs and modular KRYSTAL and KRYSTAL KWIK restaurants from Company approved suppliers. Alternate suppliers are available or can be made available.

TRADEMARKS AND PATENTS

  The Company has registered "Krystal," and "Krystal Kwik" and variations of each, as well as certain product names, with the United States Patent and Trademark Office. The Company is not aware of any infringing uses that could materially affect its business or any prior claim to these service marks that would prevent the

Company from using or licensing the use thereof for restaurants in any area of the United States. The Company's policy is to pursue registration of its marks whenever possible and oppose vigorously any infringement of its marks.

SEASONAL OPERATIONS

  The Company does not consider its operations to be seasonal to any material degree. Revenues during its first fiscal quarter, comprising the months of January, February and March, will, however, generally be lower than its other quarters due to consumer shopping habits and the climate in the location of a number of its restaurants.

WORKING CAPITAL PRACTICE

  The Company does not maintain significant inventory or accounts receivable since substantially all of its restaurants' sales are for cash. The Company's receivables from franchisees are closely monitored and collected weekly.

CUSTOMERS

  No material part of the business of the Company is dependent upon a single customer or a small number of customers.

BACKLOG

  Company operated restaurants have no backlog.

GOVERNMENT CONTRACTS

  No material portion of the business of the Company is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the U.S. Government.

COMPETITION

  The fast-food restaurant industry is a highly competitive business dominated by major chains with substantially greater financial resources than the Company. The Company competes primarily on the basis of food quality, price and speed of service. A significant change in pricing or other marketing strategies by one or more of these competitors could have an adverse impact on the Company's sales, earnings and growth. In addition, with respect to the sale of franchises, the Company competes with many franchisors of restaurants and other business concepts.

RESEARCH AND DEVELOPMENT

  The Company operates a research and development laboratory in Chattanooga, Tennessee. While research and development activities are important to the business of the Company, expenditures for these operations are not material.

ENVIRONMENTAL MATTERS

  While the Company is not aware of any federal, state or local environmental regulations which will materially affect its operations or competitive position, or result in material capital expenditures, it cannot predict the effect on its operations from possible future legislation or regulation. Other than normal equipment expenditures, there are no material capital expenditures for environmental control facilities and no such material expenditures are anticipated.

NUMBER OF EMPLOYEES

  The Company's current number of employees is approximately 8,800.

GEOGRAPHIC MARKET

  The Company owns one and leases 28 restaurant sites in the Baltimore, Washington, D.C. and St. Louis metropolitan areas which it in turn subleases to Davco Restaurants, Inc. Revenue from this operation is less than 10% of the Company's total revenue. All other operations of the Company are in the southeastern United States and the Company has no export sales.

PROPERTIES

  The Company leases certain buildings and equipment and a number of restaurants(land and/or building) under noncancellable lease agreements, some of which are subleased to third parties. The restaurant lease terms are normally for a period of 20 years with options that permit renewals for additional periods. Certain leases provide for additional contingent rentals based on sales.

LEGAL PROCEEDINGS

  On December 15, 1995, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Tennessee, for the purpose of completely and finally resolving the various claims filed against the Company by current and former employees alleging violations of the Fair Labor Standards Act of 1938
(FLSA). An agreement was reached in January 1997 to settle the various wage claims for approximately $13,000,000, subject to Bankruptcy Court approval. A plan for reorganization incorporating the settlement was filed on February 24, 1997. On April 23, 1997, after confirmation by the Bankruptcy Court, the plan of reorganization became final resulting in the dismissal of the FLSA claims.

  The Company is party to other various legal proceedings incidental to its business. The ultimate disposition of these matters is not presently determinable but will not, in the opinion of management, have a material adverse effect on the Company's financial condition or results of operations.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is quoted on the NASDAQ National Market System under the symbol "KRYS." The following table sets forth the high and low sales prices for the Company's Common Stock for the periods indicated, as reported by NASDAQ. References to quarters mean fiscal quarters of the Company.

      1996                                                        HIGH    LOW
      ----                                                       ------- ------
      First quarter............................................. $ 5.375 $4.000
      Second quarter............................................ $ 5.250 $4.125
      Third quarter............................................. $ 5.750 $4.750
      Fourth quarter............................................ $ 6.375 $5.250
      1997                                                        HIGH    LOW
      ----                                                       ------- ------
      First quarter............................................. $ 7.500 $5.000
      Second quarter............................................ $ 5.625 $4.875
      Third quarter through August 29, 1997..................... $15.000 $5.500

  On July 2, 1997, the day preceding the public announcement of the proposed Merger, the high and low per share sales prices for the Company's Common Stock were $6.25 and $5.75, respectively.

  As of July 18, 1997, the Company's Common Stock was held by approximately 570 holders of record. The Company has historically not paid dividends with respect to the Common Stock.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated financial data presented below for the past five fiscal years are derived from the consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the six-month periods ended June 29, 1997 and June 30, 1996 are derived from unaudited consolidated financial statements. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and unaudited consolidated financial statements following in this Proxy Statement.

                                                                            FOR THE SIX MONTHS
                                       FISCAL YEAR ENDED                          ENDED,
                          ------------------------------------------------  --------------------
                          JAN. 3,   JAN. 2,   JAN. 1,   DEC. 31,  DEC. 29,  JUNE 30,   JUNE 29,
                            1993      1994      1995      1995      1996      1996       1997
                          --------  --------  --------  --------  --------  ---------  ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Restaurant sales.......  $226,302  $228,468  $239,104  $239,376  $236,470  $ 114,743  $ 118,484
 Franchise fees.........       487       533       796       618       349        122        179
 Royalties..............       774     1,157     1,880     2,420     2,778      1,308      1,474
 Other revenue..........     4,562     6,575     6,542     5,614     4,671      2,397      2,351
                          --------  --------  --------  --------  --------  ---------  ---------
                           232,125   236,733   248,322   248,028   244,268    118,570    122,488
                          --------  --------  --------  --------  --------  ---------  ---------
COST AND EXPENSES:
 Cost of restaurant
  sales.................   178,543   182,530   192,256   197,031   195,733     95,240     97,515
 Depreciation and
  amortization expense..     8,823     9,881    11,213    12,311    11,378      5,602      5,295
 General and
  administrative
  expenses..............    25,166    24,781    25,775    25,770    25,422     12,989     13,831
 Other expenses, net....     4,111     5,651     4,946     4,417     3,809      1,951      1,668
 Provision for loss on
  restaurant closings
  and other property
  write-downs...........       --        --        --      3,911       --         --         --
 Special charge.........       --        --      2,000    10,000     4,000        --         --
                          --------  --------  --------  --------  --------  ---------  ---------
                           216,643   222,843   236,190   253,440   240,342    115,782    118,309
                          --------  --------  --------  --------  --------  ---------  ---------
Operating income
 (loss).................    15,482    13,890    12,132    (5,412)    3,926      2,788      4,179
Reorganization expense..       --        --        --       (184)   (3,846)    (1,512)    (1,062)
INTEREST EXPENSE:
 Contractual rate
  interest..............    (5,177)   (3,494)   (3,801)   (4,134)   (4,005)    (2,013)    (1,944)
 Interest related to
  certain pre-petition
  liabilities, net......       --        --        --        --       (791)      (314)        96
Interest income.........     1,092       842       820       718       814        540        444
                          --------  --------  --------  --------  --------  ---------  ---------
Income (loss) before
 provision for (benefit
 from) income taxes and
 cumulative effect of
 changes in accounting
 principles and
 extraordinary items....    11,397    11,238     9,151    (9,012)   (3,902)      (511)     1,713
Provision for (benefit
 from) income taxes.....     4,391     3,772     2,962    (3,688)   (1,480)      (191)       649
                          --------  --------  --------  --------  --------  ---------  ---------
Income (loss) before
 cumulative effect of
 accounting changes and
 extraordinary items....     7,006     7,466     6,189    (5,324)   (2,422)      (320)     1,064
Cumulative effect of
 accounting changes and
 extraordinary items....       --        123       --        --        --         --        (220)
                          --------  --------  --------  --------  --------  ---------  ---------
Net income (loss).......  $  7,006  $  7,589  $  6,189  $ (5,324) $ (2,422) $    (320) $     844
                          ========  ========  ========  ========  ========  =========  =========
PER COMMON SHARE DATA:
 Net income (loss)......  $   1.07  $   1.01  $   0.82  $  (0.71) $  (0.32) $   (0.04) $    0.11
 Weighted average number
  of shares
  outstanding (in
  thousands)............     6,554     7,499     7,512     7,517     7,500      7,507      7,482
BALANCE SHEET DATA:
 Working capital
  (deficit).............  $  2,222  $ (7,323) $ (1,353) $ 13,442  $ 19,592  $  14,802  $  (4,307)
 Property owned and
  leased, net...........    66,974    85,761   100,888   100,409    92,826     96,198     91,341
 Total assets...........    98,657   105,972   130,786   132,695   143,780    135,278    117,709
 Long term debt, net of
  current portion.......    28,136    25,512    40,053     3,621     3,090      3,273     35,907
 Long term debt subject
  to compromise.........       --        --        --     36,000    36,000     36,000        --
 Capital lease
  obligations, net of
  current portion.......     4,696     4,093     3,438     2,754     2,278      2,479      2,135

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  On July 18, 1997, the record date for determining shareholders entitled to notice of and to vote at the Special Meeting, there were 7,476,088 shares of Common Stock of the Company issued, outstanding and entitled to one vote each. The following table sets forth information regarding ownership of the Company's Common Stock as of July 18, 1997 with respect to (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director, (iii) the Chief Executive Officer and the four other most highly compensated executive officers during the previous fiscal year and (iv) all directors and officers as a group:

                                                        AMOUNT OF
                                                        BENEFICIAL     PERCENT
      INDIVIDUAL OR GROUP                              OWNERSHIP(1)    OF CLASS
      -------------------                              ------------    --------
Directors
- ---------
 R. B. Davenport, III(2)..............................  3,733,988(3)     49.9%
 Carl D. Long.........................................    215,000(4)      2.9
 R. B. Davenport, IV..................................    331,200(5)      4.4
 Camden B. Scearce....................................     37,500(6)       *
 J. Guy Beatty, Jr....................................     41,800(7)       *
Executive Officers
- ------------------
 Gordon L. Davenport, Jr..............................     48,000(8)       *
 James R. Ventura(9)..................................     22,060          *
5% Shareholders
- ---------------
 Port Royal Holdings, Inc.(10)........................  3,959,968(11)    53.0
 All directors and officers as a group (12 persons)...  4,516,788        60.4

- --------
* Represents less than 1.0% of the Common Stock.

 (1) Except as otherwise indicated, refers to sole voting and investment power.
 (2) The address of Mr. Davenport, III is The Krystal Building, One Union Square, Chattanooga, Tennessee 37402.
 (3) Includes 480,000 shares held by First Tennessee Bank, N.A. as trustee and 1,363,200 shares held by Gordon L. Davenport, Jr. and First Tennessee Bank, N.A. as trustees for the benefit of Mr. Davenport, III. Also includes 1,200,000 shares held by SunTrust Bank, Chattanooga, N.A. in escrow, and 87,140 shares held under trusts for the benefit of grandchildren of Mr. Davenport, III as to which shares Mr. Davenport, III disclaims beneficial ownership.
 (4) 210,000 shares are restricted under the terms of the Company's Amended and Restated 1990 Restricted Stock Plan (the "Restricted Stock Plan").
 (5) 220,000 shares are restricted under the terms of the Restricted Stock Plan. Also includes 18,080 shares held under a trust for the benefit of the child of Mr. Davenport, IV as to which shares Mr. Davenport, IV disclaims beneficial ownership.
 (6) 16,000 shares are restricted under the terms of the Restricted Stock
     Plan.
 (7) All shares owned are restricted under the terms of the Restricted Stock
     Plan.
 (8) 24,000 shares are restricted under the terms of the Restricted Stock Plan. Also includes 12,000 shares held in trust for the benefit of the child of Mr. Gordon L. Davenport, Jr., as to which shares Mr. Gordon L. Davenport, Jr. disclaims beneficial ownership.
 (9) Mr. Ventura retired as Vice President--Franchise Operations as of December 31, 1996.
(10) The address for this beneficial owner is Suite 5300, 303 Peachtree Street, NE, Atlanta, Georgia 30308.
(11) Represents the total number of shares which this beneficial owner has an option to purchase pursuant to the terms of the Stock Option Agreement. This amount includes 3,646,848 shares and 313,120 shares reported above for Messrs. R. B. Davenport III and R. B. Davenport IV, respectively.

                                   AUDITORS

  The Board of Directors appointed Arthur Andersen LLP, independent public accountants, to serve as auditors for the fiscal year ending December 28, 1997. Representatives of Arthur Andersen LLP will be present at the Special Meeting and will be given an opportunity to make a statement, if they desire, and to respond to questions.

                            SOLICITATION OF PROXIES

  The affirmative vote of a majority of the issued and outstanding shares of the Company's Common Stock entitled to vote, either present at the Special Meeting or represented by proxy, is required to adopt the Agreement.

  The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses in sending solicitation material to the beneficial owners of the Company's shares. In addition to soliciting proxies through the mail, proxies may also be solicited by officers and employees of the Company by telephone or otherwise.

  Granting a proxy does not preclude the right of the person giving the proxy to vote in person, and a person may revoke his or her proxy at any time before it has been exercised by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Special Meeting.

  Proxies in the accompanying form that are properly executed and returned will be voted at the Special Meeting and any adjournment(s) thereof in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted according to the recommendations of the Board of Directors as stated on the proxy.

  Management knows of no other matters or business to be presented for consideration at the Special Meeting other than the consideration of the Agreement and Merger. If, however, any other matters properly come before the Special Meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Special Meeting from time to time.

September  , 1997

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                         INDEX TO FINANCIAL INFORMATION

From the Krystal Company's Form 10-K for the Year Ended December 29, 1996:
  Management's Discussion and Analysis of Financial Conditions and Results
   of Operation...........................................................   F-3
  Report of Independent Accountants.......................................  F-10
  Consolidated Balance Sheets as of December 29, 1996 and December 31,
   1995...................................................................  F-11
  Consolidated Statements of Operations for the Years Ended December 29,
   1996, December 31, 1995 and January 1, 1995............................  F-12
  Consolidated Statements of Shareholders' Equity for the Years Ended
   December 29, 1996, December 31, 1995 and January 1, 1995...............  F-13
  Consolidated Statements of Cash Flows for the Years Ended December 29,
   1996, December 31, 1995 and January 1, 1995............................  F-14
  Notes to Consolidated Financial Statements..............................  F-15
From the Krystal Company's Form 10-Q for the Quarter Ended June 29, 1997:
  Consolidated Balance Sheets as of June 29, 1997 (Unaudited) and
   December 29, 1996 (Audited)............................................  F-29
  Consolidated Statements of Operations for the Three Months Ended June
   29, 1997 and for the Six Months Ended June 29, 1997 (Unaudited)........  F-31
  Consolidated Statements of Shareholders' Equity for the Six Months Ended
   June 29, 1997 and June 30, 1996 (Unaudited)............................  F-32
  Consolidated Statements of Cash Flows for the Six Months Ended June 29,
   1997 and June 30, 1996 (Unaudited).....................................  F-33
  Notes to Consolidated Condensed Financial Statements (Unaudited)........  F-34
  Management's Discussion and Analysis of Financial Condition and Results
   of Operation...........................................................  F-35

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

FROM THE KRYSTAL COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 29, 1996:

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      THE KRYSTAL COMPANY AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 General

  The Company's revenues are derived primarily from sales by Company-owned restaurants. Total Company-owned restaurants decreased from 256 at the end of 1995 to 249 at the end of 1996. Royalties and franchise fees from franchisees have been a small portion of the Company's revenues to date, but those sources of revenues are anticipated to increase significantly in future years as the Company continues to develop its franchised restaurants. The total number of franchised restaurants grew by 11% in 1996 to 89 from 80. The Company expects its franchisees to develop 18 new restaurants during fiscal 1997. The Company operates a fixed based airport hangar operation in Chattanooga, Tennessee, although revenues from this operation in each of the last three years were less than 3.0% of the Company's total revenues.

  The Company is deferring capital outlays for new restaurant development and is concentrating on building same restaurant sales to the levels experienced in the early 1990's.

  The Company's fiscal year ends on the Sunday nearest December 31. Consequently, the Company will occasionally have a 53 week fiscal year. The years ended January 1, 1995, December 31, 1995 and December 29, 1996 were 52 week fiscal years.

  Cost of restaurant sales relates to food and paper costs, labor and all other restaurant costs for Company-owned restaurants. Other expenses, such as depreciation and amortization and general and administrative expenses, relate primarily to Company-owned restaurants and to the Company's franchise sales and support functions.

 Bankruptcy Filing

  In July 1994, the Company was named a defendant in a suit filed in the United States District Court for the Middle District of Tennessee, in which 41 plaintiffs, who were current and former employees of the Company, alleged violations of the Fair Labor Standards Act of 1938 (FLSA) and sought back wages, liquidated damages, costs and attorneys' fees. The suit alleged that the plaintiffs were uncompensated for time which they worked on the Company's behalf. In February 1995, ten additional plaintiffs, also current and former employees of the Company, filed a separate suit in the same Court containing essentially the same allegations. As a result, the Company established a reserve of $2,000,000 to cover the claims of the plaintiffs in the two suits, the costs associated therewith, and the claims of any other employees and the costs associated therewith. Since the February 1995 action was originally filed, approximately 300 additional plaintiffs joined that suit.

  On April 18, 1995, the Company settled the July 1994 case by agreeing to pay $840,000 to the plaintiffs and their counsel. By order dated August 28, 1995, the Court in the February 1995 case provisionally granted the plaintiffs motion for court-supervised notice of the pendency of that action to prospective class members from among current and former employees of the Company for the past three years.

  In the third quarter of 1995, a total of 17 additional current and former employees of the Company filed three new suits in the United States District Courts for the Northern District of Georgia, the Northern District of Alabama and the Middle District of Florida, containing essentially the same allegations as set forth in the July 1994 and February 1995 suits.

  In light of the three new suits filed against the Company during the third quarter of 1995 and the order entered in the February 1995 suit provisionally granting the plaintiffs motion for court-supervised notice of the pendency of that action, the Company established an additional $10,000,000 reserve to cover an estimate of the exposure resulting from (i) the claims of the plaintiffs in the four pending suits, (ii) the potential for additional claims of other current and former employees, (iii) related claims, and (iv) the costs associated therewith.

  On December 15, 1995, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Tennessee for the purpose of completely and finally resolving the various claims filed against the Company by current and former employees alleging violations of the FLSA. The Company is a debtor-in-possession for purposes of the bankruptcy case. Approximately 8,000 current or former employees filed claims by the June 6, 1996 bar date in unspecified amounts alleging that they worked time for which they were not compensated.

  An agreement, subject to court approval, was reached in January 1997 to settle the various wage claims for approximately $13,000,000. In 1996, the Company added $4,000,000 to the reserve for settlement of the wage claims, associated payroll taxes, and related expenses, the balance of which was $13,875,000 at December 29, 1996.

  The Company has filed a plan of reorganization with the bankruptcy court which incorporates the terms of the wage claim settlement and provides for the payment in full of all valid pre-petition obligations of the Company. The Company expects this plan will be approved by creditors early in the second quarter of 1997 and that shortly thereafter the Company will emerge from Chapter 11 proceedings.

 Results of Operations

  The following table sets forth the percentage relationship to total revenues, unless otherwise indicated, of certain items from the Company's statements of operations. The table also sets forth certain restaurant operating data for the periods indicated.

                                                    FISCAL YEAR ENDED
                                           ------------------------------------
                                           JANUARY 1, DECEMBER 31, DECEMBER 29,
                                              1995        1995         1996
                                           ---------- ------------ ------------
REVENUES:
  Restaurant sales.......................     96.3%       96.5%        96.8%
  Franchise fees.........................      0.3         0.2          0.2
  Royalties..............................      0.8         1.0          1.1
  Other revenue..........................      2.6         2.3          1.9
                                             -----       -----        -----
                                             100.0       100.0        100.0
                                             -----       -----        -----
COSTS AND EXPENSES:
  Cost of restaurant sales...............     77.4        79.4         80.1
  Depreciation and amortization..........      4.5         5.0          4.7
  General and administrative expenses....     10.4        10.4         10.4
  Other expenses, net....................      2.0         1.8          1.6
  Provision for loss on restaurant
   closings and other property write-
   downs.................................      --          1.6          --
  Special charge.........................      0.8         4.0          1.6
                                             -----       -----        -----
                                              95.1       102.2         98.4
                                             -----       -----        -----
Operating income (loss)..................      4.9        (2.2)         1.6
Reorganization expense...................      --         (0.1)        (1.6)
Interest expense:
  Contractual rate interest..............     (1.5)       (1.6)        (1.6)
  Interest related to certain pre-
   petition liabilities, net.............      --          --          (0.3)
Interest income..........................      0.3         0.3          0.3
                                             -----       -----        -----
Income (loss) before provision for income
 taxes...................................      3.7        (3.6)        (1.6)
Provision for (benefit from) income
 taxes...................................      1.2        (1.5)        (0.6)
                                             -----       -----        -----
Net income (loss)........................      2.5%       (2.1)%       (1.0)%
                                             =====       =====        =====
                                                    FISCAL YEAR ENDED
                                           ------------------------------------
                                           JANUARY 1, DECEMBER 31, DECEMBER 29,
                                              1995        1995         1996
                                           ---------- ------------ ------------
                                                  (DOLLARS IN THOUSANDS)
RESTAURANT OPERATING DATA:
Number of restaurants at end of period:
  Company-owned..........................      252         256          249
  Franchised.............................       65          80           89
                                             -----       -----        -----
  Total..................................      317         336          338
                                             =====       =====        =====
AVERAGE SALES PER COMPANY-OWNED
 RESTAURANT:
  Full-size..............................    $ 987       $ 956        $ 956
  Kwik...................................      487         534          521
  Combined...............................      960         939          937
AVERAGE SALES INCREASE (DECREASE) PER
 COMPANY-OWNED RESTAURANT VS. PRIOR YEAR:
  Full-size..............................     (1.5)%      (3.1)%        0.0 %
  Kwik...................................      0.2         9.7         (2.4)
  Combined...............................     (1.2)       (2.2)        (0.2)
COMPANY-OWNED SAME RESTAURANT SALES
 (DECREASE) VS. PRIOR YEAR:
  Full-size..............................     (1.8)%      (2.9)%       (0.4)%
  Kwik...................................     (0.6)       (5.7)        (1.1)
  Combined...............................     (1.7)       (2.9)        (0.4)

 Comparison of Fiscal 1996 to Fiscal 1995

  Total revenues decreased 1.5% to $244.3 million in 1996 compared to $248.0 million in 1995. Restaurant sales decreased $2.9 million to $236.5 million in 1996 from 1995. Fiscal 1996 and fiscal 1995 were both 52 week years. Average sales per Company-owned restaurant decreased by 0.2% to $937,000 from $939,000 in 1995. The Company closed seven full size restaurants in 1996. Franchise fees decreased $269,000 and royalties increased $358,000 in 1996 as the Company's franchise system grew to 89 restaurants at the end of 1996 from 80 restaurants at the end of 1995. The Company recognizes franchise fees as revenues upon the opening of a franchised restaurant.

  Same restaurant sales declined 0.4% in 1996 versus 1995. The principal cause of this decrease was a 3.9% decrease in average customer count per restaurant day to 714 in 1996 from 743 in 1995. Product prices increased approximately 2.2% in 1996 over 1995. The average customer check in 1996 was $3.59 for Company-owned KRYSTAL restaurants and $3.90 for Company-owned KRYSTAL KWIK restaurants as compared to $3.46 and $3.80, respectively, in 1995, an increase of approximately 3.8% and 2.6%, respectively. The Company's management believes that the major national chains deep discounting and heavy advertising combined with the over-expansion within the industry have limited the Company's opportunities for increasing market share. Given the competitive environment, the Company is deferring capital outlays for new restaurant development and will concentrate on building same restaurant sales to the levels experienced in the early 1990's.

  Cost of restaurant sales decreased $1.3 million, approximately 0.7%, to $195.7 million in 1996 from $197.0 million in 1995. Cost of restaurant sales as a percentage of restaurant sales increased to 82.8% in 1996 from 82.3% in 1995. Total food and paper costs increased $1.2 million, approximately 1.5%, and increased as a percentage of restaurant sales to 32.2% in 1996 as compared to 31.3% in 1995. Direct labor cost decreased $1.2 million, approximately 2.2%, and decreased as a percent of restaurant sales to 22.3% in 1996 versus 22.5% in 1995, due to the reduction of the number of restaurants open in 1996 and the institution of a program to reduce direct labor staffing and increase assistant manager staffing to improve training and operations. Assistant restaurant manager labor cost increased $694,000, approximately 7.0%, and increased as a percentage of restaurant sales to 4.5% in 1996 compared to 4.1% in 1995 due to the aforementioned program and average salary increases. Restaurant manager labor cost increased $79,000, approximately 1.1%, due to average salary increases net of seven restaurant closings during 1996.

  Depreciation and amortization expense decreased $933,000, approximately 7.6%, to $11.4 million in 1996 as compared to $12.3 million in 1995. The decrease in 1996 was primarily due to certain assets being fully depreciated in late 1995 and during 1996.

  General and administrative expenses decreased $348,000, approximately 1.4%, to $25.4 million in 1996 versus $25.8 million in 1995. Advertising expense increased $18,000 to $9.9 million in 1996 from $9.8 million in 1995. Advertising expense as a percentage of restaurant sales was 4.2% in 1996 compared to 4.1% in 1995. Salaries increased $478,000, approximately 6.9%, to $7.7 million in 1996 from $7.2 million in 1995. The increase in salaries was primarily the result of normal cost of living increases given to staff employees and the addition of key management personnel during 1995. Professional fees, other than professional fees and expenses related to the Chapter 11 proceedings, decreased $1.1 million, approximately 53.4%, to $933,000 in 1996 as compared to $2.0 million in 1995.

  In December 1995, the Company recorded a provision for loss on restaurant closings and other property write-downs of $3,911,000 as discussed in Note 4 to Consolidated Financial Statements.

  A special charge of $4.0 million was recorded in 1996, in addition to $10.0 million that was recorded in 1995, in connection with the compensation of hourly employees as discussed in Note 11 to Consolidated Financial Statements.

  Professional fees and expenses related to the Chapter 11 proceedings have increased $3.7 million to $3.8 million in 1996 compared to $184,000 in 1995. The Company has operated under Chapter 11 all of 1996 versus 16 days in 1995.

  Contractual rate interest decreased $129,000 to $4.0 million in 1996 compared to $4.1 million in 1995 due to reductions in principal in 1995 before the Chapter 11 filing stayed further principal payments.

  Interest related to certain pre-petition liabilities is intended to compensate creditors for the loss of use of funds during the Chapter 11 period. $1,200,000 was recorded for this expense in 1996, net of approximately $375,000 of interest income from the investment of funds which, except for the Chapter 11 restrictions, would have paid vendors' accounts.

  Benefit from income taxes was $1.5 million in 1996 versus $3.7 million in 1995. The Company's effective income tax rates in 1996 and 1995 were 38.0% and 40.9%, respectively, as compared to the approximate combined statutory federal and state income tax rates of 38.0%. The increased effective benefit rate for 1995 resulted from utilization of tax credits which were not available for most of 1996.

 Comparison of Fiscal 1995 to Fiscal 1994

  Total revenues decreased 0.1% to $248.0 million in 1995 compared to $248.3 million in 1994. Restaurant sales increased $272,000 to $239.4 million in 1995 from 1994. Fiscal 1995 and fiscal 1994 were both fifty-two week years. Average sales per Company-owned restaurant decreased by 2.2% to $939,000 from $960,000 in 1994. The Company opened six new full size restaurants and purchased a full size restaurant and a Kwik from a franchisee and closed four full size restaurants in 1995. Franchise fees decreased $178,000 and royalties increased $540,000 in 1995 as the Company's franchise system grew to 80 restaurants at the end of 1995 from 65 restaurants at the end of 1994. The Company recognizes franchise fees as revenues upon the opening of a franchised restaurant.

  Same restaurant sales declined 2.9% in 1995 versus 1994. The principal cause of this decrease was a decrease in average customer count per restaurant day to 743 in 1995 from 778 in 1994, a decrease of 4.5%. Product prices increased approximately 1.0% in 1995 over 1994. The average customer check in 1995 was $3.46 for Company-owned KRYSTAL restaurants and $3.80 for Company-owned KRYSTAL KWIK restaurants as compared to $3.37 and $3.65, respectively, in 1994, an increase of approximately 2.7% and 4.1%, respectively. The Company's management believes that the major national chains deep discounting and heavy advertising combined with the over-expansion within the industry have limited the Company's opportunities for increasing market share.

  Cost of restaurant sales increased $4.8 million, approximately 2.5%, to $197.0 million in 1995 from $192.3 million in 1994. Cost of restaurant sales as a percentage of restaurant sales increased to 82.3% in 1995 from 80.4% in 1994. Total food and paper costs increased $539,000, approximately 0.7% and increased as a percentage of restaurant sales to 31.3% in 1995 as compared to 31.2% in 1994. Direct labor cost increased $2.7 million, approximately 5.4%, to 22.5% of restaurant sales in 1995 versus 21.4% in 1994, due to average hourly rate increases and additional staffing for new restaurants. Assistant restaurant manager labor cost decreased $683,000, approximately 6.5% and decreased as a percentage of restaurant sales to 4.1% in 1995 compared to 4.4% in 1994. Restaurant manager labor cost increased $308,000, approximately 4.3%, due to average salary increases and additional staffing for new restaurants.

  Depreciation and amortization expense increased $1.1 million, approximately 9.8%, to $12.3 million in 1995 as compared to $11.2 million in 1994. The increase in 1995 was primarily due to new restaurants, restaurant remodeling and various equipment replacements.

  General and administrative expenses for 1995 were approximately $25.8 million, unchanged from 1994. Advertising expense increased to $9.8 million in 1995 from $9.7 million in 1994. Advertising expense as a percentage of restaurant sales was 4.1% in 1995 and 1994. Salaries increased $155,000, approximately 2.2%, to $7.2 million in 1995 from $7.1 million in 1994. Employees' benefit expenses decreased by $641,000, approximately 25.3%, to $1.9 million in 1995 as compared to $2.5 million in 1994, primarily due to a decrease in net pension expense as reported in the Notes to Consolidated Financial Statements included elsewhere herein and a decrease in net deferred compensation expense. Professional fees increased by $177,000, approximately 9.6%, to $2.0 million in 1995 as compared to $1.8 million in 1994 due to various consultations in actuarial, architectural, legal and tax services.

  In December 1995, the Company recorded a provision for loss on restaurant closings and other property write-downs of $3,911,000 as discussed in Note 4 to Consolidated Financial Statements. This provision primarily relates to the Company's estimated losses to be incurred associated with decisions to close specific restaurants.

  A special charge of $10.0 million was recorded in 1995 in connection with the compensation of hourly employees as discussed in Note 11 to Consolidated Financial Statements.

  Interest expense increased by $333,000, approximately 8.8%, to $4.1 million from $3.8 million in 1994. The increase in interest expense from 1994 was due to the issuance of $20.0 million of senior notes in two tranches of $10.0 million each on May 2, 1994 and August 2, 1994, as reported in the Notes to Consolidated Financial Statements.

  Benefit from income taxes was $3.7 million in 1995 versus a $3.0 million provision in 1994. The Company's effective income tax rates in 1995 and 1994 were 40.9% and 32.4%, respectively, as compared to the approximate combined statutory federal and state income tax rates of 38.0%. The increased effective benefit rate for 1995 and the lower effective tax rate for 1994 primarily result from utilization of tax credits.

 Liquidity and Capital Resources

  The filing of the voluntary Chapter 11 petition on December 15, 1995 had a significant impact on the Company's liquidity. The filing stayed payment of pre-petition outstanding obligations as of December 15, 1995, resulting in a one-time cash benefit of approximately $7.0 million to the Company. The Bankruptcy Court stayed payment of principal and interest of pre-petition long term obligations, thus accumulating an additional $7.5 million cash benefit in 1996. The Company has not opened or acquired any new restaurants since November, 1995. The cost of reorganization items in 1996 was $3.8 million. The overall effect of these occurrences, along with normal operations, resulted in an increase in cash of $15.1 million. To the extent cash generated from operations exceeds capital expenditures, working capital requirements, payments approved by the Bankruptcy Court and administrative expenses of the reorganization, the Company will continue to accumulate cash.

  The Company does not maintain significant inventory or accounts receivable since substantially all of its restaurants' sales are for cash. The Company's receivables from franchisees are closely monitored and collected weekly. Approximately $30.8 million of liabilities classified as Liabilities Subject to Compromise after the Chapter 11 filing would otherwise be classified as Current Liabilities at December 29, 1996, and $23.9 million at December 31, 1995. The Company normally operates with working capital deficits (current liabilities exceeding current assets), however, as a result of the reclassification of pre-petition Current Liabilities to Liabilities Subject to Compromise, the Company had working capital surpluses of $19.6 million at December 29, 1996, and $13.4 million at December 31, 1995.

  Capital expenditures totaled approximately $6.5 million in 1996, compared to $16.3 million in 1995. The Company closed seven restaurants in 1996. In 1995, the Company opened six new restaurants and acquired two restaurants from franchisees. Approximately $7.6 million is budgeted for capital expenditures in 1997 for refurbishing of certain restaurants and on-going capital improvements. The Company owns approximately 53.8% of its restaurant locations and leases the remainder.

  The Company has received a commitment from a financial institution providing for a $23,000,000, five-year revolving credit facility, a $10,000,000 term loan due in equal quarterly installments over five years, and a $20,000,000 term loan due in quarterly installments in the third through the fifth year following completion of the financing. Funding of this commitment is subject to fulfillment of certain conditions and requirements. Funds from this debt along with existing cash balances will be utilized to retire certain debt and meet the Company's obligations under the plan of reorganization.

 Budgeted Capital Expenditures

  Management believes that existing cash and cash flow from operations will be sufficient to meet its anticipated capital expenditures and other obligations for the next 12 months.

 Impact of Inflation

  Although increases in labor, food and other operating costs could adversely affect the Company's operations, management does not believe that inflation has had a material effect on income during the past several years.

 Seasonality

  The Company does not expect seasonality to affect its operations in a materially adverse manner. The Company's revenues during its first fiscal quarter, comprising the months of January, February and March, will, however, generally be lower than its other quarters due to consumer shopping habits and the climate in the location of a number of its restaurants.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
The Krystal Company:

  We have audited the accompanying consolidated balance sheets of The Krystal Company (a Tennessee corporation) and subsidiary as of December 31, 1995 and December 29, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended January 1, 1995, December 31, 1995 and December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Krystal Company and subsidiary as of December 31, 1995 and December 29, 1996, and the results of their operations and their cash flows for the years ended January 1, 1995, December 31, 1995 and December 29, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chattanooga, Tennessee
February 13, 1997 (except
with respect to the matter
discussed in Note 3 as to
which the date is March 3, 1997)

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                       DECEMBER 31, DECEMBER 29,
                                                           1995         1996
                                                       ------------ ------------
                       ASSETS
Current Assets:
  Cash and temporary investments.....................    $ 13,713     $ 28,765
  Receivables, net...................................       1,752        2,566
  Income tax receivable..............................         609          --
  Net investment in direct financing leases-current
   portion...........................................         856          562
  Inventories........................................       2,322        2,156
  Deferred tax asset.................................       5,553        8,327
  Prepayments and other..............................         830        1,980
                                                         --------     --------
    Total current assets.............................      25,635       44,356
                                                         --------     --------
Net investment in direct financing leases, excluding
 current portion.....................................         867          305
                                                         --------     --------
Property, buildings and equipment, net of accumulated
 depreciation of $74,370 at December 31, 1995 and
 $82,370 at December 29, 1996........................      98,546       91,173
                                                         --------     --------
Leased Properties, net of accumulated amortization of
 $2,952 at December 31, 1995 and $3,162 at December
 29, 1996............................................       1,863        1,653
                                                         --------     --------
Other Assets:
  Cash surrender value of life insurance.............       5,117        5,638
  Other..............................................         667          745
                                                         --------     --------
    Total other assets...............................       5,784        6,383
                                                         --------     --------
                                                         $132,695     $143,870
                                                         ========     ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...................................    $  1,681     $  4,535
  Accrued liabilities................................       9,427       17,986
  Current portion of long-term debt..................         432          967
  Current portion of capital lease obligations.......         653          454
  Income taxes payable...............................         --           822
                                                         --------     --------
    Total current liabilities........................      12,193       24,764
                                                         --------     --------
Liabilities subject to compromise (Notes 3 and 7)....      56,909       58,317
                                                         --------     --------
Long-term debt, excluding current portion............       3,621        3,090
                                                         --------     --------
Capital lease obligations, excluding current
 portion.............................................       2,754        2,278
                                                         --------     --------
Deferred income taxes................................       2,719        2,286
                                                         --------     --------
Other long-term liabilities..........................       7,852        8,447
                                                         --------     --------
Commitments and contingencies (Notes 10 and 11)
Shareholders' equity:
  Preferred stock, without par value; 5,000,000
   shares authorized; no shares issued and outstand-
   ing...............................................         --           --
  Common stock, without par value; 15,000,000 shares
   authorized; issued and outstanding, 7,526,808
   shares at December 31, 1995, and 7,491,768 shares
   at December 29, 1996..............................      40,830       40,556
  Retained earnings..................................       8,195        5,873
  Deferred compensation..............................      (2,378)      (1,741)
                                                         --------     --------
    Total shareholders' equity.......................      46,647       44,688
                                                         --------     --------
                                                         $132,695     $143,870
                                                         ========     ========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    FISCAL YEAR ENDED
                                           ------------------------------------
                                           JANUARY 1, DECEMBER 31, DECEMBER 29,
                                              1995        1995         1996
                                           ---------- ------------ ------------
REVENUES:
  Restaurant sales........................  $239,104    $239,376     $236,470
  Franchise fees..........................       796         618          349
  Royalties...............................     1,880       2,420        2,778
  Other revenues..........................     6,542       5,614        4,671
                                            --------    --------     --------
                                             248,322     248,028      244,268
                                            --------    --------     --------
COST AND EXPENSES:
  Cost of restaurant sales................   192,256     197,031      195,733
  Depreciation and amortization expense...    11,213      12,311       11,378
  General and administrative expenses.....    25,775      25,770       25,422
  Other expenses, net.....................     4,946       4,417        3,809
  Provision for loss on restaurant
   closings and other property write-downs
   (Note 4)...............................       --        3,911          --
  Special charge (Note 11)................     2,000      10,000        4,000
                                            --------    --------     --------
                                             236,190     253,440      240,342
                                            --------    --------     --------
Operating income (loss)...................    12,132      (5,412)       3,926
Reorganization item (Note 3)..............       --         (184)      (3,846)
INTEREST EXPENSE:
  Contractual rate interest...............    (3,801)     (4,134)      (4,005)
  Interest related to certain pre-petition
   liabilities............................       --          --          (791)
Interest income...........................       820         718          814
                                            --------    --------     --------
Income (loss) before provision for
 (benefit from) income taxes..............     9,151      (9,012)      (3,902)
Provision for (benefit from) income
 taxes....................................     2,962      (3,688)      (1,480)
                                            --------    --------     --------
Net income (loss).........................  $  6,189    $ (5,324)    $ (2,422)
                                            ========    ========     ========
EARNINGS (LOSS) PER COMMON SHARE:
  Earnings (loss) per common share........  $   0.82    $  (0.71)    $  (0.32)
                                            ========    ========     ========
Weighted average number of common shares
 outstanding..............................     7,512       7,517        7,500
                                            ========    ========     ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 COMMON   RETAINED   DEFERRED
                                                  STOCK   EARNINGS COMPENSATION
                                                 -------  -------- ------------
Balance, January 2, 1994........................ $40,911   $6,976    $(3,159)
  Issuance of 1,440 common shares under
   restricted stock plans.......................      20      --         (20)
  Forfeiture of 8,000 restricted shares.........     (22)     --          22
  Net income....................................     --     6,189        --
  Amortization of deferred compensation.........     --       --         446
  Tax benefit of restricted stock vested........     --       273        --
                                                 -------   ------    -------
Balance, January 1, 1995........................  40,909   13,438     (2,711)
  Issuance of 73,440 common shares under
   restricted stock plans.......................     567      --        (567)
  Forfeiture of 56,480 restricted shares........    (646)     --         646
  Net loss......................................     --    (5,324)       --
  Amortization of deferred compensation.........     --       --         254
  Tax benefit of restricted stock vested........     --        81        --
                                                 -------   ------    -------
Balance, December 31, 1995......................  40,830    8,195     (2,378)
  Issuance of 960 common shares under restricted
   stock plan...................................       4      --          (4)
  Forfeiture of 36,000 restricted shares........    (278)     --         278
  Net loss......................................     --    (2,422)       --
  Amortization of deferred compensation.........     --       --         363
  Tax benefit of restricted stock vested........     --       100        --
                                                 -------   ------    -------
Balance, December 29, 1996...................... $40,556   $5,873    $(1,741)
                                                 =======   ======    =======


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    FISCAL YEAR ENDED
                                           ------------------------------------
                                           JANUARY 1, DECEMBER 31, DECEMBER 29,
                                              1995        1995         1996
                                           ---------- ------------ ------------
                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)........................  $ 6,189     $(5,324)     $(2,422)
 Adjustments to reconcile net income
  (loss) to net cash provided by operating
  activities--
  Depreciation and amortization...........   11,213      12,221       11,378
  Deferred income taxes...................   (1,568)     (5,011)      (3,207)
  Provision for loss on restaurant
   closings and other property write-
   downs..................................      --        3,911          --
  (Increase) decrease in receivables,
   net....................................     (270)        406         (814)
  (Increase) decrease in income tax
   receivable.............................      --         (609)         609
  (Increase) decrease in inventories......       47        (185)         166
  (Increase) decrease in prepayments and
   other..................................      222         (49)      (1,150)
  Increase (decrease) in accounts
   payable................................      692      (5,423)       2,854
  Increase (decrease) in income taxes
   payable................................     (643)       (318)         822
  Increase (decrease) in accrued
   liabilities............................    2,670      (3,376)       8,559
  Other, net..............................    1,068         523          (64)
  Increase in liabilities from
   reorganization activities..............      --       20,909        1,408
                                            -------     -------      -------
   Net cash provided by operating
    activities............................   19,620      17,675       18,139
                                            -------     -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, buildings and
  equipment...............................  (26,653)    (16,307)      (6,457)
 Proceeds from sale of property, buildings
  and equipment...........................      793         908        3,282
 Payments received on net investment in
  direct financing leases.................      673         766          856
                                            -------     -------      -------
   Net cash used in investing activities..  (25,187)    (14,633)      (2,319)
                                            -------     -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term
  debt....................................   20,218         --           --
 Repayments of long-term debt.............   (4,657)     (3,472)         (53)
 Principal payments of capital
  lease obligations.......................     (593)       (652)        (675)
 Other....................................     (413)         (9)         (40)
                                            -------     -------      -------
   Net cash provided by (used in)
    financing activities..................   14,555      (4,133)        (768)
                                            -------     -------      -------
Net increase (decrease) in cash and
 temporary investments....................    8,988      (1,091)      15,052
Cash and temporary investments, beginning
 of period................................    5,816      14,804       13,713
                                            -------     -------      -------
Cash and temporary investments, end of
 period...................................  $14,804     $13,713      $28,765
                                            =======     =======      =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the period for:
  Interest, net of amount capitalized.....  $ 3,600     $ 4,005      $   648
                                            =======     =======      =======
  Income taxes............................  $ 4,176     $ 1,819      $   917
                                            =======     =======      =======
  Reorganization item.....................  $   --      $   184      $ 1,092
                                            =======     =======      =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                      THE KRYSTAL COMPANY AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS ACTIVITIES

  The Krystal Company (a Tennessee corporation) is engaged primarily in the development, operation and franchising of fast food restaurants in the southeastern United States. Krystal's wholly-owned subsidiary, Krystal Aviation Co. ("Aviation") operates a fixed base airport hangar operation in Chattanooga, Tennessee. Aviation's revenues in each of the last three years were less than 3% of the Company's total revenues. As discussed in Note 3, on December 15, 1995, Krystal filed a petition for relief under Chapter 11 of the federal bankruptcy laws.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation--

  The accompanying consolidated financial statements include the accounts of The Krystal Company ("Krystal") and Aviation (referred to collectively as the "Company"). All significant intercompany balances and transactions have been eliminated.

 Fiscal Year End--

  The Company's fiscal year ends on the Sunday nearest December 31. Consequently, the Company will occasionally have a 53 week fiscal year. The years ended January 1, 1995, December 31, 1995 and December 29, 1996 were 52 week fiscal years.

 Cash and Temporary Investments--

  For purposes of the consolidated statements of cash flows, the Company considers repurchase agreements and other temporary cash investments with a maturity of three months or less to be temporary investments. As of December 29, 1996, Krystal was holding $23,913,000 in certificates of deposits which are included in cash and temporary investments in the accompanying consolidated balance sheet.

 Inventories--

  Inventories are stated at cost and consist primarily of food, paper products and other supplies. The Company uses the last-in, first-out (LIFO) method of accounting for a substantial portion of its inventories. If the first-in, first-out (FIFO) method had been used instead of LIFO, inventories at December 31, 1995 and December 29, 1996, would have been approximately $2,485,000 and $2,310,000, respectively.

 Property, Buildings and Equipment--

  Property, buildings and equipment are stated at cost. Expenditures which materially increase useful lives are capitalized, whereas ordinary maintenance and repairs are expensed as incurred. All significant properties are reviewed periodically for operational suitability, and, if such properties are determined to be unsuitable for future operations, reserves are provided to reduce the properties to estimated realizable values.

  Depreciation of fixed assets is computed using the straight-line method for financial reporting purposes and accelerated methods for tax purposes over the estimated useful lives of the related assets as follows:

   Buildings and improvements...................... 10-39 years
   Equipment....................................... 3-10 years
   Leaseholds...................................... Life of lease up to 20 years

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 on accounting for the impairment of long-lived assets, certain identifiable

                      THE KRYSTAL COMPANY AND SUBSIDIARY
intangibles and goodwill related to assets to be held and used. SFAS No. 121 also establishes accounting standards for long-lived assets and certain identifiable intangibles to be disposed of. The Company adopted SFAS No. 121 effective the beginning of fiscal 1996. The adoption of SFAS 121 did not have a significant impact on the Company's consolidated financial position and results of operations.

 Income Taxes--

  Under SFAS No. 109, "Accounting for Income Taxes", deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted tax rate. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. Tax benefits are recognized in the financial statements in the period in which they are generated.

 Franchise and License Agreements--

  Franchise or license agreements are available for single and multi-unit restaurants. The multi-unit agreement establishes the number of restaurants the franchisee or licensee is to construct and open in the franchised area during the term of the agreement. At December 31, 1995, there were 80 franchised or licensed restaurants of which 50 restaurants were operated under multi-unit agreements. At December 29, 1996, there were 89 franchised or licensed restaurants of which 57 restaurants were operated under multi-unit agreements.

  Franchisees and licensees are required to pay the Company a franchise or license fee and a weekly royalty and service fee of either 4.5% or 6.0%, depending on the duration of the franchise agreement, of the restaurants' gross receipts. Unit franchise and license fees are recorded as income as related restaurants begin operations. Royalty and service fees, which are based on restaurant sales of franchisees and licensees, are accrued as earned.

  Franchise fees received prior to the opening of the restaurant are deferred and included in accrued liabilities on the consolidated balance sheets. At December 31, 1995 and December 29, 1996, total deferred franchise and license fees were approximately $715,000 and $682,000, respectively.

 Earnings Per Common Share--

  Earnings per common share is based on the weighted average number of common shares outstanding.

 Stock-Based Compensation--

  The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Effective in 1996, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires companies that do not choose to account for stock-based compensation as prescribed by the statement to disclose the pro forma effects on net income and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock-based compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

 Use of Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications--

  Certain reclassifications have been made in the fiscal 1995 financial statements to conform with the 1996 presentation.

                      THE KRYSTAL COMPANY AND SUBSIDIARY

3. PETITION FOR RELIEF UNDER CHAPTER 11

  On December 15, 1995 (the "petition date"), Krystal filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Tennessee in Chattanooga, Tennessee (the "Court"), for the purpose of completely and finally resolving the various claims filed against the Company by current and former employees alleging violations of the Fair Labor Standards Act of 1938 ("FLSA"). Under Chapter 11, enforcement of certain pre-petition unsecured claims were stayed, while Krystal continues operations in the ordinary course of business as a debtor-in-possession. These unsecured stayed claims are reflected in the accompanying December 31, 1995 and December 29, 1996 consolidated balance sheets as liabilities subject to compromise (Notes 6, 7 and 11). Claims secured by Krystal's assets ("secured claims") were also stayed, although the holders of such claims have the right on motion to the Court for relief from the stay. Secured claims are secured primarily by liens on some of Krystal's real property and buildings. Any additional claims that have arisen subsequent to the petition date which include amounts determined by the Court as allowable claims for contingencies and other disputed amounts have been included in liabilities subject to compromise at December 29, 1996.

  Krystal's wholly-owned subsidiary, Aviation, did not file a petition for relief under Chapter 11 with the Court. Separate condensed financial statements of Krystal have not been presented as the operations of Krystal represent substantially all of the operations of the Company.

  A plan of reorganization, as amended (the "Plan") was formally filed on February 24, 1997. The terms of the Plan provide for full payment of all administrative expenses, tax claims, priority claims and secured claims. The Plan also provides for full payment of unsecured claims which includes trade and financial creditors. The Plan further provides for interest of 8.5% per annum or a market rate determined to be appropriate by the Court for unsecured trade creditors. Interest will be paid from the later of the petition date or the date at which the obligation became due. The Plan also provides for the payment of 1.3% per annum penalty interest on the unsecured senior notes held by financial creditors.

  The Court has approved the distribution of the Plan which must be accepted by at least two-thirds in amount and by more than one-half in number of the voting unsecured creditors. The Court has set a confirmation hearing date for the Plan on April 9, 1997 at which time the Plan will be granted or denied by the Court (the "Confirmation Order"). The Plan states that as a condition to the Confirmation Order, Krystal must present to the Court the settlement of the FLSA class suit (Note 11) and the successful consummation of a loan transaction whereby Krystal will borrow at least $45,000,000 from a commercial lending institution on or before the distribution date of the Plan. On March 3, 1997, Krystal received a commitment from a financial institution to provide the financing required by the Plan. The commitment provides for a $23,000,000 five year revolving credit facility, a $10,000,000 term loan due in equal quarterly installments over five years and a $20,000,000 term loan due in quarterly installments in the third through the fifth year following completion of the financing. The revolving credit facility and term loans are to be secured by substantially all of the Company's assets. Funding of this commitment is subject to fulfillment of certain conditions and requirements.

  In 1995, Krystal received approval from the Court to pay or otherwise honor certain of its pre-petition obligations, including employee wages and benefits; and, accordingly, these amounts have been paid or are included in the appropriate liability captions on the accompanying consolidated balance sheet at December 31, 1995. In 1996, Krystal received approval from the Court to pay certain pre-petition obligations including state sales taxes, real and business personalty taxes; and accordingly, these amounts have been paid and are excluded as liabilities subject to compromise on the accompanying consolidated balance sheets at December 29, 1996. Krystal paid $3,024,000 in pre-petition obligations in 1996.

                      THE KRYSTAL COMPANY AND SUBSIDIARY

  Interest income of approximately $375,000 earned on excess cash due to the bankruptcy has been recorded as a reduction in interest expense related to certain pre-petition liabilities which include the 1.3% penalty interest on the senior notes and the 8.5% interest expense associated with the unsecured pre-petition trade payables. All other interest income and contractual interest expense incurred in the ordinary course of business has been reported separately in the accompanying consolidated statement of operations for the year ended December 29, 1996.

  Professional and other fees of $184,000 and $3,846,000 incurred as a result of Krystal's Chapter 11 filing have been segregated from expenses related to ordinary operations and reported as a reorganization item in the accompanying consolidated statements of operations for the years ended December 31, 1995 and December 29, 1996, respectively.

4. PROPERTY, BUILDINGS AND EQUIPMENT

  Property, buildings and equipment at December 31, 1995 and December 29, 1996, consisted of the following:

                                                       DECEMBER 31, DECEMBER 29,
                                                           1995         1996
                                                       ------------ ------------
                                                            (IN THOUSANDS)
   Land...............................................   $ 35,102     $ 33,803
   Buildings and improvements.........................     48,905       49,044
   Equipment..........................................     67,328       69,467
   Leaseholds.........................................     20,228       20,333
   Construction in progress...........................      1,353          896
                                                         --------     --------
                                                          172,916      173,543
   Accumulated depreciation and amortization..........    (74,370)     (82,370)
                                                         --------     --------
                                                         $ 98,546     $ 91,173
                                                         ========     ========

  In December 1995, the Company recorded a provision for loss on restaurant closings and other property write-downs of $3,911,000 which is reflected in the accompanying consolidated statement of operations for the year ended December 31, 1995. This provision primarily relates to the Company's estimated losses to be incurred associated with decisions to close certain restaurants.

5. ACCRUED LIABILITIES

  Accrued liabilities at December 31, 1995 and December 29, 1996, consisted of the following:

                                                       DECEMBER 31, DECEMBER 29,
                                                           1995         1996
                                                       ------------ ------------
                                                            (IN THOUSANDS)
   Salaries, wages and vacation pay...................    $3,442      $ 3,477
   Workers' compensation..............................     3,295        3,753
   State sales taxes..................................       774        1,321
   Deferred franchise fees............................       715          682
   Accrued interest...................................       234        4,178
   Accrued reorganization expenses....................       --         2,286
   Other..............................................       967        2,289
                                                          ------      -------
                                                          $9,427      $17,986
                                                          ======      =======

                      THE KRYSTAL COMPANY AND SUBSIDIARY

6. INDEBTEDNESS

  Long-term debt at December 31, 1995 and December 29, 1996, consisted of the following:

                                                      DECEMBER 31, DECEMBER 29,
                                                          1995         1996
                                                      ------------ ------------
                                                           (IN THOUSANDS)
   7.6% senior notes, payable in annual installments
    beginning in May 1997 and balance due May 2004...   $ 20,000     $ 20,000
   11.16% senior notes, payable in annual
    installments and balance due May 1999............     16,000       16,000
   10.5% mortgage bonds, payable in monthly
    installments through October 2001................      2,884        2,884
   Other.............................................      1,169        1,173
                                                        --------     --------
                                                          40,053       40,057
   Less--
     Current maturities..............................       (432)        (967)
     Liabilities subject to compromise...............    (36,000)     (36,000)
                                                        --------     --------
                                                        $  3,621     $  3,090
                                                        ========     ========

  Unsecured debt included in liabilities subject to compromise at December 31, 1995 and December 29, 1996 consisted of the $20,000,000 senior notes and the $16,000,000 senior notes.

  On December 29, 1996, outstanding letters of credit not reflected in the accompanying financial statements aggregated approximately $3,461,000. Letters of credit issued in 1996 of $800,000 are collateralized by the Company with certificates of deposit which are included in cash and temporary investments on the balance sheet.

  Property and buildings with a net book value of $3,181,000 at December 29, 1996, are pledged as collateral on the 10.5% mortgage bonds.

  Maturities of long-term debt not subject to compromise subsequent to December 29, 1996, are as follows (in thousands):

            1997.................................... $967
            1998....................................  514
            1999....................................  566
            2000....................................  611
            2001....................................  527
            Thereafter..............................  872

  The Company's debt agreements contain restrictive covenants including, but not limited to: (a) the Company's required maintenance of minimum levels of tangible net worth; (b) limitations regarding additional indebtedness; (c) the Company's required maintenance of a minimum amount of fixed charges coverage; and (d) limitations regarding liens on assets. Due to the Chapter 11 proceedings, the Company was not in compliance with certain restrictive covenants of the Company's debt agreements at December 29, 1996. Such debt is classified as liabilities subject to compromise in the accompanying consolidated balance sheet at December 29, 1996.

  Due to the extenuating circumstances involving both secured and unsecured long-term debt as a result of the Chapter 11 filing, it is not practicable to estimate the fair value of long-term debt at December 31, 1995 and at December 29, 1996.

                      THE KRYSTAL COMPANY AND SUBSIDIARY

7. LIABILITIES SUBJECT TO COMPROMISE

  Liabilities subject to compromise at December 31, 1995 and December 29, 1996, consisted of the following:

                                                       DECEMBER 31, DECEMBER 29,
                                                           1995         1996
                                                       ------------ ------------
                                                            (IN THOUSANDS)
   Unsecured long-term debt...........................   $36,000      $36,000
   Accounts payable...................................     7,542        7,920
   Special charge reserve.............................     9,849       13,875
   State sales taxes..................................     1,657          --
   Real estate and business personalty taxes..........     1,349           10
   Other..............................................       512          512
                                                         -------      -------
                                                         $56,909      $58,317
                                                         =======      =======

8. BENEFIT PLANS

 Retirement Plans--

  The Company has a noncontributory, defined benefit pension plan covering substantially all operating and salaried employees. The plan provides benefits of stated amounts based on years of service and the employee's compensation. The Company's funding policy is consistent with the requirements of the Employee Retirement Income Security Act of 1974. Plan assets at December 31, 1995 and December 29, 1996, are invested primarily in equity securities, managed international equity and bond index funds and U.S. government securities.

  Net pension expense included the following components:

                                         JANUARY 1, DECEMBER 31, DECEMBER 29,
                                            1995        1995         1996
                                         ---------- ------------ ------------
                                                    (IN THOUSANDS)
   Service cost (benefits earned during
    the period).........................  $ 1,451     $ 1,182      $ 1,594
   Interest cost on projected benefit
    obligation..........................    1,493       1,575        1,728
   Actual return on plan assets.........     (646)     (5,254)      (4,224)
   Net amortization and deferral........   (1,368)      3,253        1,868
                                          -------     -------      -------
   Net pension expense..................  $   930     $   756      $   966
                                          =======     =======      =======

  The following table sets forth the status of the plan as of December 31, 1995 and December 29, 1996:

                                                     DECEMBER 31, DECEMBER 29,
                                                         1995         1996
                                                     ------------ ------------
                                                          (IN THOUSANDS)
   Actuarial present value of accumulated benefit
    obligations:
     Vested benefit obligation......................   $ 19,401     $ 19,884
     Non-vested benefit obligation..................        822          767
                                                       --------     --------
     Accumulated benefit obligation.................   $ 20,223     $ 20,651
                                                       ========     ========
   Projected benefit obligation.....................   $(22,613)    $(24,112)
   Plan assets at fair value........................     24,819       27,936
                                                       --------     --------
   Plan assets in excess of projected benefit
    obligation......................................      2,206        3,824
   Unrecognized net gain............................     (4,196)      (6,893)
   Unrecognized initial asset.......................     (1,450)      (1,160)
   Unrecognized prior service cost..................        577          400
                                                       --------     --------
   Pension liability recognized in the consolidated
    balance sheets..................................   $ (2,863)    $ (3,829)
                                                       ========     ========

                      THE KRYSTAL COMPANY AND SUBSIDIARY

  Unrecognized prior service cost resulted from plan amendments providing an accelerated vesting schedule and increased benefits for certain participants based on services rendered in prior periods. This amount is being amortized over the average future service of employees expected to receive benefits from the plan.

  The projected benefit obligation was determined using a discount rate of 8.5%, 7.5% and 8.0% at, January 1, 1995, December 31, 1995 and December 29, 1996, respectively. The assumed rate of compensation increase was 4%, 3% and 3% in 1994, 1995 and 1996 respectively. The expected long-term rate of return on plan assets was 9% in 1994, 1995 and 1996.

  The Company also has a supplemental executive retirement plan for certain officers. The plan provides additional benefits upon retirement. The supplemental retirement benefit shall be paid over the officers' lifetime but for no less than a period of 10 years following retirement. The Company provides an annual amount necessary to amortize the total cost of the estimated deferred compensation at retirement. Total deferred compensation accrued for this plan at December 31, 1995 and December 29, 1996, was $2,609,000 and $2,876,000, respectively.

  The Company is the beneficiary of life insurance policies with a face amount of $7,722,000 at December 29, 1996. Total cash surrender value of such life insurance at December 31, 1995 and December 29, 1996 was $5,117,000 and $5,638,000, respectively.

 Post-retirement Health Care and Dental Benefits--

  Employees retiring from the Company on or after attaining age 55 that meet certain eligibility requirements are entitled to post-retirement health care and dental benefit coverage. These benefits vary for hourly and salaried employees and are subject to deductibles, copayment provisions and other limitations. The Company may amend or change the plan periodically. Retirees contribute at a fixed rate per month toward the cost of the plan.

  Net periodic post-retirement health care benefits cost included the following components:

                                          JANUARY 1, DECEMBER 31, DECEMBER 29,
                                             1995        1995         1996
                                          ---------- ------------ ------------
                                                     (IN THOUSANDS)
   Service cost (benefits earned during
    the period)..........................    $ 96        $ 74         $ 78
   Interest cost on accumulated post-
    retirement health care benefits
    obligation...........................      66          68           67
                                             ----        ----         ----
   Net periodic post-retirement health
    care benefits cost...................    $162        $142         $145
                                             ====        ====         ====

  The following table sets forth the funded status of the plan, reconciled to the accrued post-retirement health care benefits recognized in the Company's consolidated balance sheets at December 31, 1995 and December 29, 1996:

                                                     DECEMBER 31, DECEMBER 29,
                                                         1995         1996
                                                     ------------ ------------
                                                          (IN THOUSANDS)
   Accumulated post-retirement health care benefits
    obligation:
     Retirees......................................      $171        $  146
     Employees fully eligible......................       232           270
     Other active participants.....................       540           553
                                                         ----        ------
       Total.......................................       943           969
   Unrecognized net gain (loss)....................       (15)           36
                                                         ----        ------
   Accrued post-retirement health care benefits
    cost...........................................      $928        $1,005
                                                         ====        ======

                      THE KRYSTAL COMPANY AND SUBSIDIARY

  In 1995, a 12.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for measurement purposes, reducing to an 8% annual rate of increase after two years. In 1996, a 6.0% annual rate of increase was assumed for all periods. The effect of a one percentage point increase in the health care cost trend assumption would not have a significant effect on the accumulated post-retirement benefits obligation as of December 29, 1996 and the periodic post-retirement health care benefit cost for the year then ended. The weighted-average discount rate used in determining the accumulated post-retirement health care benefits obligation was 7.5% and 8.0% at December 31, 1995 and December 29, 1996, respectively.

9. INCOME TAXES

  The provision for (benefit from) income taxes included the following components:

                                          JANUARY 1, DECEMBER 31, DECEMBER 29,
                                             1995        1995         1996
                                          ---------- ------------ ------------
                                                     (IN THOUSANDS)
   Current tax provision:
     Federal.............................  $ 3,940     $ 1,176      $ 1,459
     State...............................      590         147          268
                                           -------     -------      -------
                                             4,530       1,323        1,727
   Deferred income taxes.................   (1,568)     (5,011)      (3,207)
                                           -------     -------      -------
   Provision for (benefit from) income
    taxes................................  $ 2,962     $(3,688)     $(1,480)
                                           =======     =======      =======

  The income tax effects of temporary differences that give rise to the current deferred tax asset and the non-current net deferred tax liability as of December 31, 1995 and December 29, 1996, were as follows:

                                                      DECEMBER 31, DECEMBER 29,
                                                          1995         1996
                                                      ------------ ------------
                                                           (IN THOUSANDS)
   Current deferred tax asset:
     Special charge reserve..........................   $ 3,673      $ 5,273
     Workers' compensation...........................     1,176        1,426
     Deferred franchise fees.........................       272          259
     Miscellaneous payables..........................       272          703
     Accrued interest................................       --           242
     Other...........................................       160          424
                                                        -------      -------
         Current deferred tax asset..................   $ 5,553      $ 8,327
                                                        =======      =======
   Non-current net deferred tax liability:
     Non-current deferred tax asset:
       Deferred compensation.........................   $ 1,779      $ 2,019
       Accrued pension cost..........................     1,239        1,465
       Accrued post-retirement benefit cost..........       389          445
       Other.........................................       189          286
                                                        -------      -------
         Non-current deferred tax asset..............     3,596        4,215
                                                        -------      -------
   Non-current deferred tax liability:
     Property, buildings and equipment...............    (6,258)      (6,501)
     Other...........................................       (57)         --
                                                        -------      -------
         Non-current deferred tax liability..........    (6,315)      (6,501)
                                                        -------      -------
         Non-current net deferred tax liability......   $(2,719)     $(2,286)
                                                        =======      =======

                      THE KRYSTAL COMPANY AND SUBSIDIARY

  The difference between the reported income tax provision and the "expected" tax provision (benefit) based on the current statutory federal income tax rate is as follows:

                                          JANUARY 1, DECEMBER 31, DECEMBER 29,
                                             1995        1995         1996
                                          ---------- ------------ ------------
                                                     (IN THOUSANDS)
   Computed "expected" tax provision
    (benefit)............................   $3,111     $(3,122)     $(1,327)
   Targeted jobs tax credits.............     (444)       (137)         --
   State income taxes (net of federal
    income tax effect)...................      257        (340)         (99)
   Other, net............................       38         (89)         (54)
                                            ------     -------      -------
   Reported tax provision (benefit)......   $2,962     $(3,688)     $(1,480)
                                            ======     =======      =======

10. LEASES

  The Company leases certain buildings and equipment and a number of restaurants (land and/or building) under noncancellable lease agreements, some of which are subleased to third parties. The restaurant lease terms are normally for a period of 20 years with options that permit renewals for additional periods. Certain leases provide for additional contingent rentals based on sales. Generally, the building portions of the restaurant leases have been recorded as capital leases, while the land portions have been recorded as operating leases.

  The future minimum lease payments under capital and operating leases, together with the present value of such minimum lease payments as of December 29, 1996, are summarized as follows:

                                                              CAPITAL OPERATING
   YEAR                                                       LEASES   LEASES
   ----                                                       ------- ---------
                                                               (IN THOUSANDS)
   1997.....................................................  $  720   $ 3,854
   1998.....................................................     463     3,074
   1999.....................................................     364     2,458
   2000.....................................................     364     1,949
   2001.....................................................     364     1,507
   Thereafter...............................................   1,873     5,217
                                                              ------   -------
   Total minimum lease payments.............................   4,148   $18,059
                                                                       =======
   Less amount representing interest........................   1,416
                                                              ------
   Present value of minimum lease payments including current
    portion.................................................  $2,732
                                                              ======

  Rental expense under operating leases was $4,666,000, $4,715,000 and $5,212,000 in 1994, 1995 and 1996, respectively.

  Rental expense includes contingent rentals of $156,000, $117,000 and $110,000 in 1994, 1995 and 1996, respectively.

 Direct Financing and Operating Leases/Subleases with Third Parties--

  The Company owns or leases from outside parties certain land and buildings which are leased/subleased to third parties. Generally, the building portions of the leases/subleases are treated as direct financing leases while the land portions of the leases/subleases are treated as operating leases.

                      THE KRYSTAL COMPANY AND SUBSIDIARY

  The following summarizes the components of the net investment in direct financing leases and the minimum future rentals on operating leases/subleases as of December 29, 1996:

                                                            DIRECT
                                                           FINANCING OPERATING
   YEAR                                                     LEASES    LEASES
   ----                                                    --------- ---------
                                                             (IN THOUSANDS)
   1997...................................................   $633     $  627
   1998...................................................    268        458
   1999...................................................     56        343
   2000...................................................      6        314
   2001...................................................               244
   Thereafter.............................................                 3
                                                             ----     ------
   Total minimum lease payments to be received............    963     $1,989
                                                                      ======
   Less unearned income...................................    (96)
                                                             ----
   Net investment in direct financing leases including
    current portion.......................................   $867
                                                             ====

  Rental income under operating leases was $629,000, $626,000 and $557,000 in 1994, 1995 and 1996, respectively.

11. CONTINGENCIES

  In July 1994, Krystal was named a defendant in a suit filed in the United States District Court for the Middle District of Tennessee, in which 41 plaintiffs, who were current and former employees of Krystal, alleged violations of the FLSA and sought back wages, liquidated damages, costs and attorney's fees. The suit alleged that the plaintiffs were uncompensated for time which they worked on Krystal's behalf. In February 1995, ten additional plaintiffs, also current and former employees of Krystal, filed a separate suit in the same court containing essentially the same allegations. As a result, Krystal established a reserve of $2,000,000 in 1994 to cover the claims of the plaintiffs in the two suits, the costs associated therewith, and the claims of any other employees and the costs associated therewith.

  On April 18, 1995, Krystal settled the July 1994 case by agreeing to pay $840,000 to the plaintiffs and their counsel. By order dated August 28, 1995, the Court in the February 1995 case provisionally granted the plaintiffs motion for court-supervised notice of the pendency of that action to prospective class members from among current and former employees of Krystal for the past three years.

  In the third quarter of 1995, a total of 17 additional current and former employees of Krystal filed three additional suits in the United States District Courts for the Northern District of Georgia, the Northern District of Alabama and the Middle District of Florida, containing essentially the same allegations as set forth in the July 1994 and February 1995 suits.

  In light of the three suits filed against Krystal during the third quarter of 1995 and the order entered in the February 1995 suit provisionally granting the plaintiffs motion for court-supervised notice of the pendency of that action, Krystal established an additional $10,000,000 reserve to cover an estimate of the exposure resulting from (i) the claims of the plaintiffs in the four pending suits, (ii) the potential for additional claims of other current and former employees, (iii) related claims, and (iv) the costs associated therewith.

  On December 15, 1995, Krystal filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code with the Court for the purpose of completely and finally resolving the various claims filed against the Company by current and former employees alleging violations of the FLSA. The four pending lawsuits filed against Krystal under the FLSA have been stayed by the bankruptcy filing.

                      THE KRYSTAL COMPANY AND SUBSIDIARY

  Subsequent to December 29, 1996, Krystal and the majority of the FLSA plaintiffs reached a settlement providing for the payment of approximately $13,000,000 for the FLSA claims and related legal costs. At December 29, 1996, the Company established an additional $4,000,000 reserve related to the FLSA claim. Management believes the accrual for employee claims of $13,875,000 at December 29, 1996 is adequate to meet its ultimate obligation for the FLSA claims.

  The Company is party to other various legal proceedings incidental to its business. The ultimate disposition of these matters is not presently determinable but will not, in the opinion of management, have a material adverse effect on the Company's financial condition or results of operations.

12. RESTRICTED STOCK AND STOCK OWNERSHIP PLANS

  The Company's 1990 Restricted Stock Plan ("Restricted Stock Plan") provides for the granting of shares of common stock to certain directors and key employees of the Company. The number of shares that may be issued under the Restricted Stock Plan may not exceed 1,100,000 shares. The shares issued under the Restricted Stock Plan when issued are restricted and subject to forfeiture under certain circumstances.

  Restricted stock may not be sold or otherwise transferred, and, if employment of the restricted stockholder terminates for any reason other than death, normal retirement, total disability, approved early retirement, or other approved termination, the restricted stock will be forfeited. Restricted stock which has been forfeited may be reissued under the Restricted Stock Plan. As to restricted stock issued before April 14, 1992, restrictions generally lapse 15% each year. As to restricted stock issued on or after April 14, 1992, restrictions will generally lapse as to 10% of the restricted stock between the second and third anniversary of the date of grant and then 10% per year thereafter. However, restrictions on 430,000 shares granted to two officers of the Company will only lapse in the event of death, normal retirement, total disability, approved early retirement, or other approved termination. Restrictions also terminate on the occurrence of certain events including dissolution or change in control of the Company. The Restricted Stock Plan provides for the issuance of additional shares to each restricted stockholder in the event annual lapsing of the restrictions is waived. The additional shares issued to the restricted stockholder each year is limited to 10% of the number of restricted shares for which the annual lapsing is waived. Restricted stock has the same dividend and voting rights as other outstanding common stock.

  During 1992, the Company adopted a restricted stock plan ("Non-Employee Director Plan") which provides for the issuance of 8,000 shares of restricted stock to each existing non-employee director who has not previously been awarded restricted stock. This plan provides for the issuance of an additional 800 shares of restricted stock to each non-employee director in the event annual lapsing of the restrictions is waived. The restrictions generally lapse 15% each year beginning two years after the date of grant.

  A summary of the Company's restricted stock activity is as follows:

                                                      RESTRICTED NON-EMPLOYEE
                                                      STOCK PLAN DIRECTOR PLAN
                                                      ---------- -------------
                                                         (NUMBER OF SHARES)
   Issued at January 2, 1994.........................  958,000       16,000
     Issued at an average market value of $14.00 per
      share..........................................    1,200          240
     Forfeitures.....................................   (8,000)         --
                                                       -------      -------
   Issued at January 1, 1995.........................  951,200       16,240
     Issued at an average market value of $7.75 per
      share..........................................   73,200          240
     Forfeitures.....................................  (40,000)     (16,480)
                                                       -------      -------
   Issued at December 31, 1995.......................  984,400          --
     Issued at an average market value of $4.63 per
      share..........................................      960          --
     Forfeitures.....................................  (36,000)         --
                                                       -------      -------
   Issued at December 29, 1996.......................  949,360          --
                                                       =======      =======

                      THE KRYSTAL COMPANY AND SUBSIDIARY

  Deferred compensation related to the restricted stock awards is recorded based on the market value of the Company's common stock at the date of grant and such deferred compensation is amortized to expense over the period the restrictions lapse. Compensation expense related to the restricted stock plans was $445,624, $254,203, and $363,688, in 1994, 1995, and 1996, respectively.
During 1994, the Company adopted a stock option plan which provides for the issuance of up to 1,100,000 common stock options (less the number of shares of common stock that are at any time issued and outstanding under the Restricted Stock Plan) to key employees and non-employee directors.

  At December 29, 1996, no options had been granted under this stock option plan.

  Effective March 1, 1994, all employees of the Company (excluding those who own restricted stock of the Company) who have attained age eighteen and who have been employed for one year are eligible to participate in the Company's employee stock purchase plan (the "ESPP"). The ESPP provides that each participant may authorize the Company to deduct up to $3,600 of their annual earnings and deposit such amounts with an independent custodian. The Company will contribute an additional 15% to the first $1,800 of the participant's deduction and deposit such amount with the custodian. The custodian causes to be purchased, as nominee for the participants, common stock of the Company at prevailing market prices and distributes the shares purchased to the participants upon request. The Company's contributions under the ESPP, which were charged to expense, were not significant in 1995 or 1996.

  The Company applies APB Opinion 25 and related interpretations in accounting for its stock-based compensation plans described above. Had compensation cost for these plans been determined based on the provisions of SFAS No. 123, the effect on the Company's net income and earning per share would not be significant in 1995 or 1996.

13. QUARTERLY INFORMATION (UNAUDITED)


                                                                       EARNINGS
                                                   OPERATING   NET    (LOSS) PER
                                                    INCOME   INCOME     COMMON
   FISCAL 1995                            REVENUES  (LOSS)   (LOSS)    SHARE(1)
   -----------                            -------- --------- -------  ----------
                                          (IN THOUSANDS OF DOLLARS, EXCEPT PER
                                                     SHARE AMOUNTS)
   Quarter Ended:
     April 2............................. $ 58,196  $ 1,356  $   327    $ 0.04
     July 2..............................   63,501    2,818    1,215      0.16
     October 1(2)........................   62,508   (8,365)  (5,731)    (0.76)
     December 31(3)......................   63,823   (1,221)  (1,135)    (0.15)
                                          --------  -------  -------    ------
       Total............................. $248,028  $(5,412) $(5,324)   $(0.71)
                                          ========  =======  =======    ======

                      THE KRYSTAL COMPANY AND SUBSIDIARY

                                                                       EARNINGS
                                                   OPERATING   NET    (LOSS) PER
                                                    INCOME   INCOME     COMMON
   FISCAL 1996                            REVENUES  (LOSS)   (LOSS)     SHARE
   -----------                            -------- --------- -------  ----------
   Quarter Ended:
     March 31............................ $ 57,667  $  693   $  (746)   $(0.10)
     June 30.............................   60,903   2,095       426      0.06
     September 29........................   62,432   1,611       (11)     0.00
     December 29(4)......................   63,266    (473)   (2,091)    (0.28)
                                          --------  ------   -------    ------
       Total............................. $244,268  $3,926   $(2,422)   $ (.32)
                                          ========  ======   =======    ======

- --------
(1) The sum of quarterly earnings per share amounts may differ from annual earnings per share because of the differences in the weighted average number of common shares in the quarterly and annual computations.
(2) The third quarter of 1995 includes a special charge for litigation (Note
    11) of $10,000,000 before income tax benefit ($6,200,000 after income tax benefit, or $0.83 per common share).
(3) The fourth quarter of 1995 includes the provision for loss on restaurant closings and other property write-downs of $3,911,000 before income tax benefit ($2,425,000 after income tax benefit, or $0.32 per common share).
(4) The fourth quarter of 1996 includes a special charge for litigation (Note
    11) of $4,000,000 before income tax benefit ($2,480,000 after income tax benefit, or $0.33 per common share).

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

 FROM THE KRYSTAL COMPANY'S FORM 10-Q FOR THE QUARTER ENDED JUNE 29, 1997:

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       JUNE 29,   DECEMBER 29,
                                                         1997         1996
                                                      ----------- ------------
                                                      (UNAUDITED)  (AUDITED)
                       ASSETS
                       ------
CURRENT ASSETS:
  Cash and temporary investments.....................  $  4,829     $ 28,765
  Receivables, net...................................     1,731        2,566
  Net investment in direct financing leases-current
   portion...........................................       372          562
  Inventories........................................     1,970        2,156
  Deferred tax asset.................................     8,327        8,327
  Prepayments and other..............................     1,311        1,980
                                                       --------     --------
    Total current assets.............................    18,540       44,356
                                                       --------     --------
NET INVESTMENT IN DIRECT FINANCING LEASES, excluding
 current portion.....................................       159          305
                                                       --------     --------
PROPERTY, BUILDINGS, AND EQUIPMENT, net..............    89,786       91,173
                                                       --------     --------
LEASED PROPERTIES, net...............................     1,555        1,653
                                                       --------     --------
OTHER ASSETS:
  Cash surrender value of life insurance.............     5,854        5,638
  Other..............................................     1,815          745
                                                       --------     --------
    Total other assets...............................     7,669        6,383
                                                       --------     --------
      TOTAL ASSETS...................................  $117,709     $143,870
                                                       ========     ========

     See accompanying notes to consolidated condensed financial statements.

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                                 (IN THOUSANDS)

                                                         JUNE 29,   DECEMBER 29,
                                                           1997         1996
                                                        ----------- ------------
                                                        (UNAUDITED)  (AUDITED)
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable....................................   $  5,398     $  4,535
  Accrued liabilities.................................     15,209       17,986
  Current portion of long-term debt...................      1,553          967
  Current portion of capital lease obligations........        326          454
  Income taxes payable................................        361          822
                                                         --------     --------
    Total current liabilities.........................     22,847       24,764
                                                         --------     --------
LIABILITIES SUBJECT TO COMPROMISE, excluding current
 portion..............................................        --        58,317
                                                         --------     --------
LONG-TERM DEBT, excluding current portion.............     35,907        3,090
                                                         --------     --------
CAPITAL LEASE OBLIGATIONS, excluding current portion..      2,135        2,278
                                                         --------     --------
DEFERRED INCOME TAXES.................................      2,287        2,286
                                                         --------     --------
OTHER LONG-TERM LIABILITIES...........................      8,903        8,447
                                                         --------     --------
SHAREHOLDERS' EQUITY:
  Preferred stock, without par value; 5,000,000 shares
   authorized: no shares issued and outstanding.......        --           --
  Common stock, without par value; 15,000,000 shares
   authorized; issued and outstanding, 7,479,288
   shares at June 29, 1997, and 7,491,768 shares at
   December 29, 1996..................................     40,402       40,556
  Retained earnings...................................      6,717        5,873
  Deferred compensation...............................     (1,489)      (1,741)
                                                         --------     --------
    Total shareholders' equity........................     45,630       44,688
                                                         --------     --------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......   $117,709     $143,870
                                                         ========     ========

     See accompanying notes to consolidated condensed financial statements.

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

                                             FOR THE THREE        FOR THE SIX
                                             MONTHS ENDED,       MONTHS ENDED,
                                           ------------------  ------------------
                                           JUNE 29,  JUNE 30,  JUNE 29,  JUNE 30,
                                             1997      1996      1997      1996
                                           --------  --------  --------  --------
REVENUES:
  Restaurant sales.......................  $61,220   $58,867   $118,484  $114,743
  Franchise fees.........................      138        89        179       122
  Royalties..............................      767       690      1,474     1,308
  Other revenues.........................    1,200     1,257      2,351     2,397
                                           -------   -------   --------  --------
                                            63,325    60,903    122,488   118,570
                                           -------   -------   --------  --------
COST AND OTHER EXPENSES:
  Cost of restaurant sales...............   50,032    48,471     97,515    95,240
  Depreciation and amortization
   expenses..............................    2,673     2,800      5,295     5,602
  General and administrative expenses....    7,114     6,549     13,831    12,989
  Other expenses, net....................      837       988      1,668     1,951
                                           -------   -------   --------  --------
                                            60,656    58,808    118,309   115,782
                                           -------   -------   --------  --------
OPERATING INCOME.........................    2,669     2,095      4,179     2,788
REORGANIZATION ITEM:
  Professional fees and other expenses...     (343)     (545)    (1,062)   (1,512)
INTEREST EXPENSE:
  Contractual rate interest..............     (958)   (1,004)    (1,944)   (2,013)
  Interest related to certain pre-
   petition liabilities, net.............      278      (146)        96      (314)
INTEREST INCOME..........................      137       290        444       540
                                           -------   -------   --------  --------
INCOME (LOSS) BEFORE PROVISION FOR
 (BENEFIT FROM) INCOME TAXES AND
 EXTRAORDINARY ITEM......................    1,783       690      1,713      (511)
PROVISION FOR (BENEFIT FROM) INCOME
 TAXES...................................      676       264        649      (191)
                                           -------   -------   --------  --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM..    1,107       426      1,064      (320)
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt,
   net of applicable income tax benefit
   of $134,000 in 1997...................      --        --        (220)      --
                                           -------   -------   --------  --------
NET INCOME (LOSS)........................  $ 1,107   $   426   $    844  $   (320)
                                           =======   =======   ========  ========
EARNINGS (LOSS) PER COMMON SHARE.........  $  0.15   $  0.06   $   0.11  $  (0.04)
                                           =======   =======   ========  ========
WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING......................    7,479     7,492      7,482     7,507
                                           =======   =======   ========  ========

     See accompanying notes to consolidated condensed financial statements.

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

            FOR THE SIX MONTHS ENDED JUNE 29, 1997 AND JUNE 30, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                 COMMON   RETAINED   DEFERRED
                                                  STOCK   EARNINGS COMPENSATION
                                                 -------  -------- ------------
BALANCE, December 29, 1996...................... $40,556   $5,873    $(1,741)
  Net income....................................     --       844        --
  Issuance of 720 common shares to management
   and non-employee director under restricted
   stock plan...................................       4      --          (4)
  Forfeiture of 13,200 restricted shares........    (158)     --         158
  Amortization of deferred compensation.........     --       --          98
                                                 -------   ------    -------
BALANCE, June 29, 1997.......................... $40,402   $6,717    $(1,489)
                                                 =======   ======    =======
BALANCE, December 31, 1995...................... $40,830   $8,195    $(2,378)
  Net loss......................................     --      (320)       --
  Issuance of 960 common shares to management
   and non-employee director under restricted
   stock plan...................................       4      --          (4)
  Forfeiture of 36,000 restricted shares........    (278)                278
  Amortization of deferred compensation.........     --       --         173
                                                 -------   ------    -------
BALANCE, June 30, 1996.......................... $40,556   $7,875    $(1,931)
                                                 =======   ======    =======

     See accompanying notes to consolidated condensed financial statements.

                       THE KRYSTAL COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                  FOR THE
                                                             SIX MONTHS ENDED,
                                                             ------------------
                                                             JUNE 29,  JUNE 30,
                                                               1997      1996
                                                             --------  --------
OPERATING ACTIVITIES:
  Net income(loss).......................................... $    844  $  (320)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities--
    Depreciation and amortization...........................    5,295    5,602
    Increase in deferred taxes..............................        1      --
    Loss on early extinguishment of debt....................      354      --
    (Increase) decrease in receivables......................      835     (244)
    (Increase) in income tax receivable.....................      --      (279)
    Decrease in inventories.................................      186      288
    (Increase) decrease in prepayments and other............      669     (442)
    Increase (decrease) in accounts payable.................      863    1,482
    (Decrease) in income taxes payable......................     (461)     --
    Increase (decrease) in accrued liabilities..............   (2,777)   3,743
    Other...................................................   (1,387)       1
                                                             --------  -------
      Net cash provided by operating activities before
       reorganization activities............................    4,422    9,831
  Changes in liabilities from reorganization activities:
    (Decrease) in accounts payable..........................   (7,920)     --
    (Decrease) in accrued liabilities.......................  (14,397)  (2,543)
                                                             --------  -------
      Net cash provided by (used in) operating activities...  (17,895)   7,288
                                                             --------  -------
INVESTING ACTIVITIES:
  Additions to property, buildings, and equipment...........   (3,902)  (2,211)
  Proceeds from sale of property, buildings, and equipment..      393    1,119
  Payments received on net investment in direct financing
   leases...................................................      336      421
                                                             --------  -------
      Net cash used in investing activities.................   (3,173)    (671)
                                                             --------  -------
FINANCING ACTIVITIES:
  Decrease in debt from reorganization activities...........  (36,000)     --
  Proceeds from borrowing...................................   36,320      --
  Repayments of long-term debt..............................   (2,917)     (29)
  Principal payments of capital lease obligations...........     (271)    (340)
                                                             --------  -------
      Net cash used in financing activities.................   (2,868)    (369)
                                                             --------  -------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY INVESTMENTS...  (23,936)   6,248
CASH AND TEMPORARY INVESTMENTS, beginning of period.........   28,765   13,713
                                                             --------  -------
CASH AND TEMPORARY INVESTMENTS, end of period............... $  4,829  $19,961
                                                             ========  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest................................................ $  6,012  $   309
    Income taxes............................................    1,159      127
    Reorganization item: professional fees and other
     expenses...............................................      870      327
                                                             ========  =======

     See accompanying notes to consolidated condensed financial statements.

                      THE KRYSTAL COMPANY AND SUBSIDIARY

       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

BANKRUPTCY FILING

  On December 15, 1995, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Tennessee for the purpose of completely and finally resolving the various claims filed against the Company by current and former employees alleging violations of the Fair Labor Standards Act of 1938
(FLSA). Four pending lawsuits filed against the Company under the FLSA were stayed by the bankruptcy filing.

  Subsequent to December 29, 1996, the Company and the majority of the FLSA plaintiffs reached a settlement providing for the payment of approximately $13,000,000 for the FLSA claims and related legal costs. A plan of reorganization, as amended (the "Plan") was formally filed on February 24, 1997. On April 10, 1997, the Bankruptcy Court confirmed the Company's plan of reorganization and on April 23, 1997, the Plan became effective.

PENDING MERGER WITH PORT ROYAL HOLDINGS, INC.

  As previously announced, on July 3, 1997, the Company agreed to be acquired by Port Royal Holdings, Inc. ("Port Royal"), a privately held company located in Atlanta, Georgia. The acquisition will be completed by the merger of a subsidiary of Port Royal into the Company. Under the terms of the agreement and plan of merger, Port Royal will pay total cash consideration of approximately $108.5 million, or $14.50 per share, to the shareholders of the Company.

  The proposed merger, which is subject to approval by the shareholders of the Company, is expected to be completed by the end of the third quarter of 1997. In connection with the merger, holders of approximately 53 percent of the Company's outstanding shares have granted Port Royal an option to purchase their shares and have further agreed to vote their shares in favor of the merger.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

 COMPARISON OF THE THREE MONTHS ENDED JUNE 29, 1997 TO THE THREE MONTHS ENDED
                                 JUNE 30, 1996

  Total revenues increased 4.0% to $63.3 million for the second quarter of 1997 from $60.9 million for the same period of 1996. Increases in restaurant sales accounted for the entire $2.4 million increase. Company-owned average same restaurant sales for the second quarter of 1997 were $246,000 compared to $234,000 for the same period in 1996, an increase of 5.1%. The Company's management believes the 1997 second quarter revenues increase can be attributed to several factors, including price increases, new advertising and promotional programs and continuing improvements in operations at the restaurant level. The Company had 249 restaurants open at the end of the second quarter of 1997 compared to 251 at the end of the second quarter of 1996.

  Franchise fees and royalties increased $126,000 to $905,000 in the second quarter of 1997 versus the same period in 1996. The franchise system had 93 restaurants open at the end of the second quarter of 1997 compared to 84 open at the end of the second quarter of 1996. This increase in franchise fees and royalties is a result of the increase in franchised restaurants.

  Other revenue, which comes from the Company's aviation subsidiary, was $1.2 million in the second quarter of 1997 compared to $1.3 million in the second quarter of 1996. This decline in revenues was a result of discontinued maintenance service.

  The average customer check for Company-owned full size restaurants in the second quarter of 1997 was $3.78 as compared to $3.52 in the same period of 1996, an increase of 7.4%. The average customer check for Company-owned double drive-thru restaurants in the second quarter of 1997 was $4.12 as compared to $3.82 in the same period of 1996, an increase of 7.9%. The increases in average customer check are due to product prices increasing approximately 3.7% in the second quarter of 1997 over the same period in 1996, and the introduction of new promotional products and menu combinations. Customer counts per restaurant day decreased to 708 in the second quarter of 1997 compared to 721 in the same period of 1996, a decrease of 1.8%.

  Cost of restaurant sales increased $1.5 million, approximately 3.1%, to $50.0 million in the second quarter of 1996, from $48.5 million in the same period of 1996. Cost of restaurant sales as a percentage of restaurant sales decreased to 81.7% in the second quarter of 1997 from 82.3% in the same period of 1996. These increases are primarily the result of increases in food and paper costs and labor expenses that the Company was able to pass through to customers with offsetting product price increases. Total food and paper costs were $19.8 million in the second quarter of 1997 as compared to $18.3 million in the second quarter of 1996. Food and paper costs as a percentage of restaurant sales increased to 32.3% in the second quarter of 1997 as compared to 31.1% in the same period of 1996. Direct labor cost increased $209,000 in the second quarter of 1997, approximately 1.6%, to 21.92% of restaurant sales in the second quarter of 1997 as compared to 22.5% in the second quarter of 1996. Assistant restaurant manager labor cost increased $167,000, approximately 6.4%. Assistant restaurant manager labor cost as a percentage of restaurant sales increased to 4.5% in the second quarter of 1997 from 4.4% in the same period of 1996. In an effort to improve restaurant performance, the number of assistant managers has been increased to improve training and supervision with an offsetting decrease in direct labor. Restaurant manager labor cost increased $50,000, approximately 2.7%, due to average salary increases for the second quarter of 1997.

  Depreciation and amortization expenses decreased $127,000, approximately 4.5%, to $2.7 million in the second quarter of 1997 as compared to $2.8 million for the same period in 1996. This decrease in the second quarter of 1997 is due to some assets being fully depreciated in late 1996.

  General and administrative expenses were approximately $7.1 million in the second quarter of 1997 as compared to $6.5 million for the same period in 1996. Advertising expense was approximately $2.6 million in the second quarters of 1997 and 1996. Advertising expense as a percentage of restaurant sales was 4.2% in the second quarter of 1997 compared to 4.4% in the same period of 1996. Salaries increased $270,000, approximately 14.3%, to $2.2 million in the second quarter of 1997 from $1.9 million in the same period of 1996. This increase in salaries was primarily the result of accruing $231,000 for profit incentive bonuses in 1997; none were accrued in 1996 as there was a year-to-date net loss.

  In accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, issued by the American Institute of Certified Public Accountants, the Company is expensing Reorganization Items as incurred. The total of such professional fees and expenses relating to the reorganization during the second quarter of 1997 was $343,000 as compared to $545,000 for the same period in 1996.

  A reducing adjustment of $331,000 in interest related to certain pre-petition liabilities, net, resulted in $278,000 in income during the second quarter of 1997 compared to an expense of $146,000 in the same period of 1996.

  Provision for income taxes increased to $676,000 in the second quarter of 1997 from $264,000 in the same period of 1996. The effective tax rate of 38.0% is the approximate combined statutory federal and state income tax rates.

 COMPARISON OF THE SIX MONTHS ENDED JUNE 29, 1997 TO THE SIX MONTHS ENDED JUNE
                                   30, 1996

  Total revenues increased 3.3% to $122.5 million for the first half of 1997 from $118.6 million for the same period of 1996. Increases in restaurant sales accounted for $3.7 million of this $3.9 million increase. Company-owned average same restaurant sales for the first half of 1997 were $478,000 compared to $456,000 for the same period in 1996, an increase of 4.8%. The Company's management believes the 1997 first half revenues increase can be attributed to several factors, including price increases, new advertising and promotional programs, continuing improvements in operations at the restaurant level and the mild weather in the southeast in the first quarter 1997 as compared to the same period in 1996. The Company had 249 restaurants open at the end of the first half of 1997 compared to 251 at the end of the first half of 1996.

  Franchise fees and royalties increased $223,000 to $1.7 million in the first half of 1997 versus the same period in 1996. The franchise system had 93 restaurants open at the end of the first half of 1997 compared to 84 open at the end of the same period in 1996. This increase in franchise fees and royalties is a result of the increase in franchised restaurants.

  Other revenue, which comes from the Company's aviation subsidiary, was $2.4 million in the first half of 1997 and 1996.

  The average customer check for Company-owned full size restaurants in the first half of 1997 was $3.75 as compared to $3.49 in the same period of 1996, an increase of 7.4%. The average customer check for Company-owned double drive-thru restaurants in the first half of 1997 was $4.08 as compared to $3.81 in the same period of 1996, an increase of 7.1%. The increases in average customer check are due to product prices increasing approximately 3.5% in the first half of 1997 over the same period in 1996, and the introduction of new promotional products and menu combinations. Customer counts per restaurant day decreased to 691 in the first half of 1997 compared to 703 in the same period of 1996, a decrease of 1.7%.

  Cost of restaurant sales increased $2.3 million, approximately 2.4%, to $97.5 million in the first half of 1997, from $95.2 million in the same period of 1996. Cost of restaurant sales as a percentage of restaurant sales decreased to 82.3% in the first half of 1997 from 83.0% in the same period of 1996. These increases are primarily the result of increases in food and paper costs and labor expenses that the Company was able to pass through to customers with offsetting product price increases. Total food and paper costs were $38.1 million in the first half of 1997 as compared to $36.1 million in the first half of 1996. Food and paper costs as a percentage of restaurant sales increased to 32.2% in the first half of 1997 as compared to 31.5% in the same period of 1996. Direct labor cost increased $217,000 in the first half of 1997, approximately 0.8%, to 22.2% of restaurant sales in the first half of 1997, versus 22.7% in the same period of 1996. Assistant restaurant manager labor cost increased $416,000, approximately 8.0%. Assistant restaurant manager labor cost as a percentage of restaurant sales increased to 4.8% in the first half of 1997 from 4.6% in the same period of 1996. In an effort to improve restaurant performance, the number of assistant managers has been increased to improve training and supervision with an offsetting decrease in direct labor. Restaurant manager labor cost increased $33,000, approximately 0.9%, due to average salary increases for the first half of 1997.

  Depreciation and amortization expenses decreased $307,000, approximately 5.5%, to $5.3 million in the first half of 1997 as compared to $5.6 million for the same period in 1996. This decrease in the first half of 1997 is due to some assets being fully depreciated in late 1996.

  General and administrative expenses increased by $842,000, approximately 6.5%, to $13.8 million in the first half of 1997 versus $13.0 million in the same period of 1996. Advertising expense was approximately $5.0 million in the first half of 1997 and 1996. Advertising expense as a percentage of restaurant sales was 4.2% in the first half of 1997 compared to 4.4% in the same period of 1996. Salaries increased $258,000 approximately 6.8%, to $4.1 million in the first half of 1997 from $3.8 million in the same period of 1996. This increase in salaries was primarily the result of accruing $231,000 for profit incentive bonuses in 1997; none were accrued in 1996 as there was a year-to-date net loss.

  In accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, issued by the American Institute of Certified Public Accountants, the Company is expensing Reorganization Items as incurred. The total of professional fees and expenses relating to the reorganization during the first half of 1997 was $1.1 million as compared to $1.5 million in the same period of 1996.

  A reducing adjustment of $331,000 in interest related to certain pre-petition liabilities, net, resulted in $96,000 in income during the first half of 1997 compared to an expense of $314,000 in the same period of 1996.

  Provision for income taxes increased to $649,000 in the first half of 1997 as compared to an income tax benefit of $191,000 for the same period in 1996, when the Company recorded a net loss for the period. The effective tax rate of 38.0% is the approximate combined statutory federal and state income tax rates.

  Unamortized financing costs in conjunction with extinguishment of debt in the amount of $354,000 pre-tax and $220,000 after-tax was recorded in the first half of 1997.

                        LIQUIDITY AND CAPITAL RESOURCES

  The terms and provisions of the Company's reorganization plan were approved by the Bankruptcy Court on April 10, 1997 and became effective April 23, 1997. The confirmed plan provided for the following:

  --term loans of $10.0 million and $20.0 million and a revolving loan of $23.0 million effective April 23, 1997, and maturing April 23, 2002;

  --the payment of senior debt and secured debt totaling approximately $38.6 million along with all past due interest and additional interest at 1.3% per annum;

  --the settlement of approximately 6,000 FLSA claims totaling about $12.6 million with pro se claims settled for approximately $100,000; and

  --the payment of holders of approximately $7.6 million of trade claims of 100% of their claims with interest at 8.5% per annum for the period December 15, 1995--April 23, 1997.

  The Company does not maintain significant inventory or accounts receivables since substantially all of its restaurants' sales are for cash. Like many restaurant businesses, the Company receives several weeks of trade credit in purchasing food and supplies. The Company's receivables from franchisees are closely monitored and collected weekly. The Company normally operates with working capital deficits (current liabilities exceeding current assets), and had a working capital deficit of $4.3 million at June 29, 1997 compared to a working capital surplus of $14.8 million at June 30, 1996. At June 30, 1996, approximately $26.9 million of liabilities classified as Liabilities Subject to Compromise during Chapter 11 status, would otherwise have been classified as Current Liabilities.

  Capital expenditures totaled approximately $3.9 million in the first half of 1997 compared to $2.2 million for the same period in 1996. The Company opened no new restaurants during the first half of 1997 or the first half of 1996. Approximately $7.6 million is budgeted for capital expenditures in 1997 for refurbishing of certain restaurants and ongoing capital improvements. The Company owns 53.8% of its restaurant sites and leases the remainder.

  After payment of substantially all the Chapter 11 claims during the second quarter of 1997 and refinancing its long-term debt, the Company had available cash of approximately $4.8 million and a revolving loan facility of $23.0 million of which approximately $4.0 million was used for letters of credit and the balance was available for borrowing. The term loans are payable in installments through April, 2002, and the revolving loan availability decreases to $20.0 million June 30, 1998, and is due April, 2002. The term loans and the revolving loan are floating rate loans. Management believes funds from operations, existing cash and the available credit facility will be sufficient to meet its operating requirements, anticipated capital expenditures and other obligations for the foreseeable future.

ATTACHMENT I


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           PORT ROYAL HOLDINGS, INC.,

                             TKC ACQUISITION CORP.

                                      AND

                              THE KRYSTAL COMPANY

                                  JULY 3, 1997

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

 1.01 The Merger...........................................................    1
 1.02 Effective Time.......................................................    1
 1.03 Coversion of Shares..................................................    1
 1.04 Cancellation of Treasury Shares......................................    2
 1.05 Exchange of Certificates.............................................    2
 1.06 [Intentionally Omitted]..............................................    2
 1.07 Effect of the Merger.................................................    2
 1.08 [Intentionally Omitted]..............................................    3
 1.09 Meeting of Shareholders; Proxy Statement.............................    3
                                   ARTICLE II
                       CHARTER AND BYLAWSAND OFFICERS AND
                      DIRECTORS OF THE SURVIVING CORPORATION
 2.01 Charter..............................................................    3
 2.02 Bylaws...............................................................    3
 2.03 Directors............................................................    3
 2.04 Officers.............................................................    3
                                   ARTICLE III
                         REPRESENTATIONS OF THE COMPANY
 3.01 Organization and Authorization.......................................    3
 3.02 Authorized and Outstanding Stock.....................................    4
 3.03 Absence of Other Claims..............................................    4
 3.04 Financial Statements.................................................    4
 3.05 No Undisclosed Liabilities...........................................    5
 3.06 No Violation of Law..................................................    5
 3.07 Property.............................................................    5
 3.08 Leases...............................................................    6
 3.09 Indebtedness.........................................................    6
 3.10 Intellectual Property................................................    6
 3.11 Litigation...........................................................    6
 3.12 Salaried Employees...................................................    7
 3.13 Employee Benefits....................................................    7
 3.14 Collective Bargaining................................................    9
 3.15 Labor Disputes.......................................................    9
 3.16 Bank Accounts........................................................   10
 3.17 [Intentionally Omitted]..............................................   10
 3.18 Environmental Requirements...........................................   10
 3.19 Required Licenses and Permits........................................   11
 3.20 Insurance Policies...................................................   11
 3.21 Major Suppliers and Customers........................................   11
 3.22 Contracts and Commitments............................................   12
 3.23 No Conflict..........................................................   12
 3.24 Agreements in Full Force and Effect..................................   13

                                      (i)

 3.25 Required Filings, Consents and Approvals............................   13
 3.26 Absence of Certain Changes and Events...............................   13
 3.27 Accounts Receivable.................................................   14
 3.28 Tax Matters.........................................................   14
 3.29 Brokerage...........................................................   16
 3.30 Proxy Statement.....................................................   16
 3.31 SEC Filings.........................................................   17
 3.32 Franchisees.........................................................   17
 3.33 Disclosure..........................................................   17
                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
 4.01 Organization........................................................   17
 4.02 Authorization.......................................................   17
 4.03 No Conflict.........................................................   18
 4.04 Disclosure..........................................................   18
 4.05 Brokerage...........................................................   18
 4.06 Litigation..........................................................   18
 4.07 Financing...........................................................   18
                                   ARTICLE V
                            COVENANTS OF THE COMPANY
 5.01 Pre-Closing Operations of the Company...............................   18
 5.02 Access..............................................................   19
 5.03 Interim Financials..................................................   20
 5.04 [Intentionally Omitted].............................................   20
 5.05 Preparation of Supporting Documents.................................   20
 5.06 Notice of Certain Matters...........................................   20
 5.07 Dissenting Shareholders.............................................   21
                                   ARTICLE VI
                            COVENANTS OF THE PARTIES
 6.01 Approvals of Third Parties; Satisfaction of Conditions to Closing...   21
 6.02 Proxy Statement and SEC Filings.....................................   21
 6.03 Confidentiality.....................................................   21
 6.04 Indemnification and Insurance.......................................   22
 6.05 No Personal Liability...............................................   22
 6.06 Severance Policy....................................................   23
                                  ARTICLE VII
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY
 7.01 Representations and Warranties True at Closing Date.................   23
 7.02 Litigation..........................................................   23
 7.03 Opinion of Counsel to Buyer.........................................   23
 7.04 Required Governmental Approvals.....................................   23
 7.05 Articles of Merger..................................................   23
 7.06 Shareholder Approval................................................   23
 7.07 Other Instruments and Documents.....................................   23

                                      (ii)

                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF BUYER
 8.01  Representations and Warranties True at Closing Date.................   24
 8.02  No Material Change..................................................   24
 8.03  Litigation..........................................................   24
 8.04  Required Governmental Approvals.....................................   24
 8.05  Other Necessary Consents............................................   24
 8.06  Opinion of Counsel to the Company...................................   24
 8.07  Resignations of Officers and Directors..............................   24
 8.08  Actions by Board of Directors.......................................   25
 8.09  Shareholder Approval; Dissenting Shares.............................   25
 8.10  Articles of Merger..................................................   25
 8.11  [Intentionally Omitted].............................................   25
 8.12  Other Instruments and Documents.....................................   25
                                   ARTICLE IX
                                     CLOSING
 9.01  Closing Date........................................................   25
                                    ARTICLE X
                          TERMINATION PRIOR TO CLOSING
 10.01 Termination of Agreement............................................   25
 10.02 Termination of Obligations..........................................   26
                                   ARTICLE XI
                             [INTENTIONALLY OMITTED]
                                   ARTICLE XII
                                  MISCELLANEOUS
 12.01 Entire Agreement....................................................  26
 12.02 Amendment...........................................................   26
 12.03 Parties Bound by Agreement; Successors and Assigns..................   26
 12.04 Counterparts........................................................   26
 12.05 Headings............................................................   26
 12.06 Modification and Waiver.............................................   26
 12.07 Expenses............................................................   26
 12.08 Notices.............................................................   26
 12.09 Governing Law.......................................................   27
 12.10 Public Announcements................................................   27
 12.11 Acquisition Proposals...............................................   27
 12.12 The Company's Knowledge.............................................   29
 12.13 No Third-Party Beneficiaries........................................   29
 12.14 "Including".........................................................   29
 12.15 "Gender and Number".................................................   29
 12.16 References..........................................................   29
 12.17 Survival of Representations.........................................   29
 12.18 Updates to Schedules................................................   29
 DEFINITIONS
 EXHIBITS
 SCHEDULES

                                     (iii)

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of July 3, 1997, by and among PORT ROYAL HOLDINGS, INC., a Georgia corporation ("Parent"), TKC ACQUISITION CORP., a Tennessee corporation and wholly owned subsidiary of Parent ("Merger Sub") (Parent and Merger Sub are sometimes collectively referred to herein as "Buyer") and THE KRYSTAL COMPANY, a Tennessee corporation (the "Company")

                             W I T N E S S E T H:

  WHEREAS, the Company has 7,476,088 shares of issued and outstanding common stock, without par value (individually, a "Company Share," collectively, the "Company Shares");

  WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub (i) have approved the merger of Merger Sub with and into the Company upon the terms and conditions set forth herein and (ii) deem such merger to be in the best interests of their respective shareholders; and

  WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties and agreements in connection with such merger.

  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly-owned subsidiary of Parent.

  1.02 Effective Time. If all the conditions to the Merger set forth in Articles VII and VIII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article XII, the parties hereto shall cause Articles of Merger in the form of
Exhibit 1.02 hereto (the "Articles of Merger") to be properly executed and filed with the Secretary of the State of Tennessee on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

  1.03 Conversion of Shares. (a) At the Effective Time, each Company Share other than Dissenting Shares, automatically and without any action on the part of the respective holders thereof (collectively, the "Selling Shareholders"), shall convert into the right to receive cash in an amount per share equal to Fourteen and 50/100 Dollars ($14.50) (the "Merger Consideration").

  (b) Notwithstanding any provision to the contrary in this Agreement, Company Shares held by a shareholder who has not approved the Merger and who has demanded, and is entitled by law to exercise, appraisal rights for such Company Shares in accordance with the TBCA ("Dissenting Shares") shall not be converted into the right to receive any portion of the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his or her right to an appraisal in accordance with the TBCA. If, after the Effective Time, such shareholder fails to perfect or withdraws or loses his or her right to an appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, as provided herein, without interest thereon.

  1.04 Cancellation of Treasury Shares. Shares of capital stock of the Company, if any, held by the Company as treasury stock immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

  1.05 Exchange of Certificates.

  (a) From and after the Effective Time, a bank or trust company to be designated by the Parent (the "Paying Agent") shall act as paying agent in effecting the exchange for the Merger Consideration of certificates that, prior to the Effective Time, represented Company Shares entitled to payment pursuant to Section 1.03. Upon the surrender of each such certificate and the delivery by the Paying Agent of the Merger Consideration in exchange therefor, the certificates that, prior to the Effective Time, represented outstanding Company Shares shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Consideration multiplied by the number of Company Shares represented by such certificate. Upon the surrender and exchange of such an outstanding certificate, the holder shall receive the Merger Consideration, without any interest thereon. If any cash is to be paid to a person other than a person in whose name such surrendered certificate is registered, it shall be a condition to such payment or exchange that the person requesting such payment or exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of such surrendered certificate, or such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party to any such exchange shall be liable to a holder of Company Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.

  (b) At or prior to the Effective Time, Parent shall provide the Paying Agent with sufficient cash to pay the Merger Consideration to each holder of Company Shares entitled thereto.

  (c) Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash (together with all interest thereon) and other instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate that immediately prior to the Effective time represented Company Shares may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under the Tennessee law.

  (d) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Merger Consideration therefor.

  (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Shares. If, after the Effective Time, certificates that immediately prior to the Effective Time represented Company Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in Section 1.03 hereof, subject to applicable law in the case of Dissenting Shares.

  1.06 [Intentionally Omitted]

  1.07 Effect of the Merger. From and after the Effective Time, the Merger shall have the effect set forth in the Tennessee Business Corporation Act ("TBCA"). Without limiting the generality of the foregoing, upon the Effective Time of the Merger, the Surviving Corporation shall possess all rights, privileges, immunities, powers and purposes of each of Merger Sub and the Company and all the debts, liabilities, obligations and penalties of Merger Sub and the Company shall become the debts, liabilities, obligations and penalties of the Surviving Corporation.

  1.08 [Intentionally Omitted]

  1.09 Meeting of Shareholders; Proxy Statement. The Company hereby covenants and agrees that it shall, as promptly as practicable, take all action necessary in accordance with applicable law to convene a meeting of its shareholders and shall use its best efforts to hold such meeting as promptly as practicable after the date hereof. The purpose of the meeting shall be, among other things, to consider a vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend that its shareholders vote in favor of the Merger, the adoption of this Agreement and the approval of the transactions contemplated hereby. As soon as practicable, the Company shall file with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and shall use its best efforts to have cleared by the SEC, a proxy statement with respect to the meeting of the Company's shareholders referred to herein (the "Proxy Statement").

                                  ARTICLE II

                              CHARTER AND BYLAWS
            AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

  2.01 Charter. The Charter of Merger Sub in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

  2.02 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

  2.03 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

  2.04 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                  ARTICLE III

                        REPRESENTATIONS OF THE COMPANY

  The Company hereby represents and warrants as of the date hereof to Parent and Merger Sub as follows (for purposes of the following representations and warranties, the defined term the "Company" shall be deemed to include any Subsidiary of the Company and any matters set forth on any Schedule relating to any Subsidiary shall specifically refer to such Subsidiary):

  3.01 Organization and Authorization.

  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in the states set forth on
Schedule 3.01(a). The Company is duly qualified and in good standing in every state of the United States in which the conduct of the business of the Company or the ownership of such properties and assets requires it to be so qualified.

  (b) Schedule 3.01(b) sets forth every entity in which the Company owns, or will own prior to the Closing, fifty percent (50%) or more of the outstanding equity, directly or indirectly (the "Subsidiary"). All outstanding shares of capital stock of the Subsidiary (the "Subsidiary Shares") are validly issued, fully paid and nonassessable and owned by the Company, directly or indirectly, free and clear of all liens, restrictions, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions of any kind, with no defects of title whatsoever. The Company has full power, right and authority to vote all of the outstanding shares of capital stock of each Subsidiary. The Company is not a party to or bound by any agreement affecting or relating to its right to transfer or vote the outstanding shares of capital stock of any Subsidiary.

  (c) The copies of the charter documents and bylaws of the Company that have been previously delivered to Buyer are the complete, true and correct charter documents and bylaws of the Company in effect as of the date hereof. The minutes of directors' and shareholders' meetings that have been delivered previously to Buyer are, in all material respects, the complete, true and correct records of directors' and shareholders' meetings and stock issuances through and including May 8, 1997 and reflect all transactions and other matters required to be reflected in such records, as well as such other matters customarily contained in records of such type.

  (d) The Company has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company. Prior to the Closing, assuming approval of the Merger, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will have been duly authorized by the holders of the Company Shares. This Agreement has been duly and validly executed and delivered by the Company and constitutes the Company's legal, valid and binding obligation, enforceable in accordance with its terms.

  3.02 Authorized and Outstanding Stock. The authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, without par value and 15,000,000 shares of common stock, without par value. There are no other shares of capital stock authorized or issued. None of the shares of preferred stock are issued and outstanding, and 7,476,088 shares of common stock are issued and outstanding. All of such issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. All issuances, transfers or purchases of the capital stock of the Company have been in compliance with all applicable agreements to which the Company is a party or by which the Company is bound and all laws applicable to the Company in connection with any such issuances, transfers or purchases, including federal and state securities laws, and to the Company's knowledge all taxes thereon have been paid. There are no shares of capital stock held in the treasury of the Company.

  3.03 Absence of Other Claims. There is not outstanding, nor is the Company bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights of any character requiring the Company to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue or transfer any shares of its capital stock for any purpose. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

  3.04 Financial Statements. Schedule 3.04 contains the audited balance sheets of the Company as of December 29, 1996, and the related audited statements of income, retained earnings, and cash flows for the years then ended, and the related notes thereto (the "Audited Financial Statements"); and the unaudited balance sheet of the Company as of May 25, 1997, and the related unaudited statements of income, retained earnings, and cash flows, or in each instance, equivalent statements as commonly prepared, for the five-month period then ended (the "Interim Financial Statements;" the "Audited Financial Statements" and the "Interim Financial Statements" are sometimes referred to herein collectively as the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof, and the related results of its operations for the respective periods then ended. The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, and the Interim Financial Statements have been prepared in accordance with GAAP for interim statements on a basis consistent with prior periods except for the absence of notes. All adjustments, consisting of normal, recurring accruals necessary for a fair presentation, have been made in the Interim Financial Statements. The audited balance sheet as of December 29, 1996 included in the Audited Financial Statements is referred to herein as the "Audited Balance Sheet" and the unaudited balance sheet as of May 25, 1997 included in the Interim Financial Statements is referred to herein as the "Interim Balance Sheet."

  3.05 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Interim Balance Sheet or as shown on
Schedule 3.05, as of May 25, 1997, the Company had no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise. Since May 25, 1997, the Company has not incurred any liability or obligation whatsoever, except for liabilities and obligations incurred by the Company in the ordinary course of its business consistent with past practice or as reflected on
Schedule 3.05.

  3.06 No Violation of Law. The Company is not and has not been and will not be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business, nor will the Company hereafter suffer or incur any loss, liability, penalty or expense (including attorneys' fees) by virtue of any such violation.

  3.07 Property.

  (a) Schedule 3.07(a) sets forth a complete and accurate list and description of all the real property that the Company owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease. The Company will make available to Buyer true, correct and complete copies of, with respect to each parcel of real property listed or described in
Schedule 3.07(a), the deed evidencing the Company's ownership of such property, each mortgage or other encumbrance thereon reflected in a written instrument, each instrument (if any) evidencing a grant by or to the Company of an option to purchase or lease such property, each lease and leasehold mortgage (if any) with respect to such property, and any title policies or commitments, surveys and environmental assessments with respect to such property.

  (b) Subject to Section 3.07(d) hereof, the Company (i) has good and marketable fee simple title to all of its real property which it purports to own; and (ii) except for Permitted Liens (as defined below), owns such real property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

  (c) Except as set forth on Schedule 3.07(c)(i) or for Permitted Liens, the Company has good and marketable title to its personal property reflected in the Financial Statements or currently used in the operation of its business, free and clear of all title defects or objectives, liens, restrictions, claims, charges, security interests or other encumbrances. "Permitted Liens" shall mean (A) the security interests, easements or other encumbrances described in Schedule 3.07(c)(ii); (B) liens for taxes not yet due and payable; and (C) other matters of record as of the date hereof that are immaterial in character, amount and extent, and which do not detract from the value or interfere with the use or the properties they affect.
  (d) Except for Permitted Liens and other matters set forth in Schedule 3.07(d), no real property owned or leased by the Company is subject to (X) any governmental decree or order (or threatened or proposed order known to the Company) to be sold or taken by public authority; or (Y) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

  (e) To the Company's knowledge, except as set forth on the attachment to
Schedule 3.26, the structures and equipment owned or leased by the Company are structurally sound with no known material defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put.

  (f) The rights, properties and other assets presently owned, leased or licensed by the Company and described or reflected in the Financial Statements include all material rights, properties and other assets necessary to permit the Company to conduct its business in the same manner as its business has been heretofore conducted, without any need for replacement, refurbishment or extraordinary repair, except in the ordinary course of business.

  (g) All of the inventories of the Company included on the Interim Balance Sheets or subsequently acquired are merchantable and of a quality and quantity usable and saleable in the ordinary and usual course of the business of the Company, and the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable, adequate and appropriate in the present circumstances of the Company. All of the inventories of the Company included on the Interim Balance Sheet are valued for the purposes thereof at the lower of cost or market.

  3.08 Leases. Schedule 3.08 contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements pursuant to which the Company leases real or personal property from others and which
(i) require the Company to pay, for rent and any obligatory improvements, more than $25,000 in any single year or $50,000 during the entire term of such lease or lease-purchase arrangement (including any renewal term that the Company may not avoid by refusing to renew in its sole discretion); or (ii) provide for a purchase option for a price of more than $50,000. Schedule 3.08 specifies which of such leases, if any, are capital leases. The Company will make available to Buyer a true, correct and complete copy of each of the items listed on Schedule 3.08.

  3.09 Indebtedness. Schedule 3.09 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Company, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by the Company in any case involving amounts in excess of $50,000. The Company has made available to Buyer a true, correct and complete copy of each of the items listed on Schedule 3.09.

  3.10 Intellectual Property. Schedule 3.10 sets forth a complete and accurate list and description of (i) all patents, trademarks, service marks, trademark and service mark registrations, trademark and service mark registration applications, label filings, copyrights, inventions, patents and patent applications owned or used by the Company, and the jurisdiction in or by which such trademarks, service marks, trademark and service mark registrations, trademark and service mark registration applications, label filings, copyrights, patents and patent applications have been registered, filed or issued; (ii) all trade names owned or used by the Company, and, in the case of each trade name owned by the Company, the jurisdiction in which such trade name has been registered or filed; and (iii) all contracts, agreements or understandings relating to any of the items listed in clauses (i) and (ii) above (collectively, the "Intellectual Property"). Except as described in
Schedule 3.10, the Company is the sole and exclusive owner and has the sole and exclusive right to use the Intellectual Property. Except as set forth on
Schedule 3.10, there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements pertaining to any of the Intellectual Property which will remain in effect at the Closing. The Company has not heretofore infringed upon, and it is not now infringing upon, and the continuation of the Company's business as presently conducted will not infringe upon, any patent, service mark, trade name, trademark, copyright, trade secret, or other Intellectual Property belonging to any other person and the Company has not agreed to indemnify any person for or against any infringement of or by the Intellectual Property. The Company does not know of any person infringing upon any of the Company's Intellectual Property. The Company has made available to Buyer true, correct and complete copies of each agreement, trademark and service mark registration or application therefor, patent or patent application or other item listed in Schedule 3.10 and each assignment or license with respect to any thereof.

  3.11 Litigation.

  (a) Schedule 3.11(a) (i) sets forth all litigation, claims, suits, actions, investigations, indictments or information, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) pending, or to the knowledge of the Company, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against the Company or involving any of its property or business, except for garnishment claims, (ii) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights, and (iii) identifies where such matters are pending, the name of all plaintiffs and defendants for such matters, and the amount of other relief sought for such matters. Further, except as set forth on Schedule 3.11(b), there are no judgments, orders, writs, injunctions, decrees, indictments or information, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to the Company or involving any of its property or business. The Company has made available to Buyer true, correct and complete copies of pleadings, briefs and other documents filed in each pending litigation, claim, suit, action, investigation, indictment or information, proceeding, arbitration, grievance or other procedure listed on
Schedule 3.11(a), and the judgments, orders, writs, injunctions, decrees, indictments and information, grand jury subpoenas and civil investigative demands, plea agreements, stipulations and awards listed in Schedule 3.11(b). The Company has full and complete insurance coverage for the matters listed on
Schedule 3.11(a) under the heading General Liability Claims. The reserves established in the Financial Statements for worker's compensation claims are sufficient for the matters listed on Schedule 3.11(a) under the heading Worker's Compensation Claims. The reserves established in the Financial Statements for matters related to the Company's bankruptcy are sufficient for the matters shown on Schedule 3.11(a) under the heading Bankruptcy Claims. With respect to matters shown on Schedule 3.11(a) other than the matters listed under the headings General Liability Claims and Workers' Compensation Claims, the actual liability of the Company with respect to each such matter will not exceed the Company's estimate of the Company's potential liability for such matter.

  (b) The Second Amended and Restated Plan of Reorganization of the Company (the "Plan of Reorganization") was confirmed under 11 U.S.C. 1129(a) by order entered April 10, 1997 (the "Confirmation Order") by the United States Bankruptcy Court for the Eastern District of Tennessee in Case No. 95-15306 (the "Bankruptcy Proceeding"). Such order has become final and not subject to appeal. The Plan of Reorganization has been substantially consummated. No grounds exist for revocation of the Confirmation Order under 11 U.S.C. 1144 or otherwise.

  (c) The Plan of Reorganization discharges all claims (as defined by the United States Bankruptcy Code) against the Company that arose before April 10, 1997 (including, without limitation, all claims asserted under the Fair Labor Standards Act ("FLSA Claims") that arose before that date) and all liens in the Company's property other than the contingent and unliquidated claims listed on Schedule 3.11(a), or the liens and interests in property of the Company listed on Schedules 3.07(c)(i) and 3.07(c)(ii). Notice of the (1) bar date for claims in the Company's Bankruptcy Proceeding and of (2) the hearing on confirmation of the Plan of Reorganization was sufficient to meet the requirements of due process under applicable law with respect to all holders of claims (as defined by the United States Bankruptcy Code) against the Company that arose before December 15, 1995 (including, without limitation, all FLSA Claims) who received notice of the bar date order entered by the Bankruptcy Court on February 6, 1996.

  3.12 Salaried Employees. Schedule 3.12 sets forth the names and current base compensation of all exempt salaried employees of the Company at the levels of area manager and above, together with the date and amount of the last increase in compensation for each such person. Except as required pursuant to Section
8.07 hereof, to the knowledge of the Company, no employee listed on Schedule
3.12 intends to terminate his or her employment relationship with the Company as a result of the transactions contemplated herein or otherwise.

  3.13 Employee Benefits .

  (a) All Employee Benefit Plans and Arrangements.

    (i) List and Description of Plans and Arrangements. Schedule 3.13(a)(i) sets forth a complete and accurate list and description of all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (i) which relate to employee benefits; (ii) which pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of the Company or its predecessors in interest; and (iii) which are currently, were within the last six years, or are expected to be, adopted, maintained by, sponsored by, or contributed to by the Company, any of its predecessors in interest or any employer which, under Section 414 of the Internal Revenue Code (the "Code"), would constitute a single employer with the Company (a "Company Affiliate") or as to which the Company, any of its predecessors in interest or any Company Affiliate has any ongoing liability or obligation whatsoever (collectively, "Employee Benefit Plans"), including all: (A) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (B) all other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare or vacation, or other nonqualified benefit plans or arrangements; and (C) any trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove.

    (ii) Compliance with ERISA and the Code. Except as set forth on Schedule 3.13(a)(ii), the Company, its predecessors in interest and all Company Affiliates have complied with all of their respective obligations with respect to all Employee Benefit Plans (including (i) filing or distributing all reports or notices required by ERISA or the Code and (ii) complying with all requirements of Part 6 of Title I of ERISA and Code Section 4980B) and have maintained the Employee Benefit Plans in compliance with all applicable laws and regulations (including ERISA and the Code). Each eligible Employee Benefit Plan which is intended to be qualified under Code
  Section 401(a) has received a favorable determination letter from the Internal Revenue Service, and the Internal Revenue Service has not threatened or taken any action to revoke any favorable determination letter issued with respect to any such Employee Benefit Plan. No amendment to any Employee Benefit Plan or related trust or other funding agreements has been adopted since receipt of the most recent determination letter issued with respect to the Employee Benefit Plan or related trust or other funding agreements, and the Company is not aware of any circumstance or circumstances, which would cause disqualification of the Employee Benefit Plan or related trust.

    (iii) Copies of Documents Provided to Buyer. The Company has made available to Buyer true, correct and complete copies of all documents relating to the Employee Benefit Plans, including: (i) all plan texts, amendments, trust instruments and other agreements adopted or entered into in connection with each of the Employee Benefit Plans; (ii) all insurance and annuity contracts related to any Employee Benefit Plan; (iii) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under the Company's group health plans (under Code Section 4980B(f) and Part 6 of Title I of ERISA), if applicable; and (iv) the most recently available Form 5500 annual reports, certified financial statements, actuarial reports, summary plan descriptions and favorable determination letters, if applicable, for Employee Benefit Plans. Since the date such documents were supplied to Buyer, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date.

    (iv) Agreements to Create, Continue or Terminate Plans. Neither the Company, its predecessors in interest nor any Company Affiliate has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan.

    (v) Agency Review, Taxes and Fiduciary Liability. The Company has not received any correspondence, notice or other written document that any of the Employee Benefit Plans is currently under investigation, audit or review by the Department of Labor, the Internal Revenue Service or any other federal or state agency or is liable for any federal, state, local or foreign taxes. There is no transaction in connection with which the Company, any Company Affiliate or any fiduciary of any of the Employee Benefit Plans could be subject to either a civil penalty assessed pursuant to ERISA Section 502, a tax imposed by Code Section 4975 or liability for a breach of fiduciary responsibility under ERISA.

    (vi) Claims Against Plans and Fiduciaries. Other than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending or threatened, by any participant or beneficiary against any of the Employee Benefit Plans or any fiduciary of any of the Employee Benefit Plans, and no basis for any such claim or claims exists.

    (vii) Insurance Reserves. The levels of insurance reserves and accrued liabilities with regard to all Employee Benefit Plans (to which such reserves or liabilities do or should apply) are set forth on Schedule 3.13(a)(vii), and such levels are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

    (viii) Retiree Welfare Benefits. Except as provided on Schedule 3.13(a)(viii), neither the Company, its predecessors in interest nor any Company Affiliate has maintained an Employee Benefit Plan providing group health, dental, vision, life insurance or other welfare benefits to employees following retirement or other separation from service, except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

    (ix) Change in Pay. The consummation of the transactions contemplated by this Agreement, either alone or together with any other event, will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Company or any Company Affiliate to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

    (x) Termination. No provision of any Employee Benefit Plan listed on
  Schedule 3.13(a)(i) and no statement of the Company with respect to any such plan (whether written or oral) would in any way limit the ability of the Company to prospectively amend, modify or terminate any such plan, except as disclosed on Schedule 3.13(a)(i).

    (xi) Exemption. Each trust or fund that constitutes or is associated with an Employee Benefit Plan listed on Schedule 3.13(a)(i) and that is intended to be exempt from federal income tax under Code Section 501(c)(9) is so exempt.

    (xii) No Loss of Deduction. No event has occurred that could result in a loss of any deduction to the Company under Code Section 162(n).

    (xiii) Accrued Liabilities. All required contributions, assessments and premium payments on account of each Employee Benefit Plan listed on
  Schedule 3.13(a)(i) for which the Company is or could be liable as of the Closing Date have been made or are shown on the Company's Financial Statements as accrued liabilities.

  (b) Defined Benefits and Multiemployer Plans. Except as provided on Schedule 3.13(b), neither the Company, its predecessors in interest nor any Company Affiliate has at any time maintained, sponsored or contributed to any "pension plan" as defined in ERISA Section 3(2) which is subject to Title IV of ERISA or contributed to any such pension plan which is a multiemployer plan as defined in ERISA Section 3(37)(A). With respect to each Employee Benefit Plan,
(i) no event, circumstance or condition currently exists that could result in any liability under Title IV of ERISA, and (ii) there are no accumulated funding deficiencies (whether waived or not) under section 302 of ERISA or section 412 of the Code.

  3.14 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any of the Company's employees and none of said employees are represented by any union or labor organization.

  3.15 Labor Disputes. The Company is in compliance with all federal and state laws respecting employment and employment practices, immigration, terms and conditions of employment, wages and hours. The Company is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against the Company is pending before the National Labor Relations Board. The Company does not know of any labor strike or other labor trouble actually pending, being threatened against, or affecting the Company. Relations between management and labor are satisfactory and there have not been, nor are there presently, any attempts to organize non-union employees, nor are there plans for any such attempts.

  3.16 Bank Accounts. Schedule 3.16 sets forth a complete and accurate list of each bank or financial institution in which the Company has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto. Except as disclosed in the Financial Statements, the Company does not own any capital stock or other securities or have any other investment in any person or other entity.

  3.17 [Intentionally Omitted]

  3.18 Environmental Requirements.

  For purposes of this Agreement:

  Environmental Claims shall mean any and all administrative, regulatory or judicial actions, causes of action, suits, investigations, obligations, liabilities, losses, proceedings, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims (including any claims involving liability in tort, strict, absolute or otherwise), liens, notices of noncompliance or violation, and legal and consultant fees and costs of investigations or proceedings, relating in any way to the presence or Release (or alleged presence or Release) into the environment of any Hazardous Material (hereinafter "Claims") including, and regardless of the merit of such Claim, any and all Claims by any governmental or regulatory authority or by any third party or other person for enforcement, mitigation, cleanup, removal, response, remediation or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental Law or any alleged injury or threat of injury to human health, safety, natural resources or the environment.

  Environmental Laws shall mean all federal, state and local laws, statutes, ordinances, regulations, codes, policies, rules, directives, orders, decrees, permits, licenses, approvals, authorizations, criteria, guidelines, covenants, deed restrictions, treaties, conventions, and rules of common law in effect, and in each case as amended, and any judicial or administrative judgment, opinion or interpretation thereof, relating to the regulation or protection of human health, safety, natural resources or the environment, including, without limitation, laws and regulations (and all other items recited above) relating to the use, treatment, storage, management, handling, manufacture, generation, processing, recycling, distribution, transport, Release or threatened Release of or exposure to any Hazardous Material.

  Hazardous Materials shall mean, collectively, any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas, in each case whether naturally occurring, human-made or the by-product of any process, including petroleum or petroleum products (i) that is defined or included within the definition of a "hazardous substance," "hazardous waste," "hazardous material," "toxic chemical," "toxic substance," "hazardous chemical," "extremely hazardous substance," "pollutant," "contaminant," or any other words of similar meaning under any Environmental Law, (ii) exposure to which or the presence, use, generation, treatment, Release, transport or storage of which is prohibited, limited, restricted or regulated under any Environmental Law or by any governmental or regulatory authority, or (iii) that could reasonably be expected to require investigation, response or remediation, or could support the assertion of any Environmental Claim.

  Release shall mean the release, deposit, disposal or leakage of any Hazardous Material at, into, upon or under any land, water or air, or otherwise into the environment, including by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

  Except as disclosed on Schedule 3.18,

  (a) the Company, its Subsidiaries and, to its knowledge, their predecessors in interest (for purposes of this Section 3.18 collectively the "Company") have been and is in full compliance with all applicable Environmental Laws;

  (b) the Company possesses all licenses, permits and approvals required under applicable Environmental Laws, and the Company is in material compliance with the terms and conditions thereof;

  (c) to the Company's knowledge, there are no circumstances that may prevent or interfere with the Company's ability to operate in compliance with applicable Environmental Laws;

  (d) there are no past, pending or, to the Company's knowledge, threatened Environmental Claims involving or against the Company;

  (e) Hazardous Materials have not at any time been present, generated, used, treated, managed, recycled, stored or Released at, on, or under or transported to or from, any real property owned, operated or leased at any time by the Company (collectively the "Real Property");

  (f) there are no past or present facts, actions, activities, circumstances, conditions, occurrences, events or incidents, including the Release or presence of Hazardous Materials, nor to the Company's knowledge, have Hazardous Materials been Released at, on or under any other property in the vicinity or area of the Real Property at any time; that could reasonably be expected to (i) form the basis of an Environmental Claim against or involving the Company, (ii) cause the Company to be subject to any restrictions on or affect its ownership, occupancy, use or transferability of the Real Property under any applicable Environmental Law, (iii) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the state, county or municipality in which the Real Property is located, or (iv) prevent or interfere with the construction, operation or maintenance of the Real Property;

  (g) there are not now and, to the Company's knowledge, never have been any underground storage tanks located at, on or under the Real Property; there is no asbestos contained in, forming part of, or contaminating any part of the Real Property; and no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of the Real Property; and

  (h) the Company has no knowledge of any pending or threatened Environmental Claims at any treatment, storage or disposal facility that has received Hazardous Materials from or generated by the Company.

  3.19 Required Licenses and Permits. The Company has all material licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business. A correct and complete list of all such licenses, permits and other authorizations is set forth on Schedule 3.19.

  3.20 Insurance Policies. Schedule 3.20 sets forth a complete and accurate list and description of all insurance policies in force naming the Company, or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payee, or for which the Company has paid or is obligated to pay all or part of the premiums. The Company has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and the Company is in compliance with all conditions contained therein. The Company has made available to Buyer true, correct and complete copies of each of the policies listed on Schedule 3.20.

  3.21 Major Suppliers and Customers. Schedule 3.21 sets forth a list of each supplier of goods or services to, and each customer of, the Company, to whom the Company paid or billed in the aggregate more than $50,000 during the most recently completed fiscal year of the Company, or to whom the Company is obligated to pay or bill in the aggregate more than $50,000 during the current fiscal year of the Company, in each case, with the amount paid, billed or owed during such period. The Company is not engaged in any material dispute with any of such suppliers or customers. The Company does not know or have any reason to believe that the consummation of the transactions contemplated hereunder will have any adverse effect on the business relationship of the Company with any such supplier or customer.

  3.22 Contracts and Commitments. Except as set forth on Schedules 3.08, 3.09, 3.13, 3.14, 3.20, and 3.22:

  (a) The Company does not have any agreement or contract that is material to its business, operations or prospects;

  (b) No contracts or commitments of the Company continue for a period of more than six (6) months from the date hereof or require payments, in the aggregate, in excess of $50,000;

  (c) The Company does not have any outstanding contract, written or oral, (i) with any officer, employee, agent, consultant, advisor, salesman, manufacturer's representative, distributor, dealer, subcontractor, or broker that is not cancelable by the Company, on notice of not longer than thirty
(30) days and without liability, penalty or premium of any kind (except liabilities which arise as a matter of law upon termination of employment) or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings or (ii) with any director, officer or shareholder of the Company, or with any person related to any such person or with any company or other organization in which any director, officer, or shareholder of the Company, or anyone related to any such person, has a direct or indirect financial interest;

  (d) The Company does not have (i) any outstanding loan or loan commitment (excluding credit extended in the ordinary course of business consistent with past practice to purchasers of inventory) to any person, or (ii) any factoring, credit line or subordination agreement;

  (e) Except as noted on Schedule 3.09 and except for negotiable instruments in the process of collection, the Company does not have any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity;

  (f) The Company is not subject to any contract or agreement containing covenants limiting the freedom of the Company to compete in any line of business in any geographic area or requiring the Company to share any profits;

  (g) There is no contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of the Company or requiring any payments or other distributions based on such profits, revenues or cash flows;

  (h) To the knowledge of the Company, the Company is not a party to or bound by any presently existing contract, agreement or other arrangement that has had or may in the future be reasonably expected to have a material adverse effect upon the condition (financial or otherwise), results of operations, business, properties, or prospects of the Company and its Subsidiary taken as a whole ("Material Adverse Effect").

  (i) The Company has made available to Buyer true, correct and complete copies of each of the agreements listed on Schedule 3.22.

  3.23 No Conflict. The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated herein by the Company, and the performance of the covenants and agreements of the Company will not, with or without the giving of notice or the lapse of time, or both,
(i) violate or conflict with any of the provisions of any charter document or bylaw of the Company; or (ii) except as set forth on Schedule 3.23, violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which the Company is a party or by which the Company or any of its properties may be bound; or (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Company is a party or by which it or any of its properties may be bound; or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of the Company.

  3.24 Agreements in Full Force and Effect. Except as expressly set forth on
Schedule 3.24, all contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms. The Company has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto.

  3.25 Required Filings, Consents and Approvals. Except for filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or as set forth on Schedule 3.25, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is required or necessary by virtue of the execution hereof by the Company or the consummation of any of the transactions contemplated herein by the Company to avoid the violation or breach of, or the default under, or the creation of a lien on assets of the Company pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Company is a party or to which it or any of its property or any of the Company Shares is subject.

  3.26 Absence of Certain Changes and Events. Except as set forth on Schedule 3.26, since December 29, 1996, the Company has conducted its businesses only in the ordinary course, and specifically has not:

  (a) suffered any damage or destruction materially adversely affecting the properties or business of the Company;

  (b) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of such stock, or otherwise made any payment of cash or any transfer of other assets, to any Shareholder of the Company or any Subsidiary, parent company or related company (collectively, the "Related Companies"); or transferred any assets from any subsidiary to the Company, any other Subsidiary or any Related Company; or transferred any assets from any Related Company to the Company;

  (c) suffered any material adverse change in its working capital, assets, liabilities, financial condition, business prospects, or relationships with any suppliers or customers listed on Schedule 3.21;

  (d) except for customary increases based on term of service or regular promotion of non-officer employees, increased (or announced any increase in) the compensation payable or to become payable to any employee, or increased (or announced any increase in) any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees, or entered into or amended any employment, consulting, severance or similar agreement;

  (e) incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

  (f) paid, discharged, satisfied or renewed any claim, liability or obligation other than payment in the ordinary course of business and consistent with past practice;

  (g) permitted any of its assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind except for Permitted Liens incurred in the ordinary course of business and consistent with past practice;

  (h) waived any material claims or rights;

  (i) sold, transferred or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practice;

  (j) made any single capital expenditure or investment in excess of $50,000;

  (k) made any change in any method, practice or principle of financial or tax accounting other than as required by FASB, GAAP or law;

  (l) managed working capital components, including cash, receivables, other current assets, trade payables and other current liabilities in a fashion inconsistent with past practice, including failing to sell inventory and other property in an orderly and prudent manner or failing to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

  (m) paid, loaned, advanced, sold, transferred or leased any asset to any employee, except for normal compensation involving salary and benefits;

  (n) issued or sold any of its capital stock or issued any warrant, option or other right to purchase shares of its capital stock, or any security convertible into its capital stock;

  (o) entered into any material commitment or transaction, other than in the ordinary course of business consistent with past practice, affecting the operations of the Company; or

  (p) agreed in writing, or otherwise, to take any action described in this Section.

  3.27 Accounts Receivable.

  (a) All accounts receivable owed to the Company by any director, officer, shareholder or employee of the Company or any relative of any such person (including those accounts receivable reflected on the Interim Balance Sheets and incurred since the date of the Interim Balance Sheets) have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

  (b) All accounts receivable of the Company (i) are valid, existing and believed to be fully collectible without resort to legal proceedings or collection agencies; (ii) represent monies due for goods sold or services rendered in the ordinary course of business; and (iii) are not subject to any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. Except as shown on Schedule 3.27, as of the date of such Schedule, all such accounts receivable were current, and the Company is not aware of any dispute regarding the collectibility of any such accounts receivable.

  3.28 Tax Matters.

  (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

    (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect.

    (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

  (b) Returns Filed and Taxes Paid. Except as otherwise disclosed in Schedule 3.28(b): (i) all Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct; (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or any of its Subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) the Company and each of its Subsidiaries withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and (iv) there are no liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, which contested Taxes are disclosed on Schedule 3.28(b).

  (c) Tax Returns After Signing. The Company shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) such Tax Returns shall be true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, regulations or rules and (iii) all Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by Company as and when required by law.

  (d) Payment of Taxes Prior to the Closing Date. The Company and each of the Subsidiaries have, or by the Closing Date, shall have paid in full or set up reserves in accordance with GAAP, any and all Taxes in respect of the income, business, property or operations of the Company or for which the Company may otherwise be liable for any period ending prior to or on the Closing Date, including any Short Period or Interim Period.

  (e) Apportionment of Taxes.

    (i) In order appropriately to apportion any Taxes relating to a period that includes the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and each of the Subsidiaries (a "Short Period"), and such period shall be treated as a Short Period and a period ending prior to or on the Closing Date for purposes of this Agreement.

    (ii) In any case where applicable law does not permit the Company or one or more of the Subsidiaries to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of whichever among the Company and the Subsidiaries cannot make the election required by Section 3.28(e)(i), above, for the period which would have qualified as a Short Period if such election had been permitted by applicable law (an "Interim Period") shall be (i) in the case of a tax that is not based on net income, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net income, the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books.

  (f) Tax Deficiencies; Audits; Statutes of Limitations. Except as otherwise disclosed on Schedule 3.28(f): (i) the Returns of the Company have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally);
(ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) the Company and each of its Subsidiaries are neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company, any of its Subsidiaries or any of their assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company or any of its Subsidiaries; and (v) the Company and each of its Subsidiaries have disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

  (g) Tax Sharing Agreements. Except as otherwise disclosed on Schedule 3.28(d), the Company nor any of its Subsidiaries are not (or have ever been) a party to any tax sharing agreement.

  (h) Accounting. All accounting periods and methods used by the Company and its Subsidiaries for tax purposes are permissible periods and methods, and neither the Company nor any Subsidiary is required to make any adjustment to its income under Section 481 of the Code in taxable years of which Returns have not yet been filed. Neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except with respect to payments to Carl D. Long and R.B. Davenport IV pursuant to the 1990 Restricted Stock Plan, neither the Company nor any of its Subsidiaries have made any payments, are obligated to make any payments, and are parties to any agreement that under certain circumstances could obligate any of them to make any payments that will not be deductible under Section 280G of the Code. With respect to the payments to Carl D. Long and R.D. Davenport IV referred to in the immediately preceding sentence, (i) the Company shall calculate and submit to Buyer, at least ten (10) business days prior to Closing, the aggregate amount of deductions not available to the Company pursuant to Section 280G of the Code as a result of such payments, and
(ii) to the extent the amount of any tax benefit lost by the Company as a result of such payment exceeds $1.0 million, such excess shall be included in the $1.5 million Liability Threshold (as defined in Section 12.18 hereof). Except as otherwise disclosed in Schedule 3.28(b), the Company (i) has not been a member of an affiliated group filing a consolidated Return in any taxable year and (ii) has no liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.

  (i) Reserves. The Taxes accrued and unpaid of the Company and each of its Subsidiaries did not, as of December 29, 1996, exceed the reserve for Taxes (excluding any reserve for deferred taxes attributable to differences between the timing of income or deductions for tax and financial accounting purposes) set forth in the Audited Balance Sheet.

  (j) Subsidiaries. Schedule 3.28(j) sets forth the following information with respect to the Company and each Subsidiary: (i) the difference in book and tax basis of such entity in its assets as of December 29, 1996; and (ii) the amount of any single net operating loss, net capital loss, unused investment credit or other tax credit, or excess loss allocable to the Company and any Subsidiary arising out of any "deferred intercompany transaction" under the Treasury Regulations relating to consolidated Returns in excess of $200,000.

  (k) No claim by an authority is currently pending in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

  3.29 Brokerage. Except for The Robinson-Humphrey Company, Inc., no broker, agent, or finder has rendered services to the Company in connection with the transaction contemplated under this Agreement.

  3.30 Proxy Statement. None of the information relating to the Company and its Subsidiaries included in the Proxy Statement will be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  3.31 SEC Filings. The Company has made available to Buyer (i) true and complete copies of its annual report on Form 10-K for the years ended January 1, 1995, December 31, 1995 and December 29, 1996, as filed with the SEC, (ii) its proxy statements relating to all the Company's meetings of shareholders (whether annual or special) since December 29, 1996, as filed with the SEC, and (iii) all other reports, statements and registration statements (including Quarterly Reports on 10-Q and Current Reports on Form 8-K, as amended), filed by the Company with the SEC since December 29, 1996 (the reports and statements set forth in clauses (i), (ii) and (iii) are referred to collectively as the "SEC Filings"). As of their respective dates, none of the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the SEC Filings at the time of the filing complied in all material respects with the 1934 Act or the Securities Act of 1933, as amended, as the case may be, and the rules and regulations thereunder. As of the date hereof, there are no claims, actions or proceedings (and to the Company's knowledge, no investigations) pending by or against or, to the Company's knowledge, threatened against the Company or its Subsidiaries, or any properties or rights of the Company or its Subsidiaries, before any court or any administrative, governmental or regulatory authority or body which is required to be described in any SEC filing that is not so described which have or could reasonably be expected to have a Material Adverse Effect.

  3.32 Franchisees. Schedule 3.32 sets forth a list of each person which is a party to a franchise agreement with the Company (collectively, the "Franchisees"). Except as set forth on Schedule 3.32, each of such franchise agreements is valid and binding and in full force and effect without any defaults involving amounts in excess of $25,000. Except as described in
Schedule 3.32, the Company is not engaged in any material dispute with any of such Franchisees. All of the Franchisees are in compliance in all material respects with the Company's Franchisee Policy Manuals, copies of which has been delivered to the Buyer. The Company has not granted any portion of an exclusive territory to two or more persons. All offerings of franchises by the Company have been made in compliance with applicable law.

  3.33 Disclosure. No representations, warranties, assurances or statements by the Company in this Agreement and no statement contained in any document (including the Financial Statements, the Proxy Statement or the SEC Filings), certificates or other writings furnished or to be furnished by the Company (or caused to be furnished by the Company) to Buyer or its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Company as follows:

  4.01 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

  4.02 Authorization. Each of Parent and Merger Sub has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This

Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes each of Parent's and Merger Sub's legal, valid and binding obligation, enforceable in accordance with its terms.

  4.03 No Conflict. The execution and delivery of this Agreement by Parent and Merger Sub, the consummation of the transactions contemplated herein by Parent and Merger Sub, and the performance of the covenants and agreements of Parent and Merger Sub will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any charter document or bylaw of Parent or Merger Sub; or (ii) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties may be bound; or (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties may be bound; or
(iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of Parent or Merger Sub.

  4.04 Disclosure. No representations, warranties, assurances or statements by Parent or Merger Sub in this Agreement and no statement contained in any document, certificates or other writings furnished or to be furnished by Parent or Merger Sub (or caused to be furnished by Parent or Merger Sub) to the Company or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

  4.05 Brokerage. No broker, agent, or finder has rendered services to Parent or Merger Sub in connection with the transaction contemplated under this Agreement.

  4.06 Litigation. There are no actions, proceedings, suits or investigations pending or threatened against Parent or Merger Sub that (i) if resolved unfavorably, would prohibit the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) are likely to have a Material Adverse Effect on Parent or Merger Sub, taken as a whole.

  4.07 Financing. Parent has commitments for sufficient funds and credit arrangements available to enable Buyer to make timely payment of the Merger Consideration in the Merger.

                                   ARTICLE V

                           COVENANTS OF THE COMPANY

  5.01 Pre-Closing Operations of the Company. The Company hereby covenants and agrees that, except as consented to in writing by Buyer, pending the Closing, the Company will operate and conduct its business, and that of any Subsidiary, only in the ordinary course in accordance with prior practices. Pursuant thereto and not in limitation of the foregoing (for purposes of the following, the word "Company" shall be deemed to include any Subsidiary of the Company):

  (a) The Company shall manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, including by selling inventory and other property in an orderly and prudent manner and paying outstanding obligations, trade accounts and other indebtedness as they come due.

  (b) No material contract or commitment of any kind relating to the Company shall be entered into without the prior written consent of Buyer (for purposes hereof, the word "material" shall refer to any contract or commitment which, if it had been entered into prior to execution of this Agreement, would have been disclosed in Schedule 3.08, 3.09, 3.13, 3.14, 3.20 or 3.22). Any such contract, entered into with the prior written consent of Buyer, shall be deemed to have been disclosed in the appropriate Schedule.

  (c) The Company shall maintain its assets in their present state of repair (ordinary wear and tear expected), shall use its reasonable efforts to keep available the services of its employees, and preserve the good will of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has material business relations.

  (d) The Company shall not take any of the following actions after the date of this Agreement without the prior written consent of Buyer:

    (i) Sell, transfer or otherwise dispose of any assets other than in the ordinary course of business consistent with past practice;

    (ii) Mortgage, pledge or subject to liens or other encumbrances or charges any assets, except by incurring Permitted Liens;

    (iii) Other than for scheduled maintenance and repairs or replacements in the ordinary course of business, purchase or commit to purchase any capital asset for a price exceeding $50,000;

    (iv) Except for planned or normal increases in the ordinary course of business consistent with past practice, increase (or announce any increase of) any salaries, wages or employee benefits or hire, commit to hire or terminate any employee whose annual compensation would exceed $35,000;

    (v) Amend any charter document or bylaw;

    (vi) Issue, sell or repurchase any of its capital stock, or make any change in its issued and outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock, or declare any dividends or make any other distribution with respect to its stock;

    (vii) Incur, assume or guarantee any obligation or liability for borrowed money, except in the ordinary course of business, or exchange, refund or renew any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the interest rate or balance outstanding;

    (viii) Cancel or forgive any indebtedness;

    (ix) Amend or terminate any material agreement, including any employee benefit plan (except as otherwise contemplated by this Agreement) or any insurance policy, in force on the date hereof;

    (x) Solicit or, except as specifically permitted under Section 12.11 hereof, entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock;

    (xi) Make any changes in financial or tax accounting methods, principles or practices;

    (xii) Do any act, omit to do any act or permit any act within the Company's control which will cause any representation or warranty made herein to be untrue as of the Closing or prevent the Company from complying with any obligation contained in this Agreement or any obligations contained in any contract; or

    (xiii) Enter into any new franchise agreements.

  5.02 Access. From the date of this Agreement through the Closing Date, the Company shall (i) provide Buyer and its designees (including officers, counsel, accountants, actuaries, and other authorized representatives) with such information as Buyer may from time to time reasonably request with respect to the Company, including assistance to Buyer in connection with the transactions contemplated by this Agreement (which may include engaging an independent certified public accountant of nationally recognized standing to perform an audit of the Company for the period ending June 30, 1997, the cost of such work to be approved in advance by

Buyer); (ii) provide Buyer and its designees, access during regular business hours to the books, records, offices, personnel, counsel, accountants and actuaries of the Company, as Buyer or its designees may from time to time reasonably request; and (iii) permit Buyer and its designees to make such inspections thereof, including conducting customary environmental tests (with Company having prior notice and the right to be present), assessments and audits, as Buyer may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Company. No such investigation shall limit or modify in any way the Company's obligations with respect to any breach of their representations, warranties, covenants or agreements contained herein.

  5.03 Interim Financials. As promptly as practicable after each regular accounting period subsequent to May 25, 1997 and prior to the Closing Date, the Company will deliver to Buyer periodic financial reports in the form which it customarily prepares for its internal purposes concerning the Company and unaudited statements of the financial position of the Company as of the last day of each accounting period and statements of income and changes in financial position of the Company for the period then ended.

  5.04 [Intentionally Omitted.]

  5.05 Preparation of Supporting Documents. In addition to such actions as the Company may otherwise be required to take under this Agreement or applicable law in order to consummate this Agreement and the transactions contemplated hereby, the Company shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as Buyer may reasonably request from time to time, before, at or after the Closing, with respect to compliance with obligations of the Company in connection with the Merger.

  5.06 Notice of Certain Matters. The Company shall give prompt written notice to Buyer specifying in reasonable detail:

    (i) Any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default under any agreement, indenture or instrument material to the business, assets, property, condition (financial or otherwise) or the results of operations of the Company and its Subsidiaries, taken as a whole, to which the Company or its Subsidiaries is a party or is subject;

    (ii) Any material notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

    (iii) Any material notice or other communication from any regulatory authority (including the SEC or the National Association of Securities Dealers Automated quotations ("NASDAQ")) in connection with the transactions contemplated by this Agreement;

    (iv) Any event which has or would result in a Material Adverse Effect;

    (v) Any claims, actions, proceedings or investigations commenced or, to the Company's knowledge, threatened, involving or affecting the Company or any of its Subsidiaries or any of its properties or assets or, to the Company's knowledge, any employee, consultant, director or officer, in his or her capacity as such which, if pending on the date hereof, would have been required to have been disclosed in a Schedule pursuant to this Agreement or which relates to the consummation of the Merger; and

    (vi) Any event or action which, if known on the date hereof, would have caused a representation or warranty set forth in Article III hereof to be untrue or incomplete or incorrect in any material respect or would have required it to have been disclosed in any Schedule pursuant to this Agreement.

  5.07 Dissenting Shareholders. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of shares pursuant to the TBCA, and Buyer shall have the right to direct all negotiations and proceedings with respect to such demands.

                                  ARTICLE VI

                           COVENANTS OF THE PARTIES

The Company and Buyer hereby covenant to and agree with one another as follows:

  6.01 Approvals of Third Parties; Satisfaction of Conditions to Closing. The Company, Parent and Merger Sub will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties in connection with this Agreement, including all consents required by Sections 8.04 and 8.05 hereof. The Company will use its reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article VIII, and Parent and Merger Sub will use their reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article VII.

  6.02 Proxy Statement and SEC Filings. The Company shall send to Buyer copies of all SEC filings and the Proxy Statement as and when it sends the same to its shareholders or the SEC.

  6.03 Confidentiality.

  (a) In connection with this Agreement the parties may have access to information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". The term "Information" does not include information which (i) was known to any party about another party prior to its disclosure, provided that such information was lawfully obtained or developed, (ii) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (iii) becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality agreement and such source lawfully obtained such information.

  (b) Each party hereby agrees as follows with respect to the Information:

    (i) Except to the extent required in order to perform its respective obligations hereunder and to perform its due diligence investigation, each party shall keep the Information confidential and shall not, without the prior mutual written consent of the parties hereto, disclose and shall not use such confidential Information after this Agreement is terminated pursuant to Article X hereof. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information;

    (ii) If the transactions contemplated hereunder are not consummated, the Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives, will be returned to the other promptly upon request and no party shall retain any copies. That portion of the Information, and all copies thereof, which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives will be kept confidential and subject to the terms of this Agreement or destroyed; and

    (iii) In the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other parties prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information.

  (c) This Section 6.03 supersedes and replaces that certain Confidentiality Agreement, entered into as of May, 1997, between the Company and Philip H. Sanford.

  6.04 Indemnification and Insurance.

  (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the present and former directors, officers and employees of the Company or any of its subsidiaries as provided in the Company's Charter or Bylaws or pursuant to any agreements previously disclosed by the Company to Parent in writing with specific reference to this Section . 4, or the charter documents of any of the Company's Subsidiaries as in effect as of the date hereof with respect to matters or events occurring prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) for a period of not less than six years after the Effective Time, without material alteration or amendment. For not less than six years after the Effective Time, Parent shall and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all losses, claims damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the full extent then permitted under the TBCA and by the Company's Charter or Bylaws as in effect on the date hereof. Parent shall use its best efforts to cause the Surviving Corporation to maintain in effect for six years after the Effective Time policies (as and to the extent then available) providing coverage continuing to the greatest extent possible the coverage (and avoiding to the greatest extent possible any lapse of coverage) under the current policies of the directors' and officers' liability insurance maintained by the Company and the Company's Subsidiaries with respect to matters or events occurring prior to the Effective Time; provided that Parent shall not be obligated to cause the Surviving Corporation to pay, in the aggregate, premiums on a per annum basis in excess of 100% of the amount per annum in effect on the date hereof with respect to such policies (as previously disclosed in writing by the Company to Parent) (the "Maximum Premium"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Premium, Parent shall use all reasonable efforts to maintain the directors' and officers' insurance obtainable on a commercially reasonable basis for an annual premium equal to the Maximum Premium.

  (b) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.04.

  (c) The provisions of this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each person entitled to the benefit of the indemnification provided for herein, and his or her heirs and representatives.

  6.05 No Personal Liability. In entering into this Agreement, the parties hereto acknowledge that, other than as expressly set forth herein, none of the parties hereto, any of the Company's Subsidiaries, any of Parent's Subsidiaries nor any of their respective officers, directors, agents, employees or affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to any party hereto in connection with the transactions contemplated by this Agreement. The parties hereto agree that, to the extent permitted by law, none of the respective officers, directors, agents, representatives or employees of any of the parties hereto or of any of the Company's Subsidiaries or any of Parent's Subsidiaries shall have any liability whatsoever to any of the parties hereto (including, without limitation, in contract, in tort, under federal or state securities laws or otherwise) with respect to the accuracy or completeness of any information made available or statements or omissions made by such person to any of the parties hereto or their agents or representatives (other than any such information or statements which are wilfully intended to be inaccurate or misleading) in connection with or relating to this Agreement or the merger.

  6.06 Severance Policy. The Surviving Corporation shall honor the Company's existing severance policy, i.e., to provide one week of severance pay for each year of employment with the Company to a maximum of 13 weeks of severance pay, with respect to current officers and staff directors of the Company, whose employment with the Company is terminated prior to the first anniversary of the Closing. The Surviving Corporation shall notify counsel to the Company on behalf of certain of the Selling Shareholders of any such terminations, and provide to such counsel any information such counsel may reasonably request regarding the termination.

                                  ARTICLE VII

                   CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to be performed hereunder shall be subject to the satisfaction (or waiver by the Company) at or prior to the Closing Date of each of the following conditions:

  7.01 Representations and Warranties True at Closing Date. Each of Buyer's representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date unless the representation is otherwise made as of a specified date; Buyer shall have complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by them on or before the Closing Date; and Buyer shall have delivered to the Company (i) a certificate dated the Closing Date in a form reasonably acceptable to the Company and signed by the duly authorized officers of each of Parent and Merger Sub to all such effects, and confirming such other matters as may be reasonably requested by the Company, (ii) copies, certified as true and correct by the Secretary of Buyer, of the resolutions of the Board of Directors authorizing and approving the transactions contemplated hereby of each of Parent and Merger Sub, and (iii) a certificate of the Secretary of each of Parent and Merger Sub certifying the names and true signatures of the officers of each of Parent and Merger Sub authorized to execute this Agreement and all other documents relating hereto.

  7.02 Litigation. No suit, investigation, action or other proceeding shall be pending against the Company, its Subsidiaries, or Parent or Merger Sub before any court or governmental agency which has resulted in or could reasonably be expected to result in the restraint or prohibition of the Company in complying with the terms of this Agreement or the consummation of the transactions contemplated hereby.

  7.03 Opinion of Counsel to Buyer. The Company shall have received from counsel to Buyer an opinion, dated the Closing Date, in a form reasonably satisfactory to counsel for the Company.

  7.04 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-merger filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

  7.05 Articles of Merger. Merger Sub shall have executed and delivered the Articles of Merger in accordance with Section 1.02 hereof.

  7.06 Shareholder Approval. This Agreement and the Merger shall have been approved and adopted at or prior to the Effective Time by the requisite vote of the shareholders of the Company in accordance with applicable law.

  7.07 Other Instruments and Documents. The Company shall have received such other instruments and documents from Buyer as the Company or its counsel may reasonably request from Buyer in connection with the transactions contemplated hereby.

                                 ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF BUYER

  The obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or waiver by Buyer) on or before the Closing Date of each of the following conditions:

  8.01 Representations and Warranties True at Closing Date. Each of the representations and warranties of the Company contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date unless the representation is otherwise made as of a specified date, and the effect of all items disclosed in any updates to the Schedules pursuant to
Section 12.18 hereof and/or the failure of any such representations and warranties to be true, correct and complete as of the Closing Date shall not have exceeded the Liability Threshold (as defined in Section 12.18). The Company shall have performed and complied in all respects with the respective covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and the Company shall have delivered to Buyer (i) a certificate dated the Closing Date in a form reasonably acceptable to Buyer and signed on behalf of the Company by its duly authorized officers to all such effects, and confirming such other matters as may be reasonably requested by Buyer, (ii) the Company's charter, certified by the Secretary of State of Tennessee, (iii) certificates of good standing from the Secretary of State of Tennessee and from those other states in which the Company is or is legally required to qualify to transact business as a foreign corporation,
(iv) copies certified as true and correct by the Secretary of the Company of the bylaws of the Company and the resolutions of the Company authorizing and approving the transactions contemplated hereby and (v) a certificate of the Secretary of the Company certifying the names and true signatures of the respective officers of the Company authorized to execute this Agreement and all other documents relating hereto.

  8.02 No Material Change. The Company shall not have suffered any Material Adverse Change since May 25, 1997 which Material Adverse Change exceeds the Liability Threshold.

  8.03 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened against the Company or Buyer before any court or governmental agency, which has resulted in the restraint or prohibition of any such party, or, in the reasonable written opinion of counsel for Buyer, could result in the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

  8.04 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-merger filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

  8.05 Other Necessary Consents. The Company shall have obtained all consents and approvals listed on Schedule 3.25. With respect to each such consent or approval, Buyer shall have received written evidence, reasonably satisfactory to it, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

  8.06 Opinion of Counsel to the Company. Buyer shall have received from counsel to the Company an opinion, dated the Closing Date, in a form reasonably satisfactory to counsel to Buyer.

  8.07 Resignations of Officers and Directors. All officers and directors of the Company shall have delivered to Buyer their resignations as officers and directors (but not as employees), effective as of the Closing Date, and releases limited to matters relating to their service as directors and/or officers. All trustees of the Company's employee benefit plans shall have delivered to Buyer their resignations as trustees, effective as of the Closing Date.

  8.08 Actions by Board of Directors. The Board of Directors of the Company shall have unanimously approved this Agreement, and authorized its execution, delivery and performance by the Company, and recommended its approval to the shareholders of the Company.

  8.09 Shareholder Approval; Dissenting Shares. This Agreement and the Merger shall have been approved and adopted at or prior to the Effective Time by the requisite vote of the shareholders of the Company in accordance with applicable law. Persons holding more than ten percent (10%) of the Shares on the Effective Date shall not have perfected their right to dissent from the Merger and receive payment for their Shares under the TBCA.

  8.10 Articles of Merger. The Company shall have executed and delivered the Articles of Merger in accordance with Section 1.02 hereof.

  8.11 [Intentionally Omitted]

  8.12 Other Instruments and Documents. Buyer shall have received such other instruments and documents from the Company as Buyer or its counsel may reasonably request from the Company in connection with the transactions contemplated hereby.

                                  ARTICLE IX

                                    CLOSING

  9.01 Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the Merger (the "Closing") shall take place at 11:00 a.m. on the date of approval of the Merger by the Company's Shareholders in the offices of Miller & Martin, or on such other date at such other time and place as the parties shall agree (the "Closing Date").

                                   ARTICLE X

                         TERMINATION PRIOR TO CLOSING

10.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

  (a) By the mutual written consent of the Company and Buyer;

  (b) By the Company in writing, without liability to the Company, if Buyer shall materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Company has notified Buyer of its intent to terminate this Agreement pursuant to this subparagraph (b);

  (c) By Buyer in writing, without liability to Buyer, if the Company shall materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Buyer has notified the Company of its intent to terminate this Agreement pursuant to this subparagraph (c);

  (d) By either of the Company or Buyer in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Company or Buyer, which prohibits or restrains the Company or Buyer from consummating the transactions contemplated hereby, provided that the Company or Buyer shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency;

  (e) By either of the Company or Buyer in writing, without liability to the terminating party, if for any reason the Closing has not occurred by October 31, 1997, other than as a result of the breach of this Agreement by the party attempting to terminate the Agreement;

  (f) By either of the Company or Buyer in writing pursuant to Section 12.11 hereof.

  (g) By either of the Company or Buyer pursuant to Section 12.18 hereof.

  10.02 Termination of Obligations. Termination of this Agreement pursuant to this Article X shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.03, 12.07 and 12.11 hereof; provided, however, that termination pursuant to subparagraphs (b), (c), (e) or
(f) of Section 10.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

                                  ARTICLE XI

                            [INTENTIONALLY OMITTED]

                                  ARTICLE XII

                                 MISCELLANEOUS

  12.01 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

  12.02 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

  12.03 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of Buyer, the Company may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity. Buyer may, upon written notice to the Company and without relieving itself of any Liability hereunder, assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more entities controlling, controlled by or under common control with Buyer.

  12.04 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

  12.05 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

  12.06 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

  12.07 Expenses. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, subject to the rights of such party contemplated under Section 10.02 with respect to a willful breach, violation of default by another party hereto.

  12.08 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier, if to the Company to:

                The Krystal Company
                The Krystal Building
                Chattanooga, Tennessee 37402
                Facsimile No. (423) 757-5660
                Attention: Carl D. Long

with a copy to:

                Miller & Martin
                Suite 1000, Volunteer Building
                832 Georgia Avenue
                Chattanooga, TN 37402
                Facsimile No. (423) 785-8480
                Attention: A. Alexander Taylor, II, Esq.

if to Buyer:

                c/o Briggs L. Tobin
                303 Peachtree Street, N.E., Suite 5300
                Atlanta, Georgia 30308
                Facsimile No. (404) 527-4198
                Attention: Philip H. Sanford

with a copy to:

                Long Aldridge & Norman LLP
                Suite 5300
                303 Peachtree Street, NE
                Atlanta, Georgia 30308
                Facsimile No. (404) 527-4198
                Attention: Clay C. Long, Esq.

  or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

  12.09 Governing Law. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of the State of Tennessee without giving effect to the principles of conflicts of law thereof.

  12.10 Public Announcements. So long as this Agreement is in effect, neither the Company nor Buyer shall issue or cause to be issued or published any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the consent of the other party, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, the SEC or NASDAQ, in which case the parties will deliver simultaneously a copy of such release or announcement to the other party.

  12.11 Acquisition Proposals. (a) Buyer has expended, and expects to expend in the future, substantial sums of time and money in connection with the legal, accounting, financial and due diligence work to be performed in conjunction with the transactions contemplated by this Agreement. For purposes of inducing Buyer to enter into this Agreement, except as set forth in this Section 12.11, the Company will not, and will direct its officers, directors and other representatives (including, without limitation, any financial advisor, attorney or accountant retained by the Company) not to, directly or indirectly, initiate, solicit, encourage, or participate in any way in discussions or negotiations with, or provide any information, data or assistance to, any third party (other than Buyer) concerning any acquisition of shares of capital stock of the Company or all or any significant portion of the assets of the Company or its Subsidiaries, directly or indirectly, whether by sale of capital stock, merger, consolidation, sale or lease of material assets, affiliation, joint venture, or other material transaction (collectively or individually, an "Alternate Proposal") for the period of time from the date hereof until the date specified in Section 10.01(e) (or such later period of time as the parties mutually agree pursuant to Section 10.01(a)). The Company will promptly notify Buyer in writing via facsimile (or hand delivery, if hand delivery would be equally prompt) of the terms of any proposal or contact it may receive in respect of any such Alternate Proposal. In the event the Company receives an unsolicited offer related to a type of transaction described in this paragraph, the Company shall promptly inform the person making such unsolicited offer of the existence of the Company's obligations under this Section 12.11 but shall not disclose the contents of this Section or this Agreement, and the Company shall, unless it determines that it wishes to consider such Alternate Proposal in the manner set forth in this Section 12.11(a), reject such offer and promptly notify Buyer of the nature of the proposed offer, the terms of the proposed offer, and the identity of the offeror. Notwithstanding the foregoing, the Company may, if it determines that it wishes to consider the Alternate Proposal, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any Alternate Proposal, if, and only to the extent that (A) (1) such entity has indicated a bona fide interest in making an offer not conditioned upon financing, that in the written opinion of The Robinson-Humphrey Company, Inc. would, if consummated, be on terms financially superior to those offered by the transactions contemplated by this Agreement (it being understood that any indication of such an intent to make such an offer may be dependent upon the information derived from the Company pursuant to such request for such information and access), (2) in the written opinion of The Robinson-Humphrey Company, Inc. the entity requesting such information and access is financially capable of consummating such offer, and (3) the Board of Directors, by majority vote, has determined in good faith and in the exercise of its fiduciary duties, based, to the extent legal matters are relevant to such fiduciary duties, on a written opinion of legal counsel, that furnishing such information and access and/or participation in discussions and negotiations with such entity or group concerning any such transaction is in the best interest of the stockholders of the Company; and (B) prior to furnishing information to, or entering into discussions or negotiations with, such person or entity, the Board promptly informs Buyer of any requests for information and the nature of the Board of Directors prompt response thereto; and (C) the Company (1) provides a copy of any written proposal to Parent or Merger Sub immediately after receipt thereof and thereafter keeps Parent and Merger Sub promptly advised of any development with respect thereto, and (2) grants Buyer the right, exercisable within seven (7) business days of the written notification of the terms of the Alternate Proposal, to enter an agreement on terms equal to any Alternate Proposal made to the Company and not rejected by the Company. If the Buyer declines to enter into an agreement on terms equal to any Alternate Proposal as provided in the immediately preceding sentence, the Company may terminate this Agreement without further liability hereunder except as provided in Section 12.11(b) hereof.

  (b) The Company acknowledges that Buyer has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the Company, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Agreement and the accomplishment of the transactions contemplated hereby, and will be unable to evaluate and make investments and/or acquire other entities due to this effort and expense. Therefore, to induce Buyer to enter into this Agreement, the Company agrees that in the event that any person shall have made an Alternate Proposal considered by the Company ("considered" for these purposes shall mean entering into negotiations on definitive documentation concerning such Alternate Proposal with such other person or entity) pursuant to or in breach of the proviso in the foregoing Section 12.11(a) and thereafter this Agreement is terminated by either party or terminates by its terms, then the Company shall promptly, but in no event later than five (5) days after such termination, pay Buyer a fee of Seven Million Five Hundred Thousand Dollars ($7,500,000), which amount shall be payable by wire transfer in same-day funds. The Company acknowledges that the agreements contained in this section are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 12.11, and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the fee set forth in this Section 12.11, the Company shall pay to Buyer its reasonable costs and expenses (including attorneys' fee) in connection with such suit, together with prejudgment interests on the amount of the fee at a floating rate equal to the prime rate of SunTrust Bank N.A. of Georgia.

  12.12 The Company's Knowledge. As of the date hereof as used herein, the term "to the knowledge of the Company" shall mean the knowledge of any director, the Chairman, President and Vice President and Chief Financial Officer, of the Company or any Subsidiary thereof. As of the Closing Date, the term "to the knowledge of the Company" shall mean the knowledge of any director, executive officer or staff director of the Company or any Subsidiary thereof.

  12.13 No Third-Party Beneficiaries. With the exception of the parties to this Agreement, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

  12.14 "Including." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as nonexclusive, non-characterizing illustration.

  12.15 "Gender and Number."' Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

  12.16 References. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

  12.17 Survival of Representations. The representations and warranties of the Company contained in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith shall terminate at the Closing.

  12.18 Updates to Schedules. After the date hereof, the Company may supplement any of the Schedules (or propose new Schedules, if necessary) with respect to matters of which the Company becomes aware after the most recent accepted version of such Schedules by written notice (including all appropriate supporting documentation). Submission of Schedules (including any supplements) shall be in writing delivered by fax or overnight carrier to the other party's counsel. The proposed or supplemented Schedules shall be deemed accepted and thereby become a Schedule to this Agreement unless: (i) the effect of all items disclosed in such proposed or supplemented Schedule would, individually or in aggregate with the effect of all previously undisclosed items disclosed in other Schedules which were proposed or supplemented after the date hereof, would, in the Buyer's reasonable opinion following consultation with the Company, reflect or result in an aggregate liability of the Company in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Liability Threshold"), provided that in determining whether the Liability Threshold has been reached, any materiality, knowledge or similar qualifications in any representation or warranty of the Company (other than the knowledge qualification set forth in Section 3.18(f) with respect to all Real Property except the Real Property owned or leased by the Company's Subsidiary) shall not be taken into account; and (ii) within ten (10) business days of receipt of such proposed or supplemented Schedule, Buyer's counsel provides written notice to counsel for the Company by fax or overnight courier reasonably detailing the objection thereof and changes in such proposal which would make the same acceptable. Should the parties be able to resolve written objections within ten (10) business days thereafter, then either party may withdraw from this Agreement and terminate it without any obligation or liability of any sort and this Agreement shall be treated as never having been executed or delivered.

                       [SIGNATURES APPEAR ON NEXT PAGE]

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the date indicated on the first page hereof.

                                          THE COMPANY:

                                          THE KRYSTAL COMPANY


                                          By:   /s/ Carl D. Long
                                             ----------------------------------
                                           Name:  Carl D. Long
                                                 ------------------------------
                                             Title: Chairman
                                                    ---------------------------

                                          PARENT:

                                          PORT ROYAL HOLDINGS, INC.

                                          By: /s/ Phillip H. Sanford
                                              ---------------------------------
                                             Name: Phillip H. Sanford
                                                  -----------------------------
                                             Title: President
                                                    ---------------------------

                                          MERGER SUB:

                                          TKC ACQUISITION CORP.

                                          By: /s/ Phillip H. Sanford
                                              ---------------------------------
                                             Name: Phillip H. Sanford
                                                   ----------------------------
                                             Title: President
                                                    ---------------------------

ATTACHMENT II

                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT (this "Agreement"), is made and entered into as
of this   day of July, 1997, by and among PORT ROYAL HOLDINGS, INC., a Georgia corporation ("Newco"), and R. B. DAVENPORT, III and R. B. DAVENPORT, IV (collectively, the "Individual Shareholders"), FIRST TENNESSEE BANK NATIONAL ASSOCIATION, TRUSTEE U/A/W MARY M. PURSE, DATED JUNE 18, 1963, GORDON L. DAVENPORT, JR. AND FIRST TENNESSEE BANK NATIONAL ASSOCIATION, TRUSTEES U/A/W MARY M. PURSE, DATED DECEMBER 31, 1965, (collectively, the "Trust Shareholders") (the Individual Shareholders and the Trust Shareholders, collectively, the "Shareholders"), each a shareholder of THE KRYSTAL COMPANY, a Tennessee corporation (the "Company").

WHEREAS, Newco and the Company intend to enter into an agreement and plan of merger, substantially in the form attached hereto as Exhibit A (such agreement and plan of merger and any amendments thereto being hereinafter referred to as the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of Newco will be merged with and into the Company and the shareholders of the Company will be entitled to receive an amount in cash to be set forth in the Merger Agreement for each of the shares of Common Stock, without par value, of the Company (the "Common Stock") held by them (the "Merger");

WHEREAS, Newco desires to obtain from Shareholders an option to purchase all of the shares of Common Stock owned by Shareholders in accordance with the terms set forth herein; and

  WHEREAS, Newco and Shareholders desire to make certain agreements with respect to voting on the Common Stock owned by Shareholders.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE OPTION

  1.1 Grant of Option; Option Price. Shareholders, severally and not jointly, hereby irrevocably grant to Newco an option (the "Option") to purchase the shares of Common Stock owned by Shareholders and all rights related thereto directly or as trustee or custodian as of the date hereof and listed on
Schedule 1.1 hereto (the "Shares"), at a purchase price in cash equal to $14.50 per share (the "Option Price"), exercisable under the terms and during the period set forth herein.

  1.2 Option Term. The Option shall expire upon the first to occur of: (a) the Effective Time of the Merger as defined in the Merger Agreement; (b) the termination of the Option by Newco by written notice thereof to Shareholder; or (c) October 31, 1997 (the "Option Term").

  1.3 Exercise of Option; Closing.

  (a) The Option may be exercised by Newco for not less than all of the Shares at any time until the expiration of the Option Term, by written notice delivered to Shareholders. The notice shall also set forth the closing date of the transfer of the Shares, which date shall not be earlier than twenty-four
(24) hours from the time of delivery of such notice nor more than five (5) business days thereafter (the "Closing Date").

  (b). The closing shall take place on the Closing Date at the offices of Miller & Martin in Chattanooga, Tennessee at such time or at such other place as may be mutually agreed upon (the "Closing"). At the Closing, Newco shall deliver to each Shareholder an amount in cash by wire transfer of immediately available funds equal to the Option Price multiplied by the number of Shares held by such Shareholder. At the Closing, Shareholders shall deliver to Newco the certificates representing the Shares, in negotiable form, accompanied by duly executed stock powers endorsed in blank, with all signatures thereon guaranteed by a member firm of a registered national securities exchange or by a commercial bank or trust company having an office in the United States.

  1.4 Independent Contract Consideration. Within three (3) business days after the execution of this Agreement by the parties hereto, Newco will deliver to each Shareholder the amount of One Hundred and No/100 Dollars ($100.00) (the "Independent Contract Consideration") which amount has been bargained for and agreed to as consideration for each Shareholder's execution of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

  2.1 Representations and Warranties of Shareholders. Shareholders, severally and not jointly, hereby represent and warrant to, and agree with, Newco that:

  (a) Shareholders own, of record and beneficially, good and valid title to the Shares and have full right, power and authority to sell, grant an option upon, and grant a proxy with respect to, the Shares;

  (b) The Shares are now, and will be at all times during the Option Term, held by Shareholders free and clear of all liens, pledges, security interests, claims or other encumbrances and will not be sold, transferred, pledged or assigned, except pursuant to the Option or in accordance with the terms of the Merger Agreement;

  (c) Upon delivery of the Shares to Newco, Newco shall receive good and marketable title to all Shares, free and clear of all liens, pledges, security interests, claims or other encumbrances;

  (d) This Agreement constitutes a legal, valid and binding agreement of Shareholders and neither the execution of this Agreement nor the consummation by Shareholders of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any judgment, decree, statute or regulation of any governmental authority applicable to Shareholders or any contract, commitment, agreement, or restriction of any kind to which any Shareholder is a party or by which any Shareholder is bound; and

  (e) The Trustees of the Trust Shareholders are duly authorized and acting Trustees of the Trust Shareholders. Pursuant to the powers granted to such Trustees as Trustees of the Trust Shareholders, such Trustees have the authority to bind the Trust Shareholders in the transaction contemplated by this Agreement. The Trustees of the Trust Shareholders hold good, legal, marketable title to the Trust Shares; however, the Trust Shares are not registered under the Securities Act of 1933, as amended or any state securities laws.

                                  ARTICLE III

                      ADDITIONAL COVENANTS AND AGREEMENTS

  3.1 Filings. Shareholders and Newco each agree to cooperate with one another in assisting the Company to make, any and all filings required by the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of this Agreement and the transactions contemplated hereby.

  3.2 Voting Agreement and Grant of Proxy. Shareholders agree that during the term of this Agreement: (a) all of the Shares shall be voted by Shareholders in favor of the Merger or any other business combination agreed upon between the Company and Newco provided that the cash consideration paid to Shareholders in such other business combination at least equals $14.50 per share (or any affiliate of Newco); and (b) if so requested by Newco, Shareholders shall grant an irrevocable proxy in favor of such individuals as Newco may designate so as to enable such designees to vote in favor of the Merger or such other business combination and upon any other matter relating thereto which may be presented to shareholders of the Company and, at such time, Shareholders shall execute the form of proxy set forth in Exhibit B hereto.

  3.3 No Negotiations. During the term of this Agreement, neither Shareholders nor any affiliates or agents of Shareholders shall, directly or indirectly, take any action to seek, encourage or support, or participate in any way in discussions or negotiations with, or provide any information, data or assistance to any party (other than Newco) concerning any acquisition of (a) the Shares, and (b) other securities of the Company or any right, option or warrant to purchase any such securities or all or any significant portion of the assets of the Company or its Subsidiaries; provided, however, that the foregoing clause (b) shall not be construed to prohibit Shareholders acting in their capacity as members of the Board of Directors of the Company from obtaining from any person which makes an unsolicited offer to the Company with respect to any such acquisition or similar transaction, any information which they in good faith believe is relevant to their analysis of such offer or from considering such offer if, in the opinion of their or the Company's counsel, the exercise of their fiduciary duties requires them to do so.

  3.4 Negative Covenants. During the term of this Agreement, neither Shareholders nor any affiliates or agents of Shareholders shall (a) grant any proxy with respect to any of the Shares to any corporation, partnership, person or other entity or group (other than to Newco or its designees), (b) vote any of the Shares in favor of a proposal for the dissolution of, or a merger, consolidation, sale of assets or other similar transaction involving, the Company other than as contemplated by Section 3.2 above, (c) provide to any corporation, partnership, person or other entity or group (other than Newco or its designees) any information (other than publicly available information or information required to be disclosed by law) concerning the Company, its business, operations or assets, or (d) take any other action which is intended to frustrate the Merger, other than as contemplated by
Section 3.3 or Section 4.1 hereof.

                                  ARTICLE IV

                              GENERAL AGREEMENTS

  4.1 Agreement as Shareholders. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary duty any of the Shareholders may have as a member of the Board of Directors of the Company, provided that no such duty shall excuse any of the Shareholders from his or her obligation as a shareholder of the Company to vote the Shares as herein provided and to otherwise comply with each of the terms and conditions of this Agreement.

  4.2 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

  4.3 Remedy for Breach. Shareholders and Newco each acknowledge and agree that any remedy at law would be inadequate compensation for any breach or threatened breach of the provisions of this Agreement, including without limitation the provisions of Sections 1.1 and 3.2. Accordingly, the parties specifically agree that the non-breaching party shall be entitled to specific performance of all of the other party's obligations hereunder. This provision shall not be interpreted to diminish or limit the right of either party to claim all other available remedies.

  4.4 Benefit. The authority conferred or agreed to be conferred by Shareholders in this Agreement shall not be terminated by operation of law and shall survive the death, incapacity or dissolution of Shareholders. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, personal representatives, heirs and assigns. This Agreement may not be assigned, except by Newco to an entity controlling, controlled by or under common control with Newco.

  4.5 Further Assurance. Shareholders shall take such actions, furnish such information, and prepare, cooperate in preparing, and execute and deliver to Newco such additional documents, instruments or certificates as Newco may reasonably request to enable Newco to obtain all rights and benefits provided it hereunder.

  4.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier to the address set forth below the signatures of the undersigned or such other address as shall be specified in writing. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business on the third business day after the day it is so placed in the mail, or if earlier, the time of actual receipt.

  4.7 Expenses. Each party shall pay its expenses in connection with the execution and performance of this Agreement.

  4.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  4.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed an original, and which shall constitute the same instrument.

  4.10 Governing Law. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of laws thereof.

  4.11 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and understanding and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Without limiting the generality of the preceding sentence, Shareholders specifically acknowledge that there is no agreement or understanding as to the circumstances in which Newco may exercise the Option (except as specifically set forth in this Agreement) or as to the sale, transfer or other disposition by Newco of any Shares acquired by Newco pursuant to the Option; provided, however, that Newco acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities law.

                       [SIGNATURES APPEAR ON NEXT PAGE]

  IN WITNESS WHEREOF, Newco and Shareholders have caused this Stock Option Agreement to be executed, all as of the date first above written.

                                          "SHAREHOLDERS"
Address:
c/o ELD Associates
500 The Krystal Building
                                          /s/ R. B. Davenport, III
One Union Square                          -------------------------------------
Chattanooga, Tennessee 37402              R. B. Davenport, III

Address:
c/o ELD Associates
500 The Krystal Building
                                          /s/ R. B. Davenport, IV
One Union Square                          -------------------------------------
Chattanooga, Tennessee 37402              R. B. Davenport, IV

Address:                                  First Tennessee Bank National
                                          Association,
701 Market Street                         Trustee u/a/w Mary M. Purse, dated
                                          June 18, 1963
Chattanooga, TN 37402


                                          By: /s/ Mary L. Drazich
                                             ----------------------------------

                                          Name: Mary L. Drazich, Vice
                                               President & Trust Officer
                                          Trustee

Address:                                  Gordon L. Davenport, Jr. and First
                                          Tennessee Bank National Association,
701 Market Street
                                          Trustees u/a/w Mary M. Purse, dated
Chattanooga, TN 37402                     December 31, 1965


                                          By: /s/ Mary L. Drazich
                                             ----------------------------------

                                          Name: Mary L. Drazich, Vice
                                               President & Trust Officer
                                          Trustee

                                          /s/ Gordon L. Davenport, Jr.
                                          -------------------------------------
                                          Gordon L. Davenport, Jr.

                                          "NEWCO"

Address:                                  PORT ROYAL HOLDINGS, INC.
c/o Briggs L. Tobin

303 Peachtree Street, Suite 5300

Atlanta, Georgia 30308

                                          By: /s/ Philip H. Sanford
                                             ----------------------------------

                                          Name: Philip H. Sanford

                                          Title: President

ATTACHMENT III

                      THE ROBINSON-HUMPHREY COMPANY, INC.

    CORPORATE                                               INVESTMENT BANKERS
     FINANCE                                                    SINCE 1894
   DEPARTMENT

                                 July 3, 1997

Board of Directors
The Krystal Company
The Krystal Building
One Union Square
Chattanooga, Tennessee 37402

Dear Sirs:

  We understand that The Krystal Company (the "Company") is considering a proposed plan of merger among the Company, Port Royal Holdings, Inc. (the "Parent") and TKC Acquisition Corp., a wholly owned subsidiary of the Parent. We understand that under this plan of merger (the "Proposed Transaction"), the holders of the issued and outstanding shares of Common Stock of the Company shall receive as consideration $14.50 in cash per share, and the Company shall become a direct or indirect wholly owned subsidiary to the Parent. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated July 3, 1997 by and among the Parent, TKC Acquisition Corp. and the Company (the "Agreement").

  We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered in the Proposed Transaction.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement (2) publicly available information concerning the Company which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's Common Stock from May 14, 1992 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant, and (7) certain historical data relating to acquisitions of publicly traded companies, including percentage premiums and price/earnings ratios paid in such acquisitions. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

  We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections provided by the Company, we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have no solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is in part contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We served as co-managing underwriter of the Company's initial public offering of Common Stock and have also performed various investment banking services for the Company in the past, and have received customary fees for such services. In the ordinary course of our business, we actively trade in the Common Stock of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered in the Proposed Transaction is fair to the stockholders of the Company.

                                          Very truly yours,

                                          THE ROBINSON-HUMPHREY COMPANY, INC.

LOGO

                              THE KRYSTAL COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of THE KRYSTAL COMPANY appoints R. B. Davenport, III, Carl D. Long and R. B. Davenport, IV, or any of them, proxies, with full power of substitution, to vote at the Special Meeting of Shareholders to be held at the Ballroom of the Clarion Hotel, 407 Chestnut Street, Chattanooga, Tennessee, at 10:00 a.m. on Friday, September 26, 1997, and any adjournment or adjournments thereof, the shares of Common Stock of THE KRYSTAL COMPANY which the undersigned is entitled to vote, on all matters that may properly come before the Special Meeting.

1. To approve and adopt the Agreement and Plan of Merger by and among the Company, Port Royal Holdings, Inc. and TKC Acquisition Corp. dated July 3, 1997.

                   [_] FOR      [_] AGAINST      [_] ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                           (CONTINUED ON OTHER SIDE)

LOGO

                          (CONTINUED FROM OTHER SIDE)

  YOU ARE URGED TO CAST YOUR VOTE BY MARKING THE APPROPRIATE BOXES. PLEASE NOTE THAT UNLESS A CONTRARY INTENTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1.

                                    ___________________________________________
                                                    (SIGNATURE)

                                    ___________________________________________
                                                    (SIGNATURE)

                                    Dated:         , 1997

  IMPORTANT: PLEASE SIGN YOUR NAME OR NAMES EXACTLY AS SHOWN HEREON AND DATE YOUR PROXY IN THE BLANK SPACE PROVIDED ABOVE. FOR JOINT ACCOUNTS, EACH JOINT OWNER MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER.